UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Cardiovascular Systems, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: (877) 274-0360
March 23, 2023
Dear Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Cardiovascular Systems, Inc. (“CSI”) to be held virtually on April 27, 2023, at 12:00 p.m., Central Time. The Special Meeting will be a virtual meeting that will be conducted live via webcast. You will be able to attend the Special Meeting online by visiting www.virtualshareholdermeeting.com/CSII2023SM. You will also be able to vote your Shares (as defined below) electronically at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated February 8, 2023 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among CSI, Abbott Laboratories, an Illinois corporation (“Abbott”), and Cobra Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Abbott (“Merger Sub”), providing for the acquisition of CSI by Abbott, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CSI’s named executive officers that is based on or otherwise relates to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Upon the terms and subject to the conditions of the Merger Agreement, Abbott will acquire CSI via the merger of Merger Sub with and into CSI, with the separate corporate existence of Merger Sub thereupon ceasing and CSI continuing as the surviving corporation and a wholly-owned subsidiary of Abbott (the “Merger”).
If the Merger is completed, you will be entitled to receive $20.00 in cash, without interest, for each share of CSI common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), that you own immediately prior to the time at which the Merger will become effective (unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights), which represents a premium of approximately 50% to the closing price of the Shares on February 8, 2023, the last full trading day prior to the time at which the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement were approved by CSI’s Board of Directors (the “Board of Directors”), the Merger Agreement was executed by the parties and entry into the Merger Agreement was publicly announced.
The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of CSI and its stockholders, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by and on behalf of CSI, (iii) resolved to recommend the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of CSI, and (iv) directed that the Merger Agreement be submitted to the stockholders of CSI for adoption.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The accompanying proxy statement provides detailed information about the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, and the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We urge you to read both the proxy statement and Merger Agreement carefully in their entirety.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. You should carefully read and consider the entire proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and the other transactions contemplated by the Merger Agreement, and how they affect you.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend, and vote at, the Special Meeting, then your vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of Shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of all outstanding Shares as of the close of business on March 14, 2023, which is the record date for the Special Meeting.
Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, and who object in writing to the Merger prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section titled “The Merger—Appraisal Rights” in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement, will be entitled to appraisal rights to obtain the “fair value” of their Shares.
If you have any questions concerning the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your Shares, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street - 22nd Floor
New York, New York 10005
Stockholders call toll-free: (866) 796-7184
Banks and brokers call collect: (212) 269-5550
Email: CSII@dfking.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Scott R. Ward
Chairman of the Board
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or passed upon the adequacy or accuracy of the disclosure in this document and any documents incorporated by reference. Any representation to the contrary is a criminal offense.
This proxy statement is dated March 23, 2023 and is first being mailed to stockholders on or about March 23, 2023.

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: (877) 274-0360

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on April 27, 2023 at 12:00 p.m., Central Time
Notice is hereby given of a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Cardiovascular Systems, Inc., a Delaware corporation (“CSI”), to be held as a virtual meeting on April 27, 2023 at 12:00 p.m., Central Time, via live webcast available at www.virtualshareholdermeeting.com/CSII2023SM, for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated February 8, 2023 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among CSI, Abbott Laboratories, an Illinois corporation (“Abbott”), and Cobra Acquisition Co., a Delaware corporation (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Abbott will acquire CSI via a merger of Merger Sub with and into CSI, with the separate corporate existence of Merger Sub thereupon ceasing and CSI continuing as the surviving corporation and a wholly-owned subsidiary of Abbott (the “Merger”);

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CSI’s named executive officers that is based on or otherwise relates to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on March 14, 2023, the record date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
CSI’s Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
All CSI stockholders are invited to attend the Special Meeting virtually at www.virtualshareholdermeeting.com/CSII2023SM. Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote virtually, your vote will revoke any proxy that you have previously submitted. If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
By Order of the Board of Directors,
Sincerely,

Alexander Rosenstein
General Counsel and Corporate Secretary
St. Paul, Minnesota
March 23, 2023

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2023
This proxy statement is available on the investor relations page of our website at investors.csi360.com. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference. We intend to commence mailing of these proxy materials on or about March 23, 2023 to all stockholders of record entitled to vote at the Special Meeting.
A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the 10 days prior to the Special Meeting at our principal executive offices, located at 1225 Old Highway 8 Northwest, St. Paul, Minnesota 55112. Stockholders may examine the list for any legally valid purpose related to the Special Meeting.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your Shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.
If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) vote virtually at the Special Meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal (as defined below).
You should carefully read and consider this entire proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into this proxy statement, as they contain important information about, among other things, the Merger and the other transactions contemplated by the Merger Agreement, and how they affect you. If you have any questions concerning the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street - 22nd Floor
New York, New York 10005
Stockholders call toll-free: (866) 796-7184
Banks and brokers call collect: (212) 269-5550
Email: CSII@dfking.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Cobra Acquisition Co., a wholly-owned subsidiary of Abbott Laboratories, with and into Cardiovascular Systems, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement titled “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “CSI,” “we,” “our,” “us” and similar words refer to Cardiovascular Systems, Inc., including, in certain cases, its subsidiaries. Throughout this proxy statement, we refer to Abbott Laboratories as “Abbott” and Cobra Acquisition Co. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated February 8, 2023, by and among CSI, Abbott and Merger Sub, as it may be amended, modified or supplemented from time to time, as the “Merger Agreement,” the date of the Merger Agreement as the “Signing Date,” the date on which the Merger occurs as the “Closing Date,” and the holders of our Shares as “stockholders.”
The Special Meeting
Place, Date and Time
The Special Meeting will be held as a virtual meeting that will be conducted via webcast at 12:00 p.m., Central Time, on April 27, 2023. You will be able to attend and vote your Shares (as defined below) during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/CSII2023SM.
Purpose of the Special Meeting
At the Special Meeting, stockholders of record as of the close of business on March 14, 2023 (the “Record Date”) will be asked to consider and vote on:
•	a proposal to adopt the Merger Agreement;
•
a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CSI’s named executive officers that is based on or otherwise relates to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

•
a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the Special Meeting may be acted upon at the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
You are entitled to receive notice of, and vote at, the Special Meeting if you owned any share(s) of common stock of CSI, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), on the Record Date. Each holder of Shares shall be entitled to one vote for each such Share owned on the Record Date on all matters properly coming before the Special Meeting.
As of the Record Date, there were 42,198,048 Shares outstanding and entitled to vote at the Special Meeting. A quorum is necessary to adopt the Merger Agreement and approve the Compensation Proposal. A quorum is the minimum number of Shares required to be present at the Special Meeting for the Special Meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy duly authorized, of the holders of record of a majority of the outstanding Shares entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee based on your instructions), if you vote at the Special Meeting or if you attend the Special Meeting but abstain from voting. If you hold your Shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your Shares should be voted at the Special Meeting, those Shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum.
The Special Meeting may be adjourned whether or not a quorum is present.
Vote Required; Abstentions and Failure to Vote
The affirmative vote of the holders of a majority of all outstanding Shares on the Record Date is required to adopt the Merger Agreement. Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the Special Meeting, abstain from voting at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” the proposal to adopt the Merger Agreement. As of March 14, 2023, the Record Date for the Special Meeting, 21,099,025 Shares constitute a majority of the issued and outstanding Shares.
Approval of the Compensation Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the Shares represented at the Special Meeting.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as Shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the same effect and be counted as a vote “AGAINST” each of the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal.
Failure to vote your Shares (including a failure of your broker, bank or other nominee to vote Shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your Shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal or the Compensation Proposal. If your Shares are deemed present or represented by proxy, then a failure to vote your Shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those Shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in “street name” gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.
Shares Held by CSI’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,387,360 Shares, representing approximately 3.3% of the Shares outstanding on the Record Date (and approximately 3.9% of the Shares outstanding when taking into account CSI RSUs (as defined below) beneficially owned, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective Shares (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
The Merger
Parties Involved in the Merger
Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc. is a medical technology company leading the way in the effort to successfully treat patients suffering from peripheral and coronary artery diseases, including those with arterial calcium, the most difficult form of arterial disease to treat. CSI is committed to clinical rigor, constant innovation and a defining drive to set the industry standard to deliver safe and effective medical devices that improve the lives of patients facing this difficult disease state. CSI has developed a patented orbital atherectomy systems (“OAS”) for both peripheral and coronary clinical applications. The primary base of CSI’s business is catheter-based platforms capable of treating a broad range of vessel sizes and plaque types, including calcified plaque, which address many of the limitations associated with other treatment alternatives. To date, more than 670,000 patients have been treated with our OAS devices and CSI continues to expand our business to serve more patients with cardiovascular disease.
The common stock of Cardiovascular Systems, Inc. is traded on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “CSII.”
CSI was incorporated in Delaware in 2000. CSI’s principal executive office is located at 1225 Old Highway 8 Northwest, St. Paul, Minnesota 55112. CSI’s telephone number is (877) 274-0360. For more information, please see the sections of this proxy statement titled “Where You Can Find More Information” and “The Merger—Parties Involved in the Merger—CSI.”
Abbott Laboratories
Abbott Laboratories, an Illinois corporation, is a global healthcare leader that helps people live more fully at all stages of life. Abbott’s portfolio of life-changing technologies spans the spectrum of healthcare, with leading businesses and products in diagnostics, medical devices, nutritionals and branded generic medicines. Abbott’s 115,000 colleagues serve people in more than 160 countries. Abbott shares are listed on the NYSE under the symbol “ABT.” Abbott shares are also listed on the Chicago Stock Exchange and traded on various regional and electronic exchanges. Outside of the U.S., Abbott shares are listed on the SIX Swiss Exchange. Abbott’s principal executive office is located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. Abbott’s telephone number is (224) 667-6100. For more information, please see the section of this proxy statement titled “The Merger—Parties Involved in the Merger—Abbott.”
Cobra Acquisition Co.
Cobra Acquisition Co. is a Delaware corporation and a wholly-owned subsidiary of Abbott that was formed solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with facilitating Abbott’s acquisition of CSI. Upon the completion of the Merger, the separate corporate existence of Merger Sub will cease and CSI will continue as the surviving corporation and a wholly-owned subsidiary of Abbott (the “surviving corporation”).

Merger Sub’s principal executive office is located at c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. Merger Sub’s telephone number is (224) 667-6100. For more information, please see the section of this proxy statement titled “The Merger—Parties Involved in the Merger—Merger Sub.”
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into CSI, with the separate corporate existence of Merger Sub thereupon ceasing and CSI continuing as the surviving corporation and a wholly-owned subsidiary of Abbott. As a result of the Merger, the Shares will no longer be publicly traded, and will be delisted from Nasdaq. In addition, the Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and CSI will no longer file periodic reports under the Exchange Act with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.
The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as CSI and Abbott may agree in writing and specify in the certificate of merger) (the “Effective Time”).
Effect on CSI if the Merger is Not Completed
If the Merger Agreement is not adopted by the stockholders, or if the Merger is not completed for any other reason:
•	the stockholders will not be entitled to, nor will they receive, any payment for their respective Shares pursuant to the Merger Agreement;
•
CSI will remain an independent public company, the Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and CSI will continue to file periodic reports under the Exchange Act with the SEC;

•	under certain specified circumstances, CSI will be required to pay Abbott a termination fee of $26,500,000 (the “CSI Termination Fee”) upon or following the termination of the Merger Agreement; and
•	under certain specified circumstances, Abbott will be required to pay CSI a termination fee of $26,500,000 (the “Abbott Termination Fee”) following the termination of the Merger Agreement.
For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
Merger Consideration
CSI Common Stock
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by CSI, Abbott or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the Effective Time (the “Excluded Shares”) or (ii) the Shares issued and outstanding immediately prior to the Effective Time and held by holders who are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”) and have properly demanded appraisal in accordance with Section 262 of the DGCL (and who have not failed to perfect or otherwise effectively withdrawn or lost the right to appraisal) (the “Dissenting Shares”) will be converted automatically into the right to receive $20.00 in cash, without interest (the “Merger Consideration”).
At or before the Effective Time, Abbott will deposit, or cause to be deposited, with a paying agent, appointed for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid under the Merger Agreement. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each Share that you own, but you will no longer have any rights as a stockholder of CSI. Stockholders who properly exercise their appraisal rights have the right to receive payment for the “fair value” of their Shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law. For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”
Treatment of CSI Options, Restricted Shares and CSI RSUs
The Merger Agreement provides that, at the Effective Time, each:
•	issued and outstanding option to purchase Shares granted under any CSI stock plan (each, a “CSI Option”), to the extent unvested, will accelerate and become fully vested and exercisable;
•
outstanding and unexercised CSI Option (including after giving effect to the acceleration described above) with an exercise price per Share lower than the Merger Consideration will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (i) the number of Shares for which such CSI Option is exercisable and (ii) the excess of the Merger Consideration over the per Share exercise price of such CSI Option, subject to applicable tax withholding;

•	outstanding and unexercised CSI Option with an exercise price per Share equal to or greater than the Merger Consideration will be cancelled without the payment of consideration;
•
issued and outstanding Share that is subject to vesting (whether time-based or performance-based), repurchase or other lapse restriction outstanding under any CSI stock plan (each, a “Restricted Share”) will accelerate, become immediately vested and will be treated as other Shares in the Merger, subject to applicable tax withholding; and

•
issued and outstanding restricted stock unit representing the right to vest in and be issued Shares or the cash equivalent thereof granted under any CSI stock plan (each, a “CSI RSU”), to the extent unvested, will accelerate and become fully vested, and each outstanding CSI RSU (after giving effect to the accelerated vesting) will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (i) the number of Shares subject to such CSI RSU and (ii) the Merger Consideration, subject to applicable tax withholding.

Recommendation of the CSI Board of Directors
After considering various factors described in the section of this proxy statement titled, “The Merger—Recommendation of CSI’s Board of Directors and Reasons for the Merger,” CSI’s Board of Directors (the “Board of Directors”) unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of CSI and its stockholders, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by and on behalf of CSI, (iii) resolved to recommend the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of CSI, and (iv) directed that the Merger Agreement be submitted to the stockholders of CSI for adoption.
The Board of Directors also unanimously recommends that the stockholders vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Prior to receipt of the Stockholder Approval (as defined below), under certain specified circumstances, the Board of Directors may withdraw or change the foregoing recommendation if the Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) that an Acquisition Proposal (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation”) that did not result from a material breach of CSI’s non-solicitation obligations set forth in the Merger Agreement is more favorable to the stockholders from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement and that a failure to so withdraw or change the foregoing recommendation would be inconsistent with its fiduciary duties under applicable law, subject to certain matching rights in favor of Abbott. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing Abbott five business days to make adjustments in the terms and conditions of the Merger Agreement in response to any such Acquisition Proposal and an additional five business days to make such adjustments in response to any changes to the material terms of such Acquisition Proposal. The termination of the Merger Agreement by Abbott, prior to receipt of the Stockholder Approval (as defined below), following the withdrawal or change by the Board of Directors of its recommendation that the stockholders adopt the Merger Agreement will result in the payment by CSI of the CSI Termination Fee. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation.”
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, dated December 15, 2022, CSI retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with a possible acquisition of CSI by any third party, including the Merger.
At the meeting of the Board of Directors held on February 8, 2023, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to the holders of Shares. J.P. Morgan has confirmed its February 8, 2023 oral opinion by delivering its written opinion, dated as of February 8, 2023, to the Board of Directors, that, as of such date, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to the holders of Shares.
The full text of the written opinion of J.P. Morgan, dated as of February 8, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. CSI stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the consideration to be paid in the Merger to the holders of Shares and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in the Merger to the holders of any other class of securities, creditors or other constituencies of CSI or as to the underlying decision by CSI to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or any other matter. For a description of the opinion that the Board of Directors received from J.P. Morgan, see the section of this proxy statement titled “The Merger—Opinion of J.P. Morgan Securities LLC.”
Interests of CSI’s Directors and Executive Officers in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that some of CSI’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, were fair to, advisable, and in the best interests of CSI and its stockholders, in reaching its decision to authorize and approve the execution, delivery and performance of the Merger Agreement by and on behalf of CSI, in making its recommendation to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of CSI and in directing that the Merger Agreement be submitted to the stockholders for adoption. These interests include:
•
at the Effective Time of the Merger, each CSI Option, Restricted Share and CSI RSU will receive the treatment described in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs”;

•
continued eligibility of CSI’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under the terms of their employment agreements or pursuant to a benefit plan offered by CSI (as applicable), as described in more detail in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger— Potential Contractual Payments to Executive Officers in Connection with the Merger”;

•
eligibility of CSI’s directors to receive accelerated vesting of their CSI RSUs, as described in more detail in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.
If the proposal to adopt the Merger Agreement is approved, the Shares held by CSI directors and executive officers will be treated in the same manner as outstanding Shares held by all other stockholders. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger.”
Appraisal Rights
If the Merger is consummated and certain conditions are met, stockholders who continuously hold Shares through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their Shares (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the Delaware Court of Chancery, as described further below in lieu of receiving the Merger Consideration. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Merger Consideration. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.
Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their Shares or who wish to preserve their rights to do so should review Annex C carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein may result in the loss of such rights.
To exercise appraisal rights, stockholders must: (i) submit a written demand for appraisal to CSI before the stockholder vote is taken on the proposal to adopt the Merger Agreement at the Special Meeting; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold Shares of record through the Effective Time; and (iv) comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to timely and fully comply with the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of CSI unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of the version of Section 262 of the DGCL applicable to the Merger Agreement is reproduced in Annex C to this proxy statement. If you hold your Shares through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of the Merger Consideration by U.S. Holders (as defined in the section of this proxy statement titled, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for Shares pursuant to the Merger will be a taxable transaction to such stockholders for U.S. federal income tax purposes. Each such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of Merger Consideration that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Shares surrendered in the Merger. Backup withholding taxes may also apply to the payments of Merger Consideration made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.
A stockholder that is a Non-U.S. Holder (as defined in the section of this proxy statement titled, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S.

federal income tax with respect to the exchange of Shares for Merger Consideration in the Merger unless such Non-U.S. Holder has certain connections to the U.S., but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
You should read the section of this proxy statement titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
This proxy statement contains a general discussion of U.S. federal income tax consequences of the Merger. You should also consult your own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of your particular circumstances and any consequences arising under U.S. federal estate, gift and other income and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Required Regulatory Approvals
Under the Merger Agreement, the Merger cannot be consummated until the waiting period under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) applicable to the Merger and the other transactions contemplated by the Merger Agreement (or any extension thereof, including the expiration or termination of any timing agreement entered into with any governmental authority) has expired or been terminated and all consents, approvals or authorizations of, declarations or filings with or notices to any governmental authority pursuant to any other applicable competition law or foreign investment law in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement as reasonably determined by Abbott to be applicable to the Merger and the other transactions contemplated by the Merger Agreement have been received, in each case, without the imposition of any Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”).
CSI and Abbott have agreed to use reasonable best efforts to obtain all regulatory approvals that may be or become necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement, including the limitation that Abbott not be required to accept any Burdensome Condition. CSI and Abbott filed notification and report forms under the HSR Act with the Department of Justice Antitrust Division (“DOJ”) and the Federal Trade Commission (“FTC”) on March 13, 2023.
For more information, please see the sections of this proxy statement titled “The Merger—Required Regulatory Approvals” and “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings.”
No Solicitation; Change in Recommendation
No Solicitation of Other Offers
The Merger Agreement contains broad restrictions on CSI’s ability to solicit or engage in discussions or negotiations with, or provide information to, any third party regarding any Acquisition Proposal (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation”).
Fiduciary Exception
The restrictions described under the heading “No Solicitation of Other Offers” above are subject to, prior to receipt of the affirmative vote of the holders of a majority of all outstanding Shares to adopt the Merger Agreement (the “Stockholder Approval”), a customary “fiduciary out” provision that allows CSI, under certain specified circumstances, to furnish information and data to, and participate and engage in discussions or negotiations with, third parties with respect to an Acquisition Proposal if the Board of Directors (x) determines in good faith that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation”) and (y) determines in good faith that the failure to take such actions would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation.”

Change in Recommendation
Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. Prior to the receipt of Stockholder Approval, the Board of Directors may effect a Change in Recommendation (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation”) if (x) CSI receives an Acquisition Proposal that the Board of Directors determines in good faith constitutes a Superior Proposal or (y) an Intervening Event (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation”) has occurred and is continuing and, in either case, the Board of Directors determines in good faith that the failure to change its recommendation would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law. In the case of a Change in Recommendation made in connection with a Superior Proposal, CSI may terminate the Merger Agreement by written notice to Abbott (so long as, immediately prior to or simultaneously with, and as a condition to the effectiveness of, such termination, CSI pays to Abbott the CSI Termination Fee).
Conditions to the Closing of the Merger
The respective obligations of Abbott, Merger Sub and CSI to effect the closing of the Merger (the “Closing”) are subject to the satisfaction or written waiver (if permissible under applicable law) of the following conditions (the “Mutual Conditions”):
•	the receipt of the Stockholder Approval;
•
the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by the Merger Agreement (or any extension thereof including the expiration or termination of any timing agreement entered into with any governmental authority) and the receipt of all consents, approvals or authorizations of, declarations or filings with or notices to any governmental authority pursuant to any other applicable competition law or foreign investment law in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement, as reasonably determined by Abbott to be applicable to the Merger and the other transactions contemplated by the Merger Agreement, in each case, without the imposition of any Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”) (the “Regulatory Approval Closing Condition”); and

•
the absence of any law or order issued by a court or other governmental authority having the effect of restraining, enjoining, making illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by Merger Agreement (the “No Restraint Closing Condition”).

The obligations of Abbott and Merger Sub to effect the Closing are further subject to the satisfaction or waiver (if permissible under applicable law) of the following additional conditions:
•
the accuracy of the representations and warranties provided by CSI in the Merger Agreement as of the Signing Date and immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent such representations and warranties expressly speak as of another date, in which case their accuracy is to be assessed as of such other date), in each case, subject to certain qualifications and materiality thresholds;

•
CSI’s performance or compliance in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under the Merger Agreement at or prior to the Effective Time;

•
the absence of any proceeding with respect to which any governmental authority is or has threatened in writing to become a party (i) seeking to restrain or prohibit the consummation of the Merger, or seeking to obtain from CSI, Abbott, Merger Sub or any other affiliate of Abbott any damages that are material in relation to CSI and the CSI subsidiaries, taken as a whole, (ii) seeking to impose any Burdensome Condition, or (iii) subject to certain exceptions, otherwise inquiring into the compliance of the Merger with applicable competition laws or foreign investment laws (the “No Proceeding Closing Condition”);

•
the absence of: (i) a Material Adverse Effect (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) and (ii) developments that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•
the receipt by Abbott of a certificate of the chief executive officer or chief financial officer of CSI, certifying as to the satisfaction of certain conditions of Abbott’s obligations to complete the Merger.

The obligations of CSI to effect the Closing are further subject to the satisfaction or waiver (if permissible under applicable law) of the following additional conditions (the “CSI Conditions”):
•
the accuracy of the representations and warranties provided by Abbott in the Merger Agreement as of the Signing Date and immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent such representations and warranties expressly speak as of another date, in which case their accuracy is to be assessed as of such other date), in each case, subject to certain qualifications and materiality thresholds;

•
Abbott’s and Merger Sub’s performance or compliance in all material respects with all covenants, obligations and agreements required to be performed by them or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•	the receipt by CSI of a certificate of a duly authorized officer of Abbott, certifying as to the satisfaction of certain conditions of CSI’s obligations to complete the Merger.
For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”
Termination of the Merger Agreement
Abbott and CSI have certain rights to terminate the Merger Agreement under certain circumstances, including:
•	by mutual written agreement of Abbott and CSI;
•	by either Abbott or CSI, if:
○
the Merger has not been consummated by November 8, 2023 (the “End Date”); provided, that if, as of the date that is 10 business days prior to the End Date, all of the Mutual Conditions and all of the CSI Conditions have been satisfied or waived other than the Regulatory Approval Closing Condition, the No Restraint Closing Condition (as it relates to a restraint that is, or is imposed pursuant to, a competition law or foreign investment law) or conditions that by their nature are to be satisfied at the Effective Time, Abbott may elect to extend the then-applicable End Date to a date 90 days after the then-applicable End Date, with Abbott entitled to make a total of three such extensions so that the initial End Date will not in any event be extended beyond August 5, 2024; provided that the right of termination shall not be available to any party that has materially breached its representations, warranties, covenants, obligations or agreements under the Merger Agreement and such breach was the primary cause for the failure of the Merger to be consummated by the End Date;

○
any law or order issued by a court or other governmental authority having the effect of restraining, enjoining, making illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by Merger Agreement is in effect and has become final and non-appealable; or

○	the Merger Agreement fails to receive the Stockholder Approval at the Special Meeting;

•	by Abbott if:
○
CSI has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any such representations or warranties have become inaccurate after the Signing Date, and such breach, failure or inaccuracy would result in the failure to be satisfied of either of the conditions to the Merger related to the accuracy of CSI’s representations and warranties or CSI’s performance of, or compliance with, covenants and agreements and such breach, failure or inaccuracy is incapable of being cured by CSI or, if capable of being cured, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Abbott to CSI and (B) the fifth business day prior to the End Date;

○
the Board of Directors effects a Change in Recommendation or CSI, any CSI subsidiary or any officer, director, employee or other representative of CSI materially breaches the non-solicitation covenants; or

○	on or after the Signing Date, a Material Adverse Effect has occurred.
•	By CSI, if:
○
Abbott or Merger Sub has breached or failed to perform or comply with any of its representations, warranties covenants or agreements contained in the Merger Agreement, or any such representations or warranties have become inaccurate after the Signing Date, and such breach, failure or inaccuracy would result in the failure to be satisfied of either of the conditions to the Merger related to the accuracy of Abbott’s representations and warranties or Abbott’s or Merger Sub’s performance of, or compliance with, covenants and agreements and such breach, failure or inaccuracy is incapable of being cured by Abbott or Merger Sub or, if capable of being cured, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by CSI to Abbott and (B) the fifth business day prior to the End Date; or

○
at any time prior to obtaining the Stockholder Approval, CSI has effected a Change in Recommendation in response to a Superior Proposal in order for CSI to concurrently enter into a definitive agreement to consummate such Superior Proposal, provided that immediately prior to or simultaneously with, and as a condition to the effectiveness of, such termination, CSI pays to Abbott the CSI Termination Fee.

Under some circumstances, CSI will be required to pay Abbott the CSI Termination Fee upon or following the termination of the Merger Agreement and under certain circumstances Abbott will be required to pay CSI the Abbott Termination Fee following the termination of the Merger Agreement. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
Legal Proceedings Regarding the Merger
As of March 23, 2023, a complaint has been filed in federal court by a purported stockholder related to the Merger. The complaint was filed on March 17, 2023, in the United States District Court for the Southern District of New York and is captioned O’Dell v. Cardiovascular Systems, Inc., et al., Case No. 1:23-cv-02293 (the “Complaint”). The Complaint names as defendants CSI and each member of the Board of Directors, which collectively with CSI, we refer to as the “CSI Defendants” in this proxy statement. The Complaint alleges violations of Section 14(a) of the Exchange Act against all CSI Defendants and alleges violations of Section 20(a) of the Exchange Act against the members of the Board of Directors in connection with the disclosures made by the CSI Defendants related to the Merger. The Complaint alleges that CSI’s preliminary proxy statement on Schedule 14A filed with the SEC on March 13, 2023 omitted or misrepresented material information therein. The Complaint seeks (i) injunctive relief preventing the consummation of the Merger, unless and until certain information, as requested in the Complaint, is disclosed, (ii) rescission of the Merger Agreement, to the extent already implemented, or rescissory damages, (iii) direction of the CSI Defendants to account to the plaintiff for all damages purportedly suffered by plaintiff as a result of the CSI Defendants’ alleged wrongdoing, (iv) an award of plaintiff’s costs and disbursements of the action, including reasonable attorneys’ and expert fees and expenses, and (v) such other and further equitable relief as the court may deem just and proper.
In addition, as of March 23, 2023, CSI has received four demand letters (the “Demand Letters”) from counsel to purported stockholders, which generally seek to have certain information allegedly omitted from the preliminary proxy statement on Schedule 14A filed with the SEC on March 13, 2023 be disclosed.
The CSI Defendants believe the allegations and claims asserted in the Complaint and the Demand Letters are without merit and that the disclosures in the preliminary proxy statement on Schedule 14A filed with the SEC on March 13, 2023, and this proxy statement comply fully with applicable law. For more information, see the section of this proxy statement titled “The Merger—Legal Proceedings Regarding the Merger.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and the other transactions contemplated by the Merger Agreement and how they affect you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.”
Questions and Answers about the Special Meeting and the Board of Directors’ Recommendation
Q:	Why am I receiving this document?
A:
On February 8, 2023, CSI entered into a definitive agreement providing for CSI to be acquired by way of the Merger and become a wholly-owned subsidiary of Abbott. You are receiving this document in connection with the solicitation of proxies by our Board or Directors in favor of the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement and related proposals to be voted on at the Special Meeting.

Q:	Where and when is the Special Meeting?
A:
The Special Meeting will be held virtually at 12:00 p.m., Central Time, on April 27, 2023 via live webcast available at www.virtualshareholdermeeting.com/CSII2023SM. You are invited to attend the Special Meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your Shares. Instead, you may simply complete, sign and return the enclosed proxy card or voting instruction card or follow the instructions below to submit your proxy over the telephone or the Internet.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on:
•
a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into CSI, with the separate corporate existence of Merger Sub thereupon ceasing and CSI continuing as the surviving corporation and a wholly-owned subsidiary of Abbott;

•	a proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	a proposal to approve the Adjournment Proposal.
Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and the other transactions contemplated by the Merger Agreement and how they affect you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your Shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your Shares.

Q:	How does CSI’s Board of Directors recommend that I vote?
A:	The Board of Directors unanimously recommends that the stockholders vote:
•	“FOR” the adoption of the Merger Agreement;
•	“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.

For a discussion of the factors that the Board of Directors considered in determining to recommend that you vote to approve the proposal to adopt the Merger Agreement, please see the section of this proxy statement titled “The Merger Agreement—Recommendation of CSI’s Board of Directors and Reasons for the Merger.” In addition, when considering the recommendation of the Board of Directors, you should be aware that some of CSI’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. For a discussion of these interests, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger.”
Q:	How do the Board of Directors and executive officers of CSI intend to vote?
A:
Our directors and executive officers have informed us that they currently intend to vote all of their respective Shares (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

Questions and Answers about the Merger
Q:	What will CSI’s stockholders receive in the Merger?
A:
Upon completion of the Merger, you will be entitled to receive $20.00 in cash, less any applicable withholding taxes, for each Share that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262 of the DGCL. For example, if you own 100 Shares, you will receive $2,000.00 in cash, less any applicable withholding taxes, in exchange for your Shares. As a result of the Merger, you will not receive any shares of the capital stock of the surviving corporation or shares of capital stock of Abbot.

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as promptly as possible. In order to complete the Merger, we must obtain the Stockholder Approval described in this proxy statement, and the other conditions to closing under the Merger Agreement must be satisfied or waived. The conditions to closing include the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by the Merger Agreement (or any extension thereof, including the expiration or termination of any timing agreement entered into with any governmental authority) and the receipt of all consents, approvals or authorizations of, declarations or filings with or notices to any governmental authority pursuant to any other applicable competition law or foreign investment law in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement, as reasonably determined by Abbott to be applicable to the Merger and the other transactions contemplated by the Merger Agreement, in each case, without the imposition of any Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”). CSI and Abbott filed notification and report forms under the HSR Act with the DOJ and the FTC on March 13, 2023. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time. For more information, please see the sections of this proxy titled “The Merger—Required Regulatory Approvals,” “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings” and “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by the stockholders or if the Merger is not completed for any other reason, stockholders will not be entitled to, nor will they receive, any payment for their Shares pursuant to the Merger Agreement. Instead, CSI will remain an independent public company, our Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports under the Exchange Act with the SEC. Under certain specified circumstances, CSI will be required to pay Abbott the CSI Termination Fee upon or following the termination of the Merger Agreement and under certain other specified circumstances, Abbott will be required to pay CSI the Abbott Termination Fee following the termination of the Merger Agreement, as described in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

Q:	Is the Merger expected to be taxable to owners of Shares?
A:
Yes, in general, your receipt of the Merger Consideration for each of your Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read the section of this proxy statement titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the tax consequences of the Merger in light of your particular circumstances.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?
A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, stockholders of record who continuously hold Shares through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek appraisal of the “fair value” of their Shares (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the Delaware Court of Chancery, in lieu of receiving the Merger Consideration if the Merger is completed. Appraisal rights will only be available to stockholders who are entitled and otherwise properly deliver, and do not properly withdraw, a written demand for an appraisal to CSI prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of the version of Section 262 of the DGCL applicable to the Merger Agreement is included as Annex C to this proxy statement. For additional information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”

Questions and Answers about Voting my Shares and Proxies
Q:	Who is entitled to vote at the Special Meeting?
A:
Holders of any Share(s) issued and outstanding as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each stockholder is entitled to cast one vote on each matter properly brought before the Special Meeting for each Share that such stockholder owned on the Record Date. In order to vote at the Special Meeting, you must have the 16-digit control number provided on your proxy card. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your Shares to obtain your 16-digit control number (as described below) prior to the Special Meeting.

Q:	How do I vote?
A:
If you are a stockholder of record (that is, if your Shares are registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent, or you hold a stock certificate representing your Shares), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at www.proxyvote.com;
•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or
•	by attending the Special Meeting virtually and voting at the Special Meeting.
A 16-digit control number, located on your proxy card, is designed to verify your identity and allow you to vote your Shares, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your Shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your Shares by proxy. If you are a record holder or if you obtain a “legal proxy” to vote Shares that you beneficially own, you may still vote your Shares virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.
If your Shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	What is the difference between holding Shares as a stockholder of record and as a beneficial owner?
A:
If your Shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., or you hold a stock certificate representing your Shares, you are considered, with respect to those Shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by CSI. If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your Shares by following their instructions for voting. Because of the non-routine nature of the matters to be considered at the Special Meeting, your broker, bank or other nominee is not authorized to vote your Shares on any proposal without instructions from you. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your Shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee, as the stockholder of record, authorizing you to vote your Shares.

Q:	If my broker holds my Shares in “street name,” will my broker vote my Shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your Shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your Shares. Without instructions, your Shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement and, only if a quorum is not present, the Adjournment Proposal, but will have no effect on the Compensation Proposal or, if a quorum is present, the Adjournment Proposal.

Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your Shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your Shares is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the Shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your Shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your Shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•
delivering a written notice of revocation to the Secretary of CSI at Cardiovascular Systems, Inc., 1225 Old Highway 8 NW, St. Paul, Minnesota 55112 by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on April 26, 2023; or

•
attending the Special Meeting and voting virtually. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote at the virtual Special Meeting in order for your previous proxy to be revoked.

If you hold your Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a stockholder of record and your Shares are registered in more than one name, you will receive more than one proxy card.
Q:	Should I send in my stock certificate(s), if any, now?
A:
No. If you are a record holder of a certificate or certificates that represent Shares on the Record Date, a letter of transmittal will be mailed to you promptly after the Effective Time, describing, among other things, how you should surrender your stock certificate(s) for your Shares in exchange for payment of the Merger Consideration. Please do NOT return any stock certificate(s) with your proxy card.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” Shares in exchange for the Merger Consideration, and you will not be mailed, and do not need to complete, a letter of transmittal.
Q:	Should I surrender my book-entry Shares now?
A:
No. All holders of uncertificated Shares (i.e., holders whose Shares are held in book-entry form, including held in “street name” by your broker, bank or other nominee) will automatically receive the applicable Merger Consideration for their Shares shortly after the Merger is completed without any further action required on the part of such holder.

Q:	Where can I find the voting results of the Special Meeting?
A:
If available, CSI may announce preliminary voting results at the conclusion of the Special Meeting. CSI intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Special Meeting. All reports that CSI files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement titled “Where You Can Find More Information.”

Q:	I need help voting. Who can help answer my questions?
A:
If you have any questions concerning the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street - 22nd Floor
New York, New York 10005
Stockholders call toll-free: (866) 796-7184
Banks and brokers call collect: (212) 269-5550
Email: CSII@dfking.com
Questions and Answers about the Stockholder Vote
Q:	What vote is required to adopt the Merger Agreement?
A:
In order to complete the Merger, we must obtain the Stockholder Approval described in this proxy statement. The affirmative vote of the holders of a majority of all outstanding Shares as of the Record Date is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your Shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your Shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Q:	How many Shares are needed to constitute a quorum?
A:
The presence, in person or by proxy duly authorized, of the holders of record of a majority of the outstanding Shares entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the Special Meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present. If you hold your Shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your Shares should be voted at the Special Meeting, those Shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum.

As of the close of business on March 14, 2023, the Record Date for the Special Meeting, there were 42,198,048 Shares outstanding.
Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules require CSI to seek an advisory (non-binding) vote with respect to certain payments that may be paid or become payable to certain of its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal, if necessary or appropriate?
A:
Approval of the Compensation Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted. Approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on CSI. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to CSI’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal.
Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the Shares represented at the Special Meeting.
Q:	What happens if I abstain from voting or if I do not vote on the proposals?
A:
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as Shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the same effect and be counted as a vote “AGAINST” each of the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal.
Failure to vote your Shares (including a failure of your broker, bank or other nominee to vote Shares held on your behalf) will count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your Shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal or the Compensation Proposal. If your Shares are deemed present or represented by proxy, then a failure to vote your Shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal.
Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those Shares may not be voted on your behalf for any proposal, will not be deemed present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in “street name” gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Shares.
Q:	What happens if I sell or otherwise transfer my Shares after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your Shares and each of you notifies CSI in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your Shares, but you will retain your right to vote those Shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred Shares. Even if you sell or otherwise transfer your Shares after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).
You may also wish to consult your legal, tax and financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to Merger and the financial condition, results of operations and businesses of CSI. Some of these statements can be identified by terms and phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. CSI cautions readers of this proxy statement that such “forward looking statements,” wherever they occur in this proxy statement or in other statements attributable to CSI, are necessarily estimates reflecting the judgment of CSI’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”
Factors that could cause CSI’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the risks detailed in CSI’s filings with the SEC, including in its most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:
•
the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain Stockholder Approval to adopt the Merger Agreement or failure to satisfy the other conditions to the consummation of the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances requiring us to pay the CSI Termination Fee of $26,500,000;
•	the potential disruption of management’s attention from our ongoing business operations due to the pendency of the Merger;
•
the effect of the announcement of the Merger on our ability to retain and hire key personnel and maintain relationships with customers, suppliers, distributors and others with whom we do business, or on our operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;
•	the risk that our stock price may decline significantly if the Merger is not consummated;
•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others; and
•
the fact that, if the Merger is completed, our stockholders will forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company.

Additional factors that could cause CSI’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of CSI’s Annual Report on Form 10-K for the period ended June 30, 2022 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2022 and December 31, 2022, as such factors may be further updated from time to time in CSI’s other filings with the SEC. These reports are or will be accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in CSI’s filings with the SEC.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING OF CSI’S STOCKHOLDERS
Date, Time and Place
We will hold the Special Meeting virtually on April 27, 2023, at 12:00 p.m., Central Time, via live webcast on the Internet and, if applicable, at any adjournment or postponement thereof. You will be able to attend and vote your Shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/CSII2023SM.
Purpose of the Special Meeting
At the Special Meeting, we will ask the stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting and only matters specified in the notice of the Special Meeting may be acted upon at the Special Meeting.
Our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to be consummated. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, during regular business hours for a period of no less than 10 days before the Special Meeting.
The presence, in person or by proxy duly authorized, of the holders of record of a majority of the outstanding Shares entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. As of the Record Date, there were 42,198,048 Shares outstanding and entitled to vote at the Special Meeting, meaning that 21,099,025 Shares must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies to approve the proposal to adopt the Merger Agreement.
Vote Required; Abstentions and Failure to Vote
The affirmative vote of the holders of a majority of all outstanding Shares on the Record Date is required to adopt the Merger Agreement. As of the Record Date, 21,099,025 Shares constitute a majority of the outstanding Shares. Adoption of the Merger Agreement by the stockholders is a condition to the closing of the Merger.
The affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter is required to approve the Compensation Proposal, on an advisory (non-binding) basis, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only Shares present virtually or represented by proxy at the Special Meeting will be able to be voted.
Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the Shares represented at the Special Meeting.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. However, abstentions are counted as Shares present or represented by proxy at the Special Meeting for the purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the same effect and be counted as a vote “AGAINST” each of the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal.
Failure to vote your Shares (including a failure of your broker, bank or other nominee to votes Shares held on your behalf) will count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your Shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal or the Compensation Proposal. If your Shares are deemed present or represented by proxy, then a failure to vote your Shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal.
Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those Shares may not be voted on your behalf for any proposal, will not be deemed present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in “street name” gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given and will not be voted with respect to any other proposal.
Shares Held by CSI’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,387,360 Shares, representing approximately 3.3% of the Shares outstanding on the Record Date (and approximately 3.9% of the Shares outstanding when taking into account CSI RSUs beneficially owned, in the aggregate, by our directors and executive officers).
Our directors and executive officers have informed us that they currently intend to vote all of their respective Shares (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
Voting of Shares; Stockholders of Record
If, on the Record Date, your Shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the Special Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Special Meeting, we urge you to submit your proxy to ensure your vote is counted. You may still attend the Special Meeting and vote at that time even if you have already submitted your proxy.
•	To vote at the Special Meeting, log in through www.virtualshareholdermeeting.com/CSII2023SM. Please have available the 16-digit control number from the enclosed proxy card.
•
To vote by proxy using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on April 26, 2023, to be counted.

•
To vote by proxy over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on April 26, 2023, to be counted.

•
To vote by proxy over the Internet, go to www.proxyvote.com. Please have available the 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on April 26, 2023, to be counted.

We are providing Internet proxy voting to allow you to vote your Shares via proxy online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. These costs will also apply to virtual attendance at the Special Meeting.
Voting of Shares; Beneficial Owners
If, on the Record Date, you are a beneficial owner of Shares registered in the name of your broker, bank, or other nominee, you may have received a voting instruction card with these proxy materials from that organization rather than from us. If you received a voting instruction card, you can simply complete and mail the voting instruction card to ensure that your vote is submitted to your broker, bank or other nominee. Internet and telephone voting also may be available to you; please see the materials you received from your broker, bank or other nominee for further information. To vote online at the Special Meeting, you will need the 16-digit control number included with the voting instruction card you received from your broker, bank, or other nominee.
Voting of Proxies
All Shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:
•	“FOR” the adoption of the Merger Agreement;
•	“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•
delivering a written notice of revocation to our Secretary at Cardiovascular Systems, Inc., 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 26, 2023; or

•	attending the Special Meeting and voting virtually.
If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote virtually or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your prior proxy.
If you hold your Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned or postponed to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.
Recommendation of CSI's Board of Directors
The Board of Directors, after considering various factors described under the caption “The Merger— Recommendation of CSI’s Board of Directors and Reasons for the Merger,” has unanimously: (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of CSI and its stockholders, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by and on behalf of CSI, (iii) resolved to recommend the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement to the stockholders of CSI and (iv) directed that the Merger Agreement be submitted to the stockholders of CSI for adoption.
Accordingly, the Board of Directors unanimously recommends that you vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by CSI. CSI has retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000, plus expenses. CSI will also indemnify D.F. King & Co., Inc. against certain losses arising out of its provisions of these services on our behalf. In addition, CSI may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Important Notice Regarding the Availability of Proxy Materials
The proxy statement is available on the investor relations page of our website at investors.csi360.com.
Questions and Additional Information
If you have any questions concerning the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street - 22nd Floor
New York, New York 10005
Stockholders call toll-free: (866) 796-7184
Banks and brokers call collect: (212) 269-5550
Email: CSII@dfking.com

THE MERGER
The discussion of the Merger in this proxy statement is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You should read the Merger Agreement carefully in its entirety.
Parties Involved in the Merger
CSI
Cardiovascular Systems, Inc. is a medical technology company leading the way in the effort to successfully treat patients suffering from peripheral and coronary artery diseases, including those with arterial calcium, the most difficult form of arterial disease to treat. CSI is committed to clinical rigor, constant innovation and a defining drive to set the industry standard to deliver safe and effective medical devices that improve the lives of patients facing this difficult disease state. CSI has developed a patented orbital atherectomy systems (“OAS”) for both peripheral and coronary clinical applications. The primary base of CSI’s business is catheter-based platforms capable of treating a broad range of vessel sizes and plaque types, including calcified plaque, which address many of the limitations associated with other treatment alternatives. To date, more than 670,000 patients have been treated with our OAS devices and CSI continues to expand our business to serve more patients with cardiovascular disease.
The common stock of Cardiovascular Systems, Inc. is traded on Nasdaq under the ticker symbol “CSII.”
Cardiovascular Systems, Inc. was incorporated in Delaware in 2000. CSI’s principal executive office is located at 1225 Old Highway 8 Northwest, St. Paul, Minnesota 55112. CSI’s telephone number is (877) 274-0360 and CSI’s website is www.csi360.com. The information contained in or accessible through CSI’s website is not incorporated by reference into, and should not be considered part of, this proxy statement.
Additional information about CSI is contained in its public filings with the SEC, which filings are incorporated by reference herein. See the section of this proxy statement titled “Where You Can Find More Information.”
Abbott
Abbott Laboratories, an Illinois corporation, is a global healthcare leader that helps people live more fully at all stages of life. Abbott’s portfolio of life-changing technologies spans the spectrum of healthcare, with leading businesses and products in diagnostics, medical devices, nutritionals and branded generic medicines. Abbott’s 115,000 colleagues serve people in more than 160 countries. Abbott shares are listed on the NYSE under the symbol “ABT.” Abbott shares are also listed on the Chicago Stock Exchange and traded on various regional and electronic exchanges. Outside of the U.S., Abbott shares are listed on the SIX Swiss Exchange. Abbott’s principal executive office is located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. Abbott’s telephone number is (224) 667-6100.
Merger Sub
Cobra Acquisition Co. is a Delaware corporation and wholly-owned subsidiary of Abbott that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with facilitating Abbott’s acquisition of CSI. Upon completion of the Merger, Merger Sub will merge with and into CSI and will cease to exist.
Merger Sub’s principal executive office is located at c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064-6400. Merger Sub’s telephone number is (224) 667-6100.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into CSI, with the separate corporate existence of Merger Sub thereupon ceasing and CSI continuing as the surviving corporation and a wholly-owned subsidiary of Abbott. As a result of the Merger, the Shares will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Shares will be deregistered under the Exchange Act and CSI will no longer file periodic reports under the Exchange Act with the SEC. If the Merger is completed, as a result of the Merger, you will not own any shares of the capital stock of the surviving corporation or any additional capital stock of Abbott.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as CSI and Abbott may agree in writing and specify in the certificate of merger).
Effects on CSI if the Merger is Not Completed
If the Merger Agreement is not adopted by the stockholders, or if the Merger is not completed for any other reason:
•	the stockholders will not be entitled to, nor will they receive, any payment for their respective Shares pursuant to the Merger Agreement;
•
CSI will remain an independent public company, the Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and CSI will continue to file periodic reports under the Exchange Act with the SEC;

•	under certain specified circumstances, CSI will be required to pay Abbott the CSI Termination Fee upon or following the termination of the Merger Agreement; and
•	under certain specified circumstances, Abbott will be required to pay CSI the Abbott Termination Fee following the termination of the Merger Agreement.
For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”
Merger Consideration
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted automatically into the right to receive the Merger Consideration.
At or before the closing of the Merger, Abbott will deposit or, cause to be deposited, with a paying agent, for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid under the Merger Agreement. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each Share that you own, but you will no longer have any rights as a stockholder of CSI. Stockholders who properly exercise their appraisal rights have the right to receive payment for the “fair value” of their Shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law. For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”
Anticipated Date of Completion of the Merger
We are working toward completing the Merger as promptly as possible. In order to complete the Merger, CSI must obtain the Stockholder Approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. The closing conditions include the expiration or termination of any waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by the Merger Agreement (or any extension thereof including the expiration or termination of any timing agreement entered into with any governmental authority) and the receipt of all consents, approvals or authorizations of, declarations or filings with or notices to any governmental authority pursuant to any other applicable competition law or foreign investment law in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement, as reasonably determined by Abbott to be applicable to the Merger and the other transactions contemplated by the Merger Agreement, in each case, without the imposition of any Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1:

Adoption of the Merger Agreement—Regulatory Filings”). CSI and Abbott filed notification and report forms under the HSR Act with the DOJ and the FTC on March 13, 2023. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time. For more information, please see the section of this proxy statement titled “The Merger—Required Regulatory Approvals,” “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings” and “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”
Background of the Merger
The Board of Directors frequently reviews, with our senior management and with the assistance of our outside advisors, our strategic and financial alternatives in light of developments in our business, the markets in which we operate and compete, new technologies and therapeutic options for the patient population that we serve, healthcare coverage and reimbursement, the global economy, financial markets, and other geopolitical factors. Since March 2020, these assessments have been significantly informed by the impact of the COVID-19 pandemic on our business and prospects.
The COVID-19 pandemic caused us to experience ongoing disruptions in the interventional procedures that are performed using our products. Over time, procedures have been postponed as a result of reduced availability of physicians or catheter laboratory (cath lab) space to treat patients, the lack of vaccines, personal protective equipment and active virus test kits, patient care prioritization based upon the severity of the condition being treated, increased cost pressures and burdens on the overall healthcare infrastructure that resulted in reallocation of resources, customer staffing shortages, and governmental guidelines and restrictions. In addition, patients elected to defer or avoid treatment for certain interventional procedures that use our products due to anxiety about the potential spread of COVID-19 in healthcare facilities. Further, our personnel and the personnel of our distribution partners and sales agents experienced restrictions on their ability to access many customers, hospitals, cath labs and other medical facilities for sales activities, training and case support due to lower procedure volumes or they may have been deemed to be “non-essential” personnel by those facilities. While the COVID-19 pandemic has largely subsided, there remain several ongoing effects that have adversely affected and continue to adversely affect us, including labor shortages and turnover in the health care workforce, patient procedure deferrals and decreased access to sites of service for our representatives, all of which have continued into the current fiscal year. Since the start of the COVID-19 pandemic, we have also experienced an increase in employee turnover, including several positions at the senior-management level. Finally, in our fiscal 2022 and 2023 in particular, we have also experienced increased competition and reimbursement pressures, specifically in the office-based lab setting. As a result of these various factors, our results for fiscal 2022 were substantially below our initial expectations, and our results in fiscal 2023 through the first half have been similarly below our expectations.
Between October 2020 and May 2022, we were approached by five parties, either directly or through their representatives, who expressed an initial interest in learning more about CSI for the purpose of potentially considering an acquisition of CSI. Four of these parties were larger companies in the medical technology industry, and one was a private equity firm. None of these parties ultimately submitted any firm proposal to acquire us. In each case, we engaged in preliminary discussions with the party through a management presentation and, in the case of three of the parties, provision of certain confidential information pursuant to a confidentiality agreement. However, each of these five parties declined to pursue further discussions to acquire us following the initial meetings, and we did not at any point commence a sale process. The last of these declinations occurred in August 2022. In addition, during this period, Scott Ward, our Chairman, Chief Executive Officer and President was informed by an investment banking contact who he has known for several years that two other parties informed him that they were looking at CSI as a potential acquisition target, but neither of these parties engaged in any discussions with us, or, to our knowledge, this investment banking contact regarding an acquisition of CSI. Abbott was not one of these seven parties. In addition to these inquiries, Mr. Ward has periodically received inquiries from two similarly sized peer companies about a potential merger of equals at a future time. However, neither of those companies has made any proposal and no discussions commenced.
On November 3, 2022, we reported our financial results for the first quarter of fiscal 2023. On this day, our Shares closed on Nasdaq at $13.79 per Share, a decrease of 7.57% from the prior day’s closing price.
On November 7, 2022, Mr. Ward received a message from Robert Ford, the Chairman and Chief Executive Officer of Abbott, requesting a meeting that week. The message did not indicate the intended purpose of the meeting. Mr. Ward returned the message and scheduled a meeting with Mr. Ford for November 9, 2022. On the same day, Mr. Ward received a message from a representative from a private equity firm, referred to in this proxy statement as “Party A.” Party A expressed an interest in potentially taking CSI private. Party A scheduled a meeting with Mr. Ward for November 23, 2022.
On November 8, 2022, the Board of Directors held a regularly scheduled meeting at its offices in St. Paul, Minnesota, at which Mr. Ward informed the Board of Directors of the inquiries from Abbott and Party A from the previous day. The agenda for the meeting included a review of strategic matters and, at the request of the Board of Directors, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) attended the meeting to present to the Board of Directors regarding the medical technology market and various strategic alternatives, as well as preliminary financial considerations regarding CSI, based on financial information and projections that we had presented publicly to analysts who cover CSI at a “Capital Markets Day” presentation held on August 3, 2022. For more information, please see the section of this proxy statement titled “The Merger—Financial Projections.” During the meeting, the Board of Directors reviewed and discussed with CSI management and the J.P. Morgan representatives the challenges facing us and the risks and opportunities for us and our business. The Board of Directors discussed that, while we were not cash-constrained, the longer-term investments required to finance our product development pipeline, along with risks to us, such as uncertainties in our markets, near-term operating performance challenges, financial market volatility, economic factors, supply chain interruptions and material shortages, the reimbursement environment and geopolitical factors, may make it prudent to consider seeking additional financing while also considering a variety of strategic options. The Board of Directors recognized that the headwinds in our business could make it difficult to reach our revenue goals, on which the product development pipeline funding plans are partially dependent, and a financing to provide additional support to the business and the product pipeline may be not only prudent, but necessary. Jeffrey Points, our Chief Financial Officer, provided information on our cash position, projections of continued near-term net losses, and projected uses of cash to fund the product development pipeline obligations and milestones. To fund our long-term goals, Mr. Points recommended that we would need to reduce our cash requirements, generate non-dilutive income from the current product portfolio, raise additional financing, or a combination of the foregoing. Mr. Points presented various options to achieve these goals, including restructuring the terms of current product development program agreements, selling geographic distribution rights, seeking financing (which could be in the form of bank debt, a private investment in public equity offering, common equity or convertible securities), and merger and sale options. The Board of Directors then returned to a discussion of the inquiries from Abbott and Party A from the previous day and discussed the potential of a sale of CSI, in the context of the strategic alternatives available to CSI. The Board of Directors agreed that CSI was not for sale at that time and that the Board of Directors would not commence a sale process in the absence of an acceptable proposal from a third party. The Board of Directors agreed that Mr. Ward should engage in discussions with both Abbott and Party A. The Board of Directors also agreed that CSI management should pursue a restructuring of our development project with Chansu Vascular Technologies, LLC for drug-coated balloons, which discussions were already underway. Finally, the Board of Directors asked CSI management to begin to explore potential financing options. CSI management agreed to keep the Board of Directors updated on these matters.
On November 9, 2022, Mr. Ward met in person with Mr. Ford in St. Paul, Minnesota. At this meeting, Mr. Ford expressed Abbott’s interest in a potential acquisition of CSI. Mr. Ward asked Mr. Ford for a non-binding proposal that could be reviewed by the Board of Directors. Mr. Ford informed Mr. Ward that Abbott would formulate a proposal. Following this meeting, Mr. Ward promptly informed the Board of Directors of this development.
On November 18, 2022, Mr. Ford called Mr. Ward and made a non-binding, verbal proposal to acquire CSI for a purchase price of $19.50 per Share in cash. Mr. Ford noted that Abbott’s offer reflected an approximately 40% premium to our recent Share prices and stated that Abbott’s rationale for the proposal was based upon a strong fit of our core orbital atherectomy business with Abbott’s complementary peripheral franchise, the strategic fit with Abbott’s business, and our proximity to Abbott operations in Minnesota, which would facilitate the integration process. Mr. Ford also communicated his view that the $19.50 per Share value also appropriately reflected the risks and uncertainties in our business, including our recent slower growth trajectory, the volatility in the macro environment (including the COVID-19 pandemic) and uncertainties regarding product pricing and reimbursement for our products in office-based labs. Mr. Ford informed Mr. Ward that Abbott did not intend to engage an investment bank and that Abbott would not participate in a banker-led solicitation process if one were initiated by CSI. Mr. Ward acknowledged the proposal and informed Mr. Ford that he would meet with the Board of Directors about the proposal. On this day, our Shares closed on Nasdaq at $14.41 per Share.
Mr. Ward convened a meeting of the Board of Directors on that same day to discuss Abbott’s non-binding proposal. The meeting was also attended by Mr. Points and Alexander Rosenstein, our General Counsel and Corporate Secretary, along with representatives of J.P. Morgan. Mr. Rosenstein gave the Board of Directors an overview of its fiduciary duties and confidentiality considerations relating to strategic transactions. Representatives of J.P. Morgan joined the meeting to discuss the proposed per Share price of $19.50 from a financial perspective, including with respect to J.P. Morgan’s preliminary financial analysis that CSI reviewed at the November 8, 2022 Board of Directors meeting. The Board of Directors discussed the risks and substantial uncertainties in our business and the difficult environment in which we operate. While the Board of Directors reiterated that CSI was not for sale, the Board of Directors determined that Abbott’s proposal was worthy of further engagement to explore whether Abbott would submit a written proposal to acquire CSI at an increased offer price per Share for the Board of Directors to consider. Some members of the Board of Directors expressed a view that the proposed offer price of $19.50 per Share was within an acceptable range in order to engage in further discussions with Abbott regarding a potential acquisition of CSI. Following this discussion, the Board of Directors authorized and directed Mr. Ward to engage in additional discussions with Abbott and to seek a written proposal to acquire CSI at a higher proposed offer price. While seeking a potential increase in the price to be paid for CSI, the Board of Directors did not specify what an acceptable price would be and did not direct Mr. Ward to guide Abbott to a specific price. The Board of Directors also authorized Mr. Ward to engage J.P. Morgan as financial advisor for the discussions with Abbott and approved Dorsey & Whitney LLP (“Dorsey”), our primary outside counsel on strategic transaction matters, as our legal counsel for this matter.
Following this meeting, Mr. Ward called Mr. Ford to inform him that the Board of Directors appreciated Abbott’s interest in an acquisition, but believed the per Share price offered by Abbott was not sufficient for the Board of Directors to engage in negotiations with Abbott. Mr. Ward did not provide Mr. Ford with a specific price target that Abbott would need to meet in order for the Board of Directors to approve moving forward with a potential transaction. Mr. Ward expressed his opinion that a per Share price in the mid-$20s would be more attractive to the Board of Directors. Mr. Ford informed Mr. Ward that he thought $19.50 per Share was their best offer but he would consider this response and come back to Mr. Ward after discussing internally. The same day, J.P. Morgan sent a proposed engagement letter to us for review.
On November 23, 2022, Mr. Ward held a telephone conference with representatives of Party A. Party A expressed an interest in potentially acquiring CSI and building a privately held medical technology franchise. Mr. Ward provided an overview of CSI based on non-confidential information and engaged in discussion with Party A about our business and prospects. Mr. Ward suggested a follow-up meeting for early December, and a meeting was later scheduled for December 16, 2022.
On November 30, 2022, Mr. Ford called Mr. Ward and informed him that Abbott would send a written, non-binding proposal with an updated offer, which Mr. Ford characterized would be Abbott’s “best offer.” Mr. Ford reiterated that Abbott would not participate in a banker-led solicitation process if CSI were to initiate one.
On December 2, 2022, Abbott sent Mr. Ward a letter containing Abbott’s non-binding indication of interest to acquire CSI for a purchase price of $20.00 per Share in cash, using Abbott’s available funds or existing borrowing capacity. Abbott’s letter did not provide detailed information regarding proposed timing or due diligence process. On this day, our Shares closed on Nasdaq at $13.93 per Share. Mr. Ward called a meeting of the Board of Directors for December 5, 2022 to discuss the new proposal.
On December 5, 2022, the Board of Directors held a meeting by video conference. J.P. Morgan presented a preliminary financial analysis based on financial projections reviewed with the Board of Directors at the November 8, 2022 meeting and analyzed Abbott’s offer in the context of this preliminary analysis. The Board of Directors considered the benefits and risks of reaching out to other potential acquirers, taking into account Mr. Ford’s statements to Mr. Ward on multiple occasions that Abbott would not participate in a banker-led solicitation process, as well as the lack of substantive negotiations resulting from prior approaches from potential acquirers of CSI. The Board of Directors also discussed the relative benefits and risks around pursuing additional financing, as discussed at the November 8, 2022 Board of Directors meeting, which could be substantially dilutive to our current stockholders. During this discussion, some members of the Board of Directors again expressed a view that the initial proposed offer price of $19.50 per Share was within an acceptable range in order to engage in further discussions with Abbott regarding a potential acquisition of CSI. After this discussion, the Board of Directors agreed that Mr. Ward should communicate to Mr. Ford that, were Abbott to propose an acquisition in the range of $22-23 per Share, which was closer to the highest closing price of our stock in the prior 52 weeks of $23.34 per Share, the Board of Directors would be prepared to consider a transaction with Abbott. The Board of Directors also concluded that CSI should not reach out to other potentially interested parties at this time, given the risk that doing so could cause Abbott to withdraw from discussions and deny CSI the opportunity to create stockholder value through a transaction with Abbott. The Board of Directors also approved the engagement letter with J.P. Morgan, the terms of which had been negotiated prior to this meeting. At this meeting, Mr. Rosenstein gave another overview of the Board of Directors’ fiduciary duties relating to strategic transactions. The Board of Directors formed a Transaction Committee of the Board of Directors that could more efficiently consider, discuss and approve matters relating to Abbott’s proposal and any transaction that may arise as part of the process (the “Transaction Committee”). The Transaction Committee was authorized to take all actions necessary to review, evaluate and consider potential strategic acquisitions and merger transactions that CSI could pursue and any potential unsolicited proposals regarding acquisition or merger transactions involving CSI, to negotiate the terms of any such transaction, to authorize appropriate officers of CSI to take actions relating to any such transactions, to make recommendations to the Board of Directors relating to any such transactions (including the ability to reject any transaction), and any other matter relating to transactions that the Transaction Committee believed to be necessary or advisable. The Transaction Committee was comprised of the following Board of Directors members: Augustine Lawlor, as Chair, and Martha Goldberg Aronson and Stephen Stenbeck, each of whom are independent directors and were chosen based on their experience with strategic transactions, existing roles on the Board of Directors and willingness to serve on the Transaction Committee. The Transaction Committee was not formed as a result of any actual or perceived conflicts of interest.
On December 6, 2022, Mr. Ward called Mr. Ford and conveyed the Board of Directors’ views that a valuation at a stock price closer to our 52-week high, or approximately $23.50 per Share, was within a range in which the Board of Directors would be prepared to consider a transaction with Abbott, and also indicated that we were seeking more information regarding important details such as transaction timing, contract terms and deal certainty. Mr. Ford challenged the Board of Directors’ views as to the appropriate valuation of CSI and suggested that Abbott would, instead, rescind its current proposal and continue to monitor our performance. In the course of the discussion, Messrs. Ward and Ford discussed how to bridge the gap between respective views of the parties on valuation. Mr. Ford asked whether the Board of Directors would view $22.00 per Share as an acceptable basis for proceeding with discussions. Mr. Ward replied that, while he was not authorized to speak on behalf of the Board of Directors, he believed that such a price would likely be in a range that the Board of Directors would find to be an acceptable basis for proceeding with discussions. Mr. Ford communicated that he would consider the higher price with his team. On this day, our Shares closed on Nasdaq at $13.48 per Share.
On December 7, 2022, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of J.P. Morgan and Dorsey. The Dorsey representatives provided the Transaction Committee with an overview of fiduciary duties under Delaware law and process considerations relating to strategic transactions. Mr. Ward informed the Transaction Committee of his conversation with Mr. Ford the previous day. The Transaction Committee discussed risks and potential benefits to CSI’s stockholders relating to pursuing a transaction with Abbott, and agreed that in addition to price, speed to and certainty of closing were extremely important factors in considering whether to pursue such a transaction given the significant potential for negotiations over, or the pendency of, an acquisition transaction causing material disruptions to CSI’s ability to manage its business. While neither the Board of Directors nor the Transaction Committee had determined that CSI was then for sale, the Transaction Committee believed that it would be contrary to CSI’s interests to lose the opportunity to evaluate the value to our stockholders that was presented by Abbott’s proposal, if an acceptable agreement could be reached.
On December 7, 2022, in preparation for a potential due diligence process, we executed an agreement for a virtual data room. We began adding documents to the data room shortly thereafter and continued to do so throughout the transaction process.

On December 14, 2022, an executive from one of the similarly sized peer companies referenced above requested a meeting with Mr. Ward at an upcoming conference to discuss further a potential future combination of the two companies. Mr. Ward replied that we would not be attending this conference, but that we were willing to continue our earlier discussions and would await their proposal. This party did not respond prior to the announcement of the Merger Agreement.
On December 15, 2022, we executed the engagement letter with J.P. Morgan.
On December 16, 2022, Mr. Ward held a meeting at Party A’s offices with Party A, which appeared to still be in the very early stages of its business analysis. At the conclusion of the meeting, Party A communicated that it would require additional time to evaluate the opportunity. In the course of the meeting with Party A, it appeared to Mr. Ward that Party A’s expectations for the cash flow our business could generate to support our ongoing business while continuing to invest in our future pipeline were not achievable.
On December 20, 2022, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of J.P. Morgan and Dorsey. Mr. Ward reported that there had been no further communications from Abbott since December 6, 2022. The Transaction Committee discussed whether to reach out to Abbott for an update and whether to reach out to other parties who may be interested in an acquisition of CSI, given the pending proposal from Abbott and recent lack of communications from Abbott. Given that several parties had approached us in the last few years with potential interest in acquiring CSI, but none had followed with a firm proposal or even additional discussions following the initial meetings, with some expressly withdrawing from discussions and others remaining silent following initial inquiries, the Transaction Committee did not believe that there were any parties likely to be interested in acquisition discussions with us at this time at a valuation that the Board of Directors would consider. The Transaction Committee also believed, based on Abbott’s previous statements, that approaches to other parties at this time might also jeopardize the discussions with Abbott, which the Transaction Committee determined would not be in the best interest of us or our stockholders. While the Transaction Committee affirmed that CSI continued not to be for sale, it also believed that, even if Abbott would not increase its $20.00 offer, such offer was in a range sufficient for us to engage in negotiations with Abbott to potentially reach an agreement that would be advantageous to our stockholders; this belief was bolstered by our stock price performance and the business, operational and financing challenges we expected to face in the coming years. The Transaction Committee directed Mr. Ward to contact Mr. Ford for an update. On this day, our Shares closed on Nasdaq at $14.73 per Share.
On December 21, 2022, Mr. Ward called Mr. Ford. Mr. Ford informed Mr. Ward that Abbott spent more time analyzing the potential value for CSI. He concluded that the proposed purchase price of $20.00 per Share was Abbott’s best offer and that it could not justify paying a higher price. Mr. Ford noted the significant headwinds in our business, including the lack of growth in our core business and the uncertain reimbursement environment, which, in Abbott’s view, offset the potential value of our product development pipeline. Mr. Ford informed Mr. Ward that Abbott had stopped work internally on the proposed transaction, but confirmed that the $20.00 price per Share remained an open proposal. They discussed a potential transaction process, including the due diligence process, our need for closing certainty, and potential timing to reach an agreement if the Board of Directors agreed to proceed. Mr. Ward noted that the Board of Directors had a regular meeting scheduled for January 25, 2023. After discussion, they agreed that it would be unlikely that an acquisition agreement could be negotiated in time for consideration by the Board of Directors at that meeting. However, they believed that a signing date of February 3, 2023 could be possible. Mr. Ford said that he would meet with his staff and reconsider Abbott’s position based upon this conversation. Mr. Ward promptly informed the members of the Transaction Committee of Abbott’s position.
On December 24, 2022, Mr. Ford called Mr. Ward and informed him that Abbott would like to proceed with a transaction based upon the parameters discussed on December 21, 2022, and would attempt to work to reach an agreement by February 3, 2023.
On December 26, 2022, Abbott sent Mr. Ward an updated letter containing Abbott’s non-binding indication of interest to acquire CSI for a purchase price of $20.00 per Share in cash, using Abbott’s available funds or existing borrowing capacity. Abbott’s letter indicated areas of focus for Abbott’s due diligence process and indicated a target date to execute a definitive agreement and announce a transaction of February 3, 2023.

The same day, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward and Points and representatives of J.P. Morgan and Dorsey. The Transaction Committee discussed the communications between Messrs. Ward and Ford to date and Abbott’s new proposal letter. The Transaction Committee unanimously approved moving forward with negotiating and executing a confidentiality agreement with Abbott and, once the confidentiality agreement was signed by both parties, permitting Abbott to engage in due diligence for the purpose of investigating a potential acquisition by Abbott of CSI. The Transaction Committee noted that it was not, at this time, recommending to the Board of Directors any definitive action with respect to a sale of CSI. Following this meeting, Mr. Ward informed Mr. Ford that we agreed to proceed with due diligence and commence negotiations.
Also on that day, Messrs. Ward and Points held a meeting with representatives of Abbott to discuss the proposed due diligence process, and Abbott sent a draft of the proposed confidentiality agreement. Over the next two days, the parties negotiated the terms of the confidentiality agreement, and the parties executed the confidentiality agreement on December 28, 2022. Neither the confidentiality agreement nor the December 26, 2022 letter from Abbott included an exclusivity provision or other restrictions on our ability to engage in strategic discussions with other parties. Later that day, we provided access to representatives of Abbott to our virtual data room. Throughout the negotiation process, access to the virtual data room was provided to additional representatives of and advisors to Abbott, and Abbott submitted due diligence questions and document requests, which CSI addressed during the negotiation process.
On December 29, 2022, the Board of Directors held a meeting by video conference at which Mr. Ward and the members of the Transaction Committee informed the Board of Directors of the events since the last Board of Directors meeting. After discussion, the Board of Directors agreed with the course of action as approved by the Transaction Committee and commenced by CSI management.
On December 30, 2022, Mr. Ward received an unsolicited message from an executive at another company in the medical technology industry, referred to in this proxy statement as “Party B.” The executive informed Mr. Ward that he would be introducing Mr. Ward by email to the head of corporate development and strategy at Party B, which email arrived on January 2, 2023. Party B was one of the five parties referenced above that had previously expressed an interest in CSI and requested a meeting. That meeting was held on September 15, 2021. From that meeting until December 30, 2022, however, Party B had not followed up with any messages, requests for information or updates.
On January 3, 2023, Mr. Ward received an email from Party B’s head of corporate development and strategy, proposing a meeting to include the Chief Executive Officer of Party B. On that same day, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward and Rosenstein and a representative of Dorsey. The Transaction Committee agreed that Mr. Ward should meet with Party B to better understand its intentions. The Transaction Committee also determined that J.P. Morgan should separately contact Party B. On January 4, 2023, at the direction of the Transaction Committee, a representative of J.P. Morgan spoke with the head of corporate development and strategy at Party B, who confirmed that Party B had an interest in acquiring CSI but did not appear to be prepared to make an offer imminently. J.P. Morgan informed this executive that, if Party B had an interest in acquiring us, J.P. Morgan recommended that Party B act promptly.
On January 5, 2023, Mr. Ward held a video conference with the Chief Executive Officer and other executives of Party B. Mr. Ward presented non-confidential information regarding CSI and answered Party B’s questions. Party B confirmed its interest in a potential acquisition of CSI; Mr. Ward did not inform Party B of the discussions with Abbott, but noted that if Party B were interested in an acquisition, they would need to act promptly to submit a proposal in writing for the Board of Directors to consider.
On January 6, 2023, Mr. Ward held a meeting with Party A at Party A’s request. Party A informed Mr. Ward that it was withdrawing from further consideration of an acquisition of CSI. Party A further informed Mr. Ward that our planned investments in the product development pipeline would reduce Party A’s flexibility in improving our short-term profitability, which would limit Party A’s ability to finance and otherwise support an acquisition of CSI. Party A indicated that it might consider re-engaging in discussions with us in 12-to-18 months, when, in Party A’s view, our pipeline would have matured, with our pathway to profitability becoming more apparent.

On January 11, 2023, representatives of Abbott and CSI held a full day of multiple and concurrent management due diligence meetings by video conference, covering many aspects of our business. These meetings were followed by due diligence visits to our facilities in Minnesota and Texas by Abbott representatives on January 12, 16 and 17, 2023, which focused primarily on manufacturing, quality and research and development matters.
On January 13, 2023, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of Dorsey. Mr. Ward provided the Transaction Committee with updates on the process with Abbott and his meetings with Party A and Party B. The Transaction Committee discussed these developments, but took no action at such time.
On January 15, 2023, Baker & McKenzie LLP, Abbott’s outside legal counsel (“Baker”), sent an initial draft of the Merger Agreement to Dorsey. The initial draft of the Merger Agreement contained several terms relevant to the speed to and certainty of closing that were inconsistent with priorities established by the Transaction Committee for evaluation of a potential transaction. These terms included the definition of Material Adverse Effect (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”), certain restrictions on the Board of Directors’ ability to consider alternative proposals, certain limitations imposed by operating covenants relating to the conduct of our business following signing of the Merger Agreement and prior to closing, provisions governing the regulatory approval process and the allocation of regulatory risk between the parties and the amount of a CSI Termination Fee. The parties revised and negotiated the Merger Agreement, including with respect to the terms described above, until the day the Merger Agreement was signed.
On January 19, 2023, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of Dorsey. Mr. Ward provided the Transaction Committee with updates on the due diligence process with Abbott and Dorsey provided a summary of key considerations relating to the Merger Agreement, including that it would expect to negotiate various terms, including the terms set forth in the preceding paragraph. The Transaction Committee discussed these developments, but took no action at such time.
On January 20, 2023, Party B contacted J.P. Morgan and indicated that it would not be in a position to proceed with a proposal to acquire CSI at such time, due to other strategic matters on which it was focusing.
On January 22, 2023, Dorsey sent comments on the Merger Agreement to Baker.
On January 24 and 25, 2023, the Board of Directors held a regularly scheduled meeting in Houston, Texas, portions of which were also attended by Messrs. Points and Rosenstein and representatives of J.P. Morgan and Dorsey. The primary purpose of the meeting was for the Board of Directors to review CSI management’s proposed five-year strategic plan, including the Strategic Plan Projections (as defined in the section of this proxy statement titled “The Merger—Financial Projections”). During this meeting, the Board of Directors also reviewed the current status of the negotiations with Abbott. It appeared that Abbott’s due diligence review was substantially complete and Abbott had not raised, and CSI management did not expect Abbott to raise, any significant due diligence concerns. Dorsey presented to the Board of Directors with respect to its fiduciary duties under Delaware law, and summarized the material open issues remaining with the Merger Agreement. The Board of Directors also reviewed our financial results for the second quarter of fiscal 2023, received presentations on our strategic plan from members of CSI management, reviewed various financing options that could be considered if the transaction with Abbott did not move forward, and reviewed the risks to the business and our prospects in the absence of a transaction with Abbott. The Board of Directors concluded that it was reasonable to expect our stock price would not appreciate meaningfully in the near term, given our performance (including CSI’s then-unreleased second quarter earnings results) and the continued headwinds and risks to our business. The Board of Directors therefore concluded that Abbott’s offer remained, in its judgment, an attractive potential option for maximizing value for our stockholders, compared to our prospects of continuing as an independent public company.
On January 26, 2023, Baker sent a revised draft of the Merger Agreement to Dorsey. The parties continued to negotiate the Merger Agreement.
On January 28, 2023, Dorsey sent Baker the initial draft of the disclosure letter to the Merger Agreement, which the parties continued to revise and negotiate until immediately prior to signing of the Merger Agreement.

On January 30, 2023, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of J.P. Morgan and Dorsey. Mr. Ward sought input from the Transaction Committee on key considerations relating to the Merger Agreement, including the definition of Material Adverse Effect, provisions relating to the Board of Directors’ fiduciary duties and ability to consider alternate proposals that may be received from third parties, the operating covenants relating to the conduct of our business following signing of the Merger Agreement and prior to closing, and regulatory-related provisions. Following input from J.P. Morgan, Dorsey and CSI management, the Transaction Committee agreed that we should engage on these issues and continue to negotiate for terms that improved the terms of the transaction for CSI and its stockholders. Following this meeting, CSI management and Dorsey continued to engage with Abbott and Baker on the open issues.
On January 30, 2023, Dorsey sent a revised draft of the Merger Agreement to Baker.
On February 2, 2023, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein. Mr. Ward provided an update on the negotiation process. The Transaction Committee discussed these developments, but took no action at this time.
On February 3, 2023, Mr. Ward called Mr. Ford to discuss the status of the negotiations. Mr. Ford affirmed Abbott’s continued interest in pursuing the transaction. They discussed a new target date of February 8, 2023 to sign and announce the transaction, assuming the parties could finalize negotiations and resolve the open issues on the Merger Agreement.
On February 4, 2023, Baker sent Dorsey a revised draft of the Merger Agreement.
Dorsey and Baker held a telephone conference on February 5, 2023 to discuss the open issues on the Merger Agreement.
Also on February 5, 2023, Mr. Ward held discussions with a representative of Abbott and conveyed to him that he would not recommend the transaction to the Transaction Committee or the Board of Directors unless Abbott made certain revisions to the Merger Agreement terms regarding the definition of Material Adverse Effect, regulatory matters and interim operating covenants.
On February 6, 2023, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of J.P. Morgan and Dorsey. After a briefing by CSI management and Dorsey, the Transaction Committee discussed the status of the negotiations and the material open issues remaining in the Merger Agreement. The Transaction Committee confirmed its support for the position taken by Mr. Ward with Abbott on February 5, 2023.
On February 7, 2023, Abbott informed Mr. Ward that it would be willing to make certain modifications. Following this discussion, Baker sent Dorsey a revised draft of the Merger Agreement. Abbott characterized this draft as the final version approved by Abbott. Later that day, the Transaction Committee held a meeting by video conference, which was also attended by Messrs. Ward, Points and Rosenstein, and representatives of J.P. Morgan and Dorsey. The Transaction Committee discussed the process to get to a final agreement. Following this meeting, Mr. Ward contacted a representative of Abbott and informed him that with one additional modification, the Merger Agreement would sufficiently address the concerns that he had raised in the February 5, 2023 discussions with Abbott.
On February 8, 2023, Baker sent Dorsey a revised draft of the Merger Agreement, which addressed CSI’s concern. Mr. Ward verbally informed Abbott that this version of the Merger Agreement was suitable to submit to the Board of Directors for consideration.
On the same day, the Transaction Committee, the Human Resources and Compensation Committee and the Board of Directors held meetings by video conference, which were attended by all Board of Directors members and were also attended by Messrs. Ward, Points and Rosenstein, and representatives of J.P. Morgan and Dorsey, to consider the Merger Agreement. The Dorsey representatives presented on the Board of Directors’ fiduciary duties and provided an overview of the Merger Agreement, including (i) key closing conditions, such as regulatory approval; (ii) restrictions on the conduct of our business between signing and closing; (iii) the treatment of equity awards; (iv) a “no-shop” restriction requiring CSI to cease all third-party negotiations or discussions and prohibiting CSI from further soliciting other acquisition proposals (subject to a “fiduciary out” for a superior proposal); (v) the definition of and conditions relating to a Material Adverse Effect; (vi) the

$26,500,000 CSI Termination Fee to be paid by CSI in connection with the termination of the Merger Agreement under certain specified circumstances related to a change in the recommendation of the Board of Directors, CSI’s entry into an agreement for a superior proposal or the breach of certain of CSI’s covenants under the Merger Agreement; and (vii) the $26,500,000 Abbott Termination Fee payable by Abbott in connection with the termination of the Merger Agreement under certain specified circumstances related to regulatory laws or due to the consummation of the Merger being permanently enjoined under regulatory laws. Representatives of Dorsey answered questions from members of the Board of Directors regarding the terms of the Merger Agreement. Representatives of J.P. Morgan delivered the February 8, 2023 oral opinion of J.P. Morgan to CSI’s Board of Directors, which was confirmed by delivery of a written opinion, dated as of February 8, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to the holders of Shares, as more fully described below in the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan Securities LLC.” The full text of the written opinion of J.P. Morgan, dated as of February 8, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. In addition, CSI management presented to the Board of Directors with respect to the negotiating history and reviewed with the Board of Directors a number of factors to consider with respect to whether to proceed with approving the transaction. During the Transaction Committee meeting that preceded the Board of Directors meeting, the Transaction Committee, after considering the foregoing presentations and matters, as well as its own prior considerations and deliberations with respect to, and participation in the oversight of negotiations regarding, the potential transaction with Abbott, unanimously recommended the approval by the full Board of Directors of the Merger Agreement and related transactions. After the presentations by Dorsey, J.P. Morgan and CSI management, and after receiving the recommendation of the Transaction Committee, the Board of Directors continued to discuss the potential transaction with Abbott, CSI’s various alternatives thereto and the reasons that the Board of Directors believed that the Merger, the Merger Agreement and the other transactions contemplated thereby were advisable and in the best interests of CSI and our stockholders. For more information concerning the recommendation of the Board of Directors, see the section of this proxy statement titled, “The Merger — Recommendation of CSI’s Board of Directors and Reasons for the Merger.” Following such discussion, and following the close of the U.S. stock markets, the Board of Directors unanimously (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are fair to, advisable, and in the best interests of CSI and its stockholders, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by and on behalf of CSI, (iii) resolved to recommend the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement to the stockholders of CSI and (iv) directed that the Merger Agreement be submitted to the stockholders of CSI for adoption. The Board of Directors authorized our senior management to execute the final Merger Agreement with Abbott.
Following the Board of Directors meeting, CSI and Abbott executed the Merger Agreement. On this day, our Shares closed on Nasdaq at $13.31 per Share.
Later the same day, the parties issued a joint press release announcing the execution of the Merger Agreement, which we filed the next morning with a Current Report on Form 8-K.
Recommendation of CSI’s Board of Directors and Reasons for the Merger
Recommendation of CSI’s Board of Directors
After considering the various factors described below, the Board of Directors has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of CSI and its stockholders; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by and on behalf of CSI; (iii) resolved to recommend the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of CSI; and (iv) directed that the Merger Agreement be submitted to the stockholders of CSI for adoption.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger
In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board of Directors consulted with our senior management and legal and financial advisors, and considered and analyzed a range of factors. In the course of reaching its determination to approve the terms of the Merger Agreement and the Merger and to recommend that our stockholders approve the terms of the Merger Agreement and the Merger, the Board of Directors considered numerous factors, including the following material factors and benefits, each of which the Board of Directors believed supported its unanimous determination and recommendation:
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The Prospects of CSI; Risks Relating to Remaining an Independent Company. The Board of Directors considered our prospects and risks if we were to remain an independent company. The Board of Directors discussed our current business and financial plans, including the risks and uncertainties associated with achieving and executing upon our business and financial plans in the short- and medium-term, the potential for our assumptions underlying our projections failing to materialize, and the general risks of market conditions that could reduce the value of CSI and the market price of the Shares. Among the potential risks identified by the Board of Directors were:

○	the significant challenges that our business has faced since the start of the COVID-19 pandemic;
○	our substantial reliance on our core orbital atherectomy products;
○	the challenges associated with expanding our business internationally;
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our declining gross margins due to growth in our international business and our sale of distributed interventional support devices in the U.S., as well as declining selling prices of our atherectomy products in office-based labs;

○	our history of operating losses, which are expected to continue in the near-term;
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risks associated with our product development pipeline, including challenges in the design process, the significant costs we expect to incur, the uncertainties relating to clinical trials and regulatory approvals required for the new products, risks in the launch of these new products, the overall timelines required to bring these products to market, and the necessity of obtaining external sources of financing to fund this pipeline, as further described below;

○	our reliance on third parties, such as partners for our product development pipeline, international distributors and suppliers of the products we distribute;
○	the competitive nature of our industry and target markets, which competition has increased in recent years;
○	potential future competition, including from development of competing products and therapies by larger and better funded companies;
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the fact that sales of our products depend in part on the availability of reimbursement within prevailing healthcare payment systems and ongoing uncertainties associated with reimbursement in the office-based lab setting;

○	challenges in salesforce execution;
○	employee retention and the increase in employee turnover that we have experienced in the last 24 months, including several positions at the senior management level;
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our need for additional financing in the future, which would be dilutive to our current stockholders and may involve us incurring indebtedness, and which may not be available when needed, which could have an adverse effect on our business and prospects;

○	the risks inherent in the medical device industry, particularly for a company with a limited number of commercialized products and limited financial resources;
○	ongoing uncertainties in the financial markets and other external factors over which we have no control, such as the potential for recession, geopolitical crises and political instability; and
○	general risks and market conditions that could reduce the market price of the Shares.

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Loss of a Unique Opportunity. The Board of Directors considered the fact that no party had previously expressed any firm interest in acquiring us, notwithstanding that we had been approached by and engaged in discussions with several parties since October 2020 (as more fully described above in the section of this proxy statement titled “The Merger—Background of the Merger”), and that, if it declined to pursue and, ultimately, approve Abbott’s proposal, there was no assurance that there would be another opportunity for our stockholders to receive from Abbott or any other person as significant a premium for the Shares as is contemplated by the Merger Agreement, or that any person could provide to us and our stockholders transaction terms that were as favorable as those in the Merger Agreement. Furthermore, two parties other than Abbott contacted us during the negotiations with Abbott and both declined to pursue further discussions, consistent with our experience with previous inbound inquiries.

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Lack of Potential Strategic Alternatives. The Board of Directors considered possible alternatives to the acquisition by Abbott (including the possibility of continuing to operate CSI as an independent entity or seeking a similarly sized peer company with which to merge, and the desirability and perceived risks of those courses of action), potential benefits to our stockholders of these alternatives and the timing and likelihood of effecting such alternatives, and the Board of Directors’ assessment that none of these alternatives was reasonably likely to create greater value for our stockholders than Abbott’s offer, taking into account risks of execution as well as business, competitive, industry and market risks.

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Historical Trading Prices; Premium to Market Price. The Board of Directors considered the relationship of the Merger Consideration to the current and historical market prices of the Shares. The Merger Consideration to be paid in cash for each Share would provide our stockholders with the opportunity to receive a significant premium over the current and historical market price of the Shares. The Board of Directors reviewed historical market prices, volatility and trading information with respect to the Shares, including the fact that the Merger Consideration represents:

○	a premium of approximately 47.3% over the closing price per Share on Nasdaq on February 7, 2023, the day before the execution of the Merger Agreement;
○	a premium of approximately 43.8% over the volume weighted average price over the 30-day period before the execution of the Merger Agreement;
○	a premium of approximately 43.2% over the volume weighted average price over the 60-day period before the execution of the Merger Agreement; and
○	a premium of approximately 43.1% over the volume weighted average price over the 90-day period before the execution of the Merger Agreement.
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Certainty of Value. The Board of Directors considered that the consideration to be received by our stockholders in the Merger will consist entirely of cash, without any financing condition, which provides liquidity and certainty of value to our stockholders. The Board of Directors believed this certainty of value was compelling compared to the long-term value creation potential of our business, taking into account the Board of Directors’ familiarity with our current and historical financial condition, results of operations, business, competitive position and prospects as well as our future business plans and potential long-term value, including our future prospects and risks if we were to remain an independent company.

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Value. The Board of Directors believed that the Merger Consideration represented fair value for the Shares, taking into account, among other things, the Board of Directors’ familiarity with our business strategy, assets and prospects, and the relative certainty of the consideration in cash in the Merger as compared to the uncertainty of our future stock price.

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Opinion of J.P. Morgan. The February 8, 2023 oral opinion of J.P. Morgan delivered to the Board of Directors, which was confirmed by delivery of a written opinion, dated as of February 8, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to the holders of Shares, as more fully described below in the section of this proxy statement titled “The Merger—Opinion of J.P. Morgan Securities LLC” of this proxy statement. The full text of the written opinion of J.P. Morgan, dated as of February 8, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.
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Negotiations with Abbott and Terms of the Merger Agreement. The Board of Directors believed that the Merger Consideration represented the highest value reasonably obtainable for the Shares, based on the Board of Directors’ consideration of potential strategic alternatives and the progress and outcome of its negotiations with Abbott. The Board of Directors believed, based on our negotiations and discussions with Abbott, that the Merger Consideration was the highest price per Share that Abbott was willing to pay, and that the Merger Agreement contained the most favorable non-economic terms to CSI and its stockholders to which Abbott was willing to agree. Among the non-economic terms of the Merger Agreement that the Board of Directors believes are favorable to CSI and its stockholders are:

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Ability to Respond to Certain Unsolicited Acquisition Proposals: The Merger Agreement includes a customary “fiduciary out” provision that allows CSI, under certain specified circumstances, to furnish information and data to, and participate and engage in discussions or negotiations with, third parties with respect to an Acquisition Proposal, if the Board of Directors (x) determines in good faith that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement— No Solicitation; Change in Recommendation”) and (y) determines in good faith that the failure to take such actions would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement— No Solicitation; Change in Recommendation.”

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Change of Recommendation: Prior to the receipt of Stockholder Approval, the Board of Directors may effect a Change in Recommendation (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement— No Solicitation; Change in Recommendation”) if (x) CSI receives an Acquisition Proposal that the Board of Directors determines in good faith constitutes a Superior Proposal or (y) an Intervening Event (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—No Solicitation; Change in Recommendation”) has occurred and is continuing and, in either case, the Board of Directors determines in good faith that the failure to change its recommendation would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law.

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Superior Proposal Termination Right: In the case of a Change in Recommendation made in connection with a Superior Proposal, CSI may terminate the Merger Agreement by written notice to Abbott (so long as, immediately prior to or simultaneously with, and as a condition to the effectiveness of, such termination, CSI pays to Abbott the CSI Termination Fee).

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Conditions to the Consummation of the Merger; Likelihood of Closing: The nature of the closing conditions in the Merger Agreement, which supported the Board of Directors’ view that the likelihood of closing the Merger was relatively high. For more information regarding the specific conditions to closing set forth in the Merger Agreement, please see the sections of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement— Conditions to the Closing of the Merger.”

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No Financing Condition: The representation of Abbott that it would have access to sufficient cash resources to pay the amounts required to be paid under the Merger Agreement and that the Merger is not subject to a financing condition.

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Reverse Termination Fee: The obligation of Abbott to pay to us the Abbott Termination Fee, equal to $26,500,000, under certain circumstances involving the failure to obtain competition law regulatory clearances, indicating Abbott’s commitment to completing the transactions contemplated by the Merger Agreement. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

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Right to Specific Performance. CSI is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Abbott and to enforce specifically the performance by Abbott of the terms and provisions of the Merger Agreement in any court, without proof of actual damages. This is in addition to any remedy to which the parties are entitled to, at law or in equity. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Specific Performance.”

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Timing and Likelihood of Completion. The Board of Directors considered the anticipated timing of the completion of the Merger and the other transactions contemplated by the Merger Agreement, with the anticipated result of allowing stockholders to receive the Merger Consideration in a relatively short time frame. The Board of Directors considered that the potential for closing in a relatively short time frame could also reduce the amount of time during which our business would be subject to the potential uncertainty of closing and related disruptions.

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Business Reputation and Experience of Abbott. The Board of Directors considered the business reputation, management, experience in completing similar transactions and financial resources of Abbott. The Board of Directors believed that these factors supported the conclusion that a transaction with Abbott could be completed relatively quickly in an orderly process.

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Appraisal Rights. The Board of Directors considered the fact that the stockholders that properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”

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No Management Arrangements. The Board of Directors considered the fact that Abbott did not require any member of CSI management to enter into an employment, equity contribution or other agreement or arrangement as a condition to entering into the Merger Agreement, which avoided potential conflicts of interest in the negotiations and additional barriers to reaching an agreement.

The Board of Directors also considered a variety of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
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No Stockholder Participation in Future Growth or Earnings. The structure of the Merger as a cash transaction means that our stockholders will not participate in future earnings or growth of CSI and will not benefit from any appreciation in value of the combined company.

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Risks Associated with Failure to Consummate the Merger. The possibility that the transactions contemplated by the Merger Agreement, including the Merger, might not be consummated, and the fact that, if the Merger is not consummated, (i) our directors, senior management and other employees will have expended significant time and effort and will have experienced substantial distractions from their work during the pendency of the Merger, (ii) CSI will have incurred significant transaction costs, (iii) our continuing business relationships with business partners and employees may be adversely affected, (iv) we may experience significant increases in employee attrition, (v) the trading price of the Shares could be adversely affected, (vi) the market’s perceptions of our prospects could be adversely affected, and (vii) we may lose business opportunities that would otherwise have been desirable.

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Interim Restrictions on Business Pending the Completion of the Merger. Restrictions on the conduct of our business due to pre-closing covenants in the Merger Agreement whereby we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, will not take a number of actions related to the conduct of our business without the prior written consent of Abbott, which may have an adverse effect on our ability to respond to changing market and business conditions in a timely manner or at all.

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No Solicitation of Other Parties in the Negotiation Process. The lack, for the reasons described above, of a process to solicit inquiries from any third parties to determine whether they might be interested in acquiring CSI before entering into the Merger Agreement.

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No Solicitation of Other Parties in the Future. Restrictions contained in the Merger Agreement which preclude us from soliciting alternative acquisition proposals and limit our ability to engage in discussions with other parties who might be interested in acquiring us.

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Termination Fee and Expense Reimbursement. The requirement under the Merger Agreement for us to pay to Abbott the CSI Termination Fee of $26,500,000 under certain circumstances. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

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Effects of Transaction Announcement. The effect of the public announcement of the Merger Agreement, including effects on our stock price and our ability to attract and retain key personnel during the pendency of the transactions contemplated by the Merger Agreement, as well as the potential for litigation in connection with the Merger.

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Timing Risks. The amount of time it could take to complete the Merger, including the risk posed by Abbott’s ability, under certain circumstances, to unilaterally extend the End Date (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”) for an aggregate of 270 days beyond the initial End Date of November 8, 2023.

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Regulatory Risks. The risk that we and Abbott might not receive the necessary regulatory approvals or clearances to complete the Merger or that governmental authorities could attempt to condition their approvals or clearances of the Merger on one or more of the parties’ compliance with certain terms or conditions that may cause one or more of the conditions to the Merger not to be satisfied. In addition, the Merger Agreement does not require Abbott to agree to any “Burdensome Condition” (as defined in the section of this proxy statement titled, “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”), which increases the risk to CSI that the Merger may not be completed.

•	Taxable Consideration. The gains from the consideration to be received by the stockholders in the Merger generally will be taxable to the stockholders for U.S. federal income tax purposes.
•
Potential Conflicts of Interest. The fact that certain of our officers and directors may have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of our other stockholders. For more information, please see the section of this proxy statement titled “The Merger— Interests of CSI’s Directors and Executive Officers in the Merger.”

The foregoing discussion of information and factors considered by the Board of Directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors.
The Board of Directors believed that, overall, the potential benefits of the Merger to the stockholders outweigh the risks of the Merger and provide more certain value to our stockholders.
Financial Projections
While CSI has generally provided, on either a quarterly or annual basis, estimated ranges of certain expected financial results and operational metrics for the current or pending fiscal quarter or year in its regular earnings press releases and other investor materials, CSI does not, in the ordinary course, publicly disclose forecasts or internal projections as to future long-term performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, CSI management has, from time to time, prepared, and made public, high-level prospective financial information used in presentations to analysts and stockholders, most recently in connection with a “Capital Markets Day” event held on August 3, 2022. The prospective financial information used at the Capital Markets Day event was furnished on a Current Report on Form 8-K filed by CSI on August 3, 2022.
CSI management, at the direction of the Board of Directors, prepares non-public, unaudited, prospective financial information as part of an annual strategic planning process. In connection with the strategic planning process for the 2023 fiscal year, which occurred after the Capital Markets Day event held on August 3, 2022, CSI management prepared non-public, unaudited, prospective financial information for fiscal years 2023 through

2027 (the “Strategic Plan Projections”). CSI management presented the Strategic Plan Projections to the Board of Directors at meetings held on January 24-25, 2023. At these meetings, CSI management reviewed with the Board of Directors (a) the Strategic Plan Projections, (b) certain assumptions that were utilized to prepare the Strategic Plan Projections, including that such estimates had been reasonably prepared on bases reflecting the best currently available judgments of CSI management, and (c) the purpose for which such estimates were prepared by CSI management. Assumptions made by CSI management to prepare the Strategic Plan Projections include, among other things, innovative potential of new products, product development requirements, preclinical and clinical research requirements, regulatory requirements, commercial launch dates, market sizes, market penetration, market shares, competitive landscape, average selling prices, product costs, gross margins, regulatory approvals, timing of new geographic launches, and operating expense estimates.
The Strategic Plan Projections were also used by the Transaction Committee and Board of Directors in connection their evaluations of the Merger and strategic alternatives to the Merger, including at the meeting of the Board of Directors held on February 8, 2023. The Board of Directors directed J.P. Morgan to use and rely on the Strategic Plan Projections for purposes of providing financial analyses in connection with the Board of Directors’ evaluation of the Merger and strategic alternatives to the Merger. For more information, please see the section of this proxy statement titled “The Merger—Background of the Merger.”
The Strategic Plan Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Strategic Plan Projections were relied upon by the Transaction Committee and the Board of Directors in connection with their considerations of the Merger and the Merger Consideration. While CSI believes that such non-GAAP financial measures provide useful supplemental information in analyzing CSI’s financial results, there are limitations associated with the use of such financial measures. Such non-GAAP measures as used by CSI may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Transaction Committee, the Board of Directors or J.P. Morgan in connection with the Merger. Accordingly, CSI has not provided a reconciliation of the financial measures included in the Strategic Plan Projections to the relevant GAAP financial measures. The Strategic Plan Projections may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger and the other transactions contemplated by the Merger Agreement.
Adjusted EBITDA and unlevered free cash flow contained in the Strategic Plan Projections set forth below are each “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The Strategic Plan Projections reflect estimates and assumptions made by CSI management with respect to general business, economic, competitive, and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond CSI’s control. In particular, the Strategic Plan Projections, while presented with numerical specificity, necessarily were based on variables and assumptions that are inherently uncertain. Because the Strategic Plan Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on CSI’s business and its results of operations. None of CSI, Abbott or any of their respective affiliates, advisors or other representatives makes any representation to any stockholder regarding the validity, reasonableness, accuracy or completeness of the Strategic Plan Projections or the ultimate performance of CSI relative to the Strategic Plan Projections. The inclusion of the Strategic Plan Projections in this proxy statement does not constitute an admission or representation of CSI that the Strategic Plan Projections or the information contained therein is material. Except as required by applicable law, neither CSI nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Strategic Plan Projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Strategic Plan Projections, which were prepared as of an earlier date. The Strategic Plan Projections included in this document have been prepared by, and are the responsibility of, CSI management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Strategic Plan Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to CSI’s previously issued financial statements. It does not extend to the Strategic Plan Projections and should not be read to do so.
The Strategic Plan Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CSI in its public filings with the SEC. The Strategic Plan Projections were developed by CSI management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement, and, therefore, the Strategic Plan Projections do not give effect to the Merger or any changes to CSI’s operations or strategy that may be implemented after the consummation of the Merger, including any certain legal, advisory and other acquisition and integration-related costs incurred or expected to be incurred in connection with the Merger. Furthermore, the Strategic Plan Projections do not take into account the effect of any failure of the Merger and the other transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context.
The Strategic Plan Projections further reflect in many respects the subjective judgment of CSI management and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Strategic Plan Projections should not be regarded as an indication that CSI or anyone who received the Strategic Plan Projections then considered, or now considers, the Strategic Plan Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. CSI’s management views the Strategic Plan Projections as being subject to inherent risks and uncertainties associated with such long-range projections.
The information and table set forth below are included solely to give the stockholders access to certain of the Strategic Plan Projections for the period from fiscal year 2023 through fiscal year 2027 that were made available to the Transaction Committee, the Board of Directors and J.P. Morgan and are not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose:
	(dollars in millions)
	2023E	2024E	2025E	2026E	2027E
Revenue	$256	$306	$365	$466	$601
Gross Profit	$183	$222	$266	$342	$445
Gross Profit Margin	71.4%	72.5%	73.0%	73.5%	74.0%
Adjusted EBITDA(1)	$(11)	$2	$17	$55	$109
Unlevered Free Cash Flow(2)	$(133)	$(30)	$(49)	$(3)	$34
(1)
Adjusted EBITDA as used in this table is defined as net income (loss) plus or minus: other (income) expense, provision for income taxes, depreciation and amortization, and excludes stock-based compensation.

(2)
Unlevered Free Cash Flow as used in this table is defined as operating profit or loss including stock-based compensation, less income taxes, plus depreciation and amortization, and less capital expenditures, changes in net working capital and strategic investments. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity. The calculation of Unlevered Free Cash Flow was not expressly included in the Strategic Plan Projections but was calculated by J.P. Morgan based upon the Strategic Plan Projections and approved by CSI’s management for use in connection with J.P. Morgan’s discounted cash flow analysis described in the section of this proxy statement titled “The Merger — Opinion of J.P. Morgan Securities LLC.”

Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, dated December 15, 2022, CSI retained J.P. Morgan as its financial advisor in connection with a possible acquisition of CSI by any third party, including the Merger.
At the meeting of the Board of Directors held on February 8, 2023, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its February 8, 2023 oral opinion by delivering its written opinion to the Board of Directors, dated February 8, 2023, that, as of such date, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to such stockholders.
The full text of the written opinion of J.P. Morgan dated February 8, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. CSI stockholders are urged to read the full text of the written opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, and was directed only to the consideration to be paid to the holders of Shares in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of CSI or as to the underlying decision by CSI to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of CSI as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning CSI and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of CSI with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by CSI management relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of CSI management with respect to certain aspects of the Merger, and the past and current business operations of CSI, the financial condition and future prospects and operations of CSI and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CSI or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to its engagement letter with CSI, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of CSI or Abbott under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by CSI management as to the expected future results of operations and financial condition of CSI to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by CSI and Abbott in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to CSI with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on CSI or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by CSI management as discussed more fully in the section of this proxy statement titled “The Merger — Financial Projections.” CSI does not publicly disclose internal CSI management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CSI management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement titled “Legal and Cautionary Disclosures— Forward-Looking Statements.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Shares in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of CSI or as to the underlying decision by CSI to engage in the Merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the consideration to be paid to the holders of Shares in the Merger or with respect to the fairness of any such compensation.
We note that J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of CSI or any other alternative transaction.
The terms of the Merger Agreement, including the consideration to be paid to the holders of Shares, were determined through arm’s length negotiations between CSI and Abbott, and the decision to enter into the Merger Agreement was solely that of the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or CSI management with respect to the Merger or the consideration, including with respect to the consideration to be paid to the holders of Shares.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board of Directors on February 8, 2023, and contained in the financial analyses presented to the Board of Directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analysis utilized by J.P. Morgan in connection with rendering its opinion to the Board of Directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of CSI with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by CSI. The companies selected by J.P. Morgan were as follows:

•	Tandem Diabetes Care, Inc.
•	AtriCure, Inc.
•	Nevro Corp
•	Artivion, Inc.
•	AngioDynamics, Inc.
•	Axogen, Inc.
•	Pulmonx Corporation
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of CSI. However, certain of these companies may have characteristics that are materially different from those of CSI. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect CSI.
Using publicly available information, J.P. Morgan calculated the multiple of the firm value (the “FV”) for the selected companies (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of calendar year 2023 revenues for the applicable company (the “FV/2023E Revenue Multiple”).
Based on the above analysis, J.P. Morgan selected a FV/2023E Revenue Multiple reference range for CSI of 1.7x to 3.4x. J.P. Morgan then applied such reference range to the projected revenue for calendar year 2023 provided in the Strategic Plan Projections. The analysis indicated a range of implied equity value per Share (rounded to the nearest $0.25) of approximately $13.75 to $24.75, which J.P. Morgan compared to the Merger Consideration of $20.00 per Share.
Selected Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be analogous to the business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which CSI operates. The following transactions were selected by J.P. Morgan as relevant to the evaluation of the Merger:
Announcement Date	Acquiror	Target
August 30, 2018	Stryker Corporation	K2M Group Holdings, Inc.
December 4, 2017	TPG Partners VII, LP	Exactech, Inc.
June 27, 2016	Medtronic PLC	HeartWare International, Inc.
December 17, 2014	Royal Philips NV	Volcano Corp.
May 27, 2014	Spectranetics Corp.	AngioScore Inc.
February 3, 2014	Smith & Nephew PLC	ArthroCare Corp.
April 29, 2010	Medtronic, Inc.	ATS Medical, Inc.
None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristic of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s revenue for the twelve-month period after the announcement (the “NTM”) of the applicable transaction (the “FV/NTM Revenue Multiple”).
Based on the above analysis, J.P. Morgan selected a FV/NTM Revenue Multiple reference range of 2.5x to 4.5x for CSI. J.P. Morgan then applied such reference range to the projected revenue for the twelve-month period ending December 31, 2023. The analysis indicated a range of implied equity values per Share (rounded to the nearest $0.25) of $19.00 to $31.75, which J.P. Morgan compared to the Merger Consideration of $20.00 per Share.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per Share. J.P. Morgan calculated the unlevered free cash flows that CSI is expected to generate during fiscal years 2023 through 2027 based upon the Strategic Plan Projections, which were discussed with and approved by CSI management for use by J.P. Morgan in connection with its financial analyses, which was then adjusted, at the direction of CSI management, for an assumed future financing by CSI of $100 million in gross proceeds in 2023 by adding the net proceeds of such assumed future financing to the unlevered free cash flows for 2023 and adjusting for the potential dilutive impact of such assumed future financing. J.P. Morgan also calculated a range of terminal values for CSI at the end of this period by applying perpetual growth rates ranging from 3.0% to 4.0%, based on guidance provided by CSI management, to estimates of the unlevered free cash flow of CSI during the fiscal year 2027, as provided in the Strategic Plan Projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2022 using discount rates from 10.5% to 12.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of CSI. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by adding net cash and present value of net operating losses as of December 31, 2022. This analysis indicated a range of implied equity values for CSI, which J.P. Morgan divided by the number of outstanding Shares, calculated on a fully diluted basis and, at the direction of CSI management, adjusted for an assumed future financing by CSI of $100 million in gross proceeds in 2023, to derive a range of implied equity values per Share (rounded to the nearest $0.25) of $17.00 to $25.00, which J.P. Morgan compared to the Merger Consideration of $20.00 per Share.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of CSI. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to CSI, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of CSI. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CSI and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise CSI with respect to the Merger and deliver an opinion to the Board of Directors with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with CSI and the industries in which it operates.

For financial advisory services rendered in connection with the Merger, CSI has agreed to pay J.P. Morgan an estimated fee of approximately $15.5 million, $2 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion, and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, CSI has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with CSI. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with Abbott for which J.P. Morgan and such affiliates have received customary compensation. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Abbott, for which it receives customary compensation or other financial benefits. During the two-year period preceding delivery of its opinion ending on February 8, 2023, the aggregate fees recognized by J.P. Morgan from Abbott were approximately $2,460,000. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of CSI and Abbott. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of CSI or Abbott for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Interests of CSI’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that some of our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement were fair to, advisable, and in the best interests of CSI and its stockholders, in reaching its decision to authorize and approve the execution, delivery and performance of the Merger Agreement by and on behalf of CSI, in making its recommendation to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of CSI, and in directing that the Merger Agreement be submitted to the stockholders for adoption.
Arrangements with Abbott
As of the date of this proxy statement, none of our directors or executive officers has entered into any agreement with Abbott regarding employment with, or compensation to be received from, Abbott or the surviving corporation on a going-forward basis following the consummation of the Merger, and there have been no discussions of any such arrangements between Abbott and any of our directors or executive officers. Prior to and following the Closing, however, certain of our executive officers may have discussions, and following the Closing, may enter into agreements with Abbott or the surviving corporation, or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Abbott, the surviving corporation or one or more of their affiliates.
Insurance and Indemnification of Directors and Executive Officers
From and after the Effective Time, the surviving corporation will (1)(A) indemnify and hold harmless each Indemnified Person (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance”) against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts, or liabilities incurred or paid in connection with any investigation, claim, action, inquiry, suit, proceeding, or judgment, based on, arising out of, relating to or in connection with the fact that such person is or was an Indemnified Person and arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or extend) at, prior to, or after the Effective Time (including in respect of acts or omissions in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement), (B) exculpate and release from any lability such Indemnified Persons, and (C) provide the advancement of expenses to such Indemnified Persons, in each case to the same extent such Indemnified Persons are so indemnified and held harmless, exculpated and released, or have the right to the advancement of expenses as of the Signing Date pursuant to CSI’s certificate of incorporation or bylaws or indemnification contracts between CSI and the Indemnified Persons in existence on January 1, 2023, and (2) maintain, for six years after the Effective Time, policies of directors’ and officers’ liability insurance and fiduciary liability insurance that cover each person covered by CSI’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies as of January 1, 2023 and that provide for at least the same coverage and amounts as, and contain terms and conditions which are no less favorable to the insured as, the current policies with respect to claims arising from facts or events that occurred on or before the Effective Time. Abbott will not be required to expend more than the Maximum Annual Premium (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance”) for such insurance. In lieu of maintaining the insurance coverage described above, Abbott may direct CSI or the surviving corporation to purchase, at Abbott’s expense, “tail” insurance coverage, at a cost no greater than the Maximum Annual Premium, that provides insurance coverage no less favorable than the coverage described above.
For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”
Treatment of CSI Options, Restricted Shares, and CSI RSUs
As of March 14, 2023, (i) 42,198,048 Shares were issued and outstanding, including 2,330,163 Restricted Shares, of which 1,223,849 were subject to time-based vesting and 1,106,314 were subject to performance-based vesting; and (ii) 345,089 Shares were reserved for issuance pursuant to outstanding CSI equity awards under CSI’s stock plans, consisting of (A) 65,432 Shares reserved for issuance pursuant to outstanding CSI Options, with a weighted average exercise price of $36.75 per Share, and (B) 279,657 Shares reserved for issuance pursuant to outstanding CSI RSUs. The CSI Options and Restricted Shares held by CSI’s executive officers and the CSI RSUs held by the directors, in each case, as of immediately prior to the Effective Time, will be treated as described below.
The Merger Agreement provides that at the Effective Time, each:
•	issued and outstanding CSI Option, to the extent unvested, will accelerate and become fully vested and exercisable;
•
outstanding and unexercised CSI Option (including after giving effect to the acceleration described above) with an exercise price per Share lower than the Merger Consideration will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (A) the number of Shares for which such CSI Option is exercisable and (B) the excess of the Merger Consideration over the per Share exercise price of such CSI Option, subject to applicable tax withholding;

•	outstanding and unexercised CSI Option with an exercise price per Share that is equal to or greater than the Merger Consideration will be cancelled without the payment of consideration;
•	issued and outstanding Restricted Share will accelerate, become immediately vested and will be treated as a Share in the Merger, subject to applicable tax withholding; and
•
issued and outstanding CSI RSU, to the extent unvested, will accelerate and become fully vested, and each outstanding CSI RSU (after giving effect to the accelerated vesting) will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (A) the number of Shares subject to such CSI RSU and (B) the Merger Consideration, subject to applicable tax withholding.

For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of CSI Options, Restricted Shares, and CSI RSUs.”
Potential Contractual Payments to Executive Officers in Connection with the Merger
The following is a description of the potential contractual payments that CSI may have to pay to its executive officers in connection with the Merger, including the acceleration of benefits in the event of a qualifying termination of an executive officer as provided in an employment agreement with such executive officer or pursuant to a benefit plan offered by CSI.

Notwithstanding the treatment of CSI equity awards in connection with a change in control provided in any employment agreement or other benefit plan offered by CSI as described below, upon the occurrence of the Effective Time, all such CSI equity awards will be treated in accordance with the terms of the Merger Agreement. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of CSI Options, Restricted Shares, and CSI RSUs.”
Cardiovascular Systems, Inc. Executive Officer Severance Plan
CSI maintains the Cardiovascular Systems, Inc. Executive Officer Severance Plan, as amended and restated on August 22, 2018 (the “Severance Plan”), which provides for a limited number of covered employees, including our executive officers, to receive the following benefits if their employment is terminated by CSI (or its successor) without “cause” or due to a “reduction in force” or by the executive officer for “good reason” (as such terms are defined in the Severance Plan), within 24 months following a change of control of CSI (which will occur upon the consummation of the Merger):
•
the payment of (i) such executive officer’s then-current annual base salary, plus (ii) the target annual bonus such executive officer was eligible to earn under CSI’s cash bonus plan for the fiscal year in which the termination occurs (assuming 100% achievement against CSI’s budgets), which amount is payable in equal installments over the Severance Period (as defined below);

•
a pro-rated payment of such executive officer’s annual performance bonus for the fiscal year in which the termination occurs based on the portion of the fiscal year during which the executive officer was employed, which amount, if any, will be payable at the same time as provided under CSI’s cash bonus plan;

•	the payment of any accrued and unused vacation in accordance CSI’s regular vacation policy;
•
continued CSI-paid health insurance coverage during the Severance Period for such executive officer and their eligible dependents, provided the executive officer timely elects such continuation coverage and timely pays their share of such premiums; and

•
accelerated vesting of all CSI Options, Restricted Shares, and CSI RSUs held by such executive officer that would have vested within the 12-month period immediately following the executive officer’s termination of employment.

In addition, the Severance Plan provides that if an executive officer’s employment is terminated by CSI without cause or due to a reduction in force, in either such case, that does not occur within 24 months following a change of control of CSI, then the executive officer will receive the same benefits as described above, except that the severance pay will be limited to annual base salary payable over the Severance Period (and would not include the target bonus component).
The Severance Period applicable to each executive officer is based on such executive officer’s title, and is set forth in the table below.
Title	Severance Period
Chief Executive Officer	24 months
Section 16 Officers	18 months
Senior Vice Presidents/Executive Vice Presidents	15 months
Vice Presidents and Other Corporate Officers	12 months
Area Vice Presidents and Other Employees Designated by the Human Resources and Compensation Committee	6 months or such other period as designated by the Human Resources and Compensation Committee
The estimated aggregate amount of the cash benefits our executive officers would receive upon a qualifying termination of employment under the Severance Plan, assuming the Merger closes on May 31, 2023, and a qualifying termination of employment of such executive officer occurs immediately thereafter, is approximately $9.0 million, which amount does not include any amounts to be received by our executive officers in exchange for the CSI Options, Restricted Shares, or CSI RSUs held by them that are unvested and are being accelerated, cancelled and converted into the right to receive consideration in the Merger (as described in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the

Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs”), as such acceleration, cancellation and conversion will occur pursuant to the terms of the Merger Agreement prior to any termination of employment, and not the Severance Plan. For estimates of the amounts of such cash severance that each of our named executive officers may be entitled to receive under the Severance Plan individually, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”
In addition to the named executive officers, Stephen Rempe, our Chief Human Resources Officer, may be entitled to receive $961,223 of cash severance under the Severance Plan, which is comprised of $470,453 (equal to 1.5 times Mr. Rempe’s annual base salary), plus $282,272 (equal to 1.5 times the target annual bonus Mr. Rempe is eligible to earn under CSI’s cash bonus plan for fiscal year 2023), plus $172,498 (equal to a pro-rated payment of Mr. Rempe’s annual performance bonus for fiscal 2023), plus $36,000 (equal to the estimated cost of subsidized continued healthcare coverage under COBRA (“COBRA Coverage”) to which Mr. Rempe may become entitled to under the Severance Plan, which represents the CSI-paid portion of COBRA Coverage for the maximum possible period and assumes actual benefit elections made by Mr. Rempe for the 2023 calendar year, and premiums for such year, continue unchanged for the benefit period), in each case, based on the same assumptions set forth in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Certain CSI Executive Officers in Connection with the Merger” and applicable to the table set forth in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.” The estimated amount of cash severance to be received by Mr. Rempe upon a qualifying termination under the Severance Plan does not include any amounts to be received by him in exchange for the Restricted Shares held by him that are unvested and being accelerated, cancelled and converted into the right to receive consideration in the Merger (as described under “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs”), as such acceleration, cancellation and conversion will occur pursuant to the terms of the Merger Agreement prior to a termination of employment, and not the Severance Plan.
As a condition to receipt of the severance payments and benefits described above, each executive officer is required to execute a release of claims agreement in favor of CSI and to continue to comply with certain post-termination covenants in favor of CSI.
The Severance Plan does not affect any other rights our executive officers may have to severance benefits in their employment agreements. However, an executive officer will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive officer under his or her employment agreement. The executive officer will receive benefits under his or her employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.
Ward Employment Agreement
The Employment Agreement, effective August 16, 2016, by and between Scott Ward and CSI (the “Ward Employment Agreement”), provides that if Mr. Ward’s employment is terminated without “cause” or if he resigns for “good reason” (as such terms are defined in the Ward Employment Agreement) within 24 months following a change of control of CSI (which will occur upon the consummation of the Merger), he will be entitled to receive:
•
An amount equal to two times the sum of (i) his annual base salary as in effect immediately prior to the date of termination and (ii) the target annual bonus Mr. Ward was eligible to earn under CSI’s cash bonus plan for the fiscal year in which the termination occurs (assuming 100% achievement against CSI’s budgets), which amount is payable in equal installments over 24 months following the date of the termination of his employment;

•
a pro-rated payment of his annual performance bonus for the fiscal year in which the termination occurs based on the portion of the fiscal year during which he was employed, which amount, if any, will be payable at the same time as provided under CSI’s cash bonus plan; and

•
continued CSI-paid health insurance coverage for 24 months for Mr. Ward and his eligible dependents, provided Mr. Ward timely elects such continuation coverage and timely pays his share of such premiums.

As a condition to receipt of the severance payments and benefits described above, Mr. Ward is required to execute a release of claims agreement in favor of CSI and to continue to comply with certain post-termination covenants in favor of CSI.
The Severance Plan provides that an executive officer participating in the Severance Plan is eligible to receive the greater of the severance benefits provided under the Severance Plan or a severance agreement between CSI and such officer, but that such executive officer may not receive duplicative severance benefits.
Points Employment Agreement
The Employment Agreement, effective February 7, 2018, by and between Jeffrey Points and CSI (the “Points Employment Agreement”), provides that if Mr. Points’ employment is terminated without “cause” or if he resigns for “good reason” (as such terms are defined in the Points Employment Agreement) within 24 months following a change of control of CSI (which will occur upon the consummation of the Merger), he will be entitled to receive:
•
An amount equal to 1.5 times the sum of (i) his annual base salary as in effect immediately prior to the date of termination and (ii) the target annual bonus Mr. Points was eligible to earn under CSI’s cash bonus plan for the fiscal year in which the termination occurs (assuming 100% achievement against CSI’s budgets), which amount is payable in equal installments over 18 months following the date of the termination of his employment;

•
a pro-rated payment of his annual performance bonus for the fiscal year in which the termination occurs based on the portion of the fiscal year during which he was employed, which amount, if any, will be payable at the same time as provided under CSI’s cash bonus plan; and

•
continued CSI-paid health insurance coverage for 18 months for Mr. Points and his eligible dependents, provided Mr. Points timely elects such continuation coverage and timely pays his share of such premiums.

As a condition to receipt of the severance payments and benefits described above, Mr. Points is required to execute a release of claims agreement in favor of CSI and to continue to comply with certain post-termination covenants in favor of CSI.
The Severance Plan provides that an executive officer participating in the Severance Plan is eligible to receive the greater of the severance benefits provided under the Severance Plan or a severance agreement between CSI and such officer, but that such executive officer may not receive duplicative severance benefits.
Employment Agreements with Alexander Rosenstein, Sandra Sedo and Stephen Rempe
CSI entered into employment agreements with Alexander Rosenstein, Sandra Sedo, and Stephen Rempe on August 19, 2014, June 13, 2016, and March 20, 2019, respectively. The employment agreements were in CSI’s standard form for employees and are terminable by either party at any time for any reason. The employment agreements contain standard confidentiality, noncompetition and assignment of inventions provisions. The employment agreements do not provide the respective executive officer with any benefits, including bonuses or severance benefits, in connection with the Merger.
Transaction Bonus
In recognition of the extraordinary performance of certain employees during the negotiation of the Merger Agreement, and in recognition of the need for such employee’s managerial skills in the operation of CSI between the Signing Date and the Closing Date, the Human Resources and Compensation Committee of the Board of Directors determined that it was in the best interests of CSI and its stockholders to pay a one-time cash bonus to such employees (each, a “Transaction Bonus”). The Transaction Bonuses will be paid to the recipients as soon as practicable following the Closing or on May 1, 2023, whichever occurs first; provided, however, that the payment of any Transaction Bonus is subject to such recipient’s continued employment with CSI through the date on which the Transaction Bonuses are actually paid.
The estimated aggregate amount of the Transaction Bonuses to be paid to our executive officers and other eligible employees is $750,000. For the amounts of the Transaction Bonus that each of our named executive officers is eligible to receive individually, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.” In addition to the named executive officers, Mr. Rempe is eligible to receive a Transaction Bonus in the amount of $80,000.
Quantification of Potential Payments to Certain CSI Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated compensation that is based on or otherwise relates to the Merger that will or may become payable to CSI’s named executive officers in connection with the Merger. For more information regarding certain elements of this compensation, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Potential Contractual Payments to Executive Officers in Connection with the Merger”.
The table below assumes that:
•	the Closing occurs on May 31, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•
the number of CSI equity awards held by the named executive officers is as of March 14, 2023, the latest practicable date to determine such amounts before the filing of this proxy statement, and excludes any additional grants that may occur following such date;

•
pursuant to applicable proxy disclosure rules, the value of the CSI equity awards below is calculated based on the number of Shares covered by the applicable CSI Option, Restricted Shares, or CSI RSU that are fully vested or unvested and are being accelerated, cancelled and converted into the right to receive an amount in cash (as described in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs”) multiplied by the Merger Consideration (less the applicable exercise price per Share in the case of CSI Options);

•
the employment of each named executive officer will be terminated by Abbott, CSI, or the surviving corporation immediately following the Closing entitling the named executive officer to receive the maximum possible severance benefits described in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Potential Contractual Payments to Executive Officers in Connection with the Merger”;

•	the named executive officer’s base salary rate and annual target bonus as of the Closing are those in effect as of the date of this proxy statement;
•	the pro-rated payment of the named executive officer’s annual bonus for the year of termination is based on target bonus achievement for such year; and
•	no named executive officer enters into a new agreement or is otherwise legally entitled to, before the Effective Time, additional compensation or benefits.
The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with CSI equity awards that would vest pursuant to their terms, on or prior to Closing, or the value of payments or benefits that are not based on, or otherwise related to, the Merger.

In addition to the assumptions described in the preceding paragraph, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table below. These assumptions may or may not actually be correct. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. For purposes of the footnotes to the table below, “double-trigger” refers to benefits that require two conditions, which are the occurrence of the Effective Time and a qualifying termination of the named executive officer.
Golden Parachute Compensation
Name	Cash ($)(1) (2)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total Payments ($)
Ryan Egeland(5)	—	215,340	—	—	—	—	215,340
John Hastings(6)	—	269,420	—	—	—	—	269,420
Jeff Points	1,612,643	2,779,140	—	36,000	—	—	4,427,783
Rhonda Robb(7)	—	689,240	—	—	—	—	689,240
Alexander Rosenstein	1,410,832	2,154,000	—	36,000	—	—	3,600,832
Sandra Sedo	1,021,490	1,637,620	—	36,000	—	—	2,695,110
Scott Ward	3,935,313	12,252,140	—	48,000	—	—	16,235,453
(1)
For each of Messrs. Points, Rosenstein, and Ward and Ms. Sedo, the amounts listed in this column include the “double-trigger” cash severance payments to which the named executive officer may become entitled to under the Severance Plan, as described in more detail in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Potential Contractual Payments to Executive Officers in Connection with the Merger.” To be eligible for such “double-trigger” cash severance benefits, at any time within 24 months following a change in control of CSI (which will occur upon the consummation of the Merger), the named executive officer must be terminated by Abbott without “cause” or due to a “reduction in force” or resign for “good reason” (as such terms are defined in the Severance Plan, as described in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Potential Contractual Payments to Executive Officers in Connection with the Merger”). The aggregate amounts to be paid with respect to each named executive officer’s cash severance under the Severance Plan are as follows: for Mr. Points, $1,532,643, which is comprised of $586,970 (equal to 1.5 times Mr. Points’ annual base salary), plus $586,970 (equal to 1.5 times the target annual bonus Mr. Points is eligible to earn under CSI’s cash bonus plan for fiscal year 2023), plus $358,703 (equal to a pro-rated payment of Mr. Points’ annual performance bonus for fiscal 2023); for Mr. Rosenstein, $1,310,832, which is comprised of $593,585 (equal to 1.5 times Mr. Rosenstein’s annual base salary), plus $445,188 (equal to 1.5 times the target annual bonus Mr. Rosenstein is eligible to earn under CSI’s cash bonus plan for fiscal year 2023), plus $272,059 (equal to a pro-rated payment of Mr. Rosenstein’s annual performance bonus for fiscal 2023); for Ms. Sedo, $1,001,490, which is comprised of $509,232 (equal to 1.5 times Ms. Sedo’s annual base salary), plus $305,539 (equal to 1.5 times the target annual bonus Ms. Sedo is eligible to earn under CSI’s cash bonus plan for fiscal year 2023), plus $186,719 (equal to a pro-rated payment of Ms. Sedo’s annual performance bonus for fiscal 2023); and for Mr. Ward, $3,935,313, comprised of $1,470,000 (equal to 2 times Mr. Ward’s annual base salary), plus $1,690,500 (equal to 2 times the target annual bonus Mr. Ward is eligible to earn under CSI’s cash bonus plan for fiscal year 2023), plus $774,813 (equal to a pro-rated payment of Mr. Ward’s annual performance bonus for fiscal year 2023).

(2)
For each of Messrs. Points and Rosenstein and Ms. Sedo, the amounts listed in this column include the Transaction Bonus payments that will be paid to the named executive officer upon the earlier of May 1, 2023 and the consummation of the Merger, as described in more detail in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Potential Contractual Payments to Executive Officers in Connection with the Merger.” To be eligible to receive the Transaction Bonus, the named executive officer must not (i) have resigned or (ii) been terminated, with or without cause, prior to the payment of the Transaction Bonus. The aggregate amounts to be paid with respect to each named executive officer’s Transaction Bonus are as follows: for Mr. Points, $80,000; for Mr. Rosenstein, $100,000; and for Ms. Sedo, $20,000.

(3)
The amounts listed in this column represent the Merger Consideration that will be paid in respect of each CSI Option, Restricted Share, and CSI RSU that is held by the named executive officer as of such date, determined as described in the sections of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares, and CSI RSUs,” and “—Equity Interests of CSI’s Executive Officers and Non-Employee Directors.” Furthermore, except for Mr. Ward, who holds vested CSI RSUs, none of the named executive officers holds any CSI Options (vested or unvested) or CSI RSUs (vested or unvested), and, except for Mr. Ward, the amounts in this column solely relate to unvested Restricted Shares.

(4)
For each of Messrs. Points, Rosenstein, and Ward and Ms. Sedo, the amounts listed in this column represent the COBRA Coverage to which the named executive officer may become entitled to under their respective employment agreement or the Severance Plan, as applicable, as described in more detail in the section of this proxy statement titled “The Merger—Potential Contractual Payments to Executive Officers in Connection with the Merger.” The amount represents the CSI-paid portion of COBRA Coverage for the maximum possible period and assumes actual benefit elections made by the named executive officer for the 2023 calendar year, and premiums for such year, continue unchanged for the benefit period.

(5)
Dr. Egeland departed from his position at CSI on March 3, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares held by him at the time of his termination, which remain outstanding and eligible to vest pursuant to the terms of his separation agreement with CSI and the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Dr. Egeland will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by him in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(6)
Mr. Hastings departed from his position at CSI on August 16, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares held by him at the time of his resignation, which remain outstanding and eligible to vest pursuant to the terms of the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Mr. Hastings will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by him in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(7)
Ms. Robb departed from her position at CSI on June 6, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares held by her at the time of her termination, which remain outstanding and eligible to vest pursuant to the terms of her separation agreement with CSI and the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Ms. Robb will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by her in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

Certain of the agreements for Restricted Shares provide that the total number of Shares issued to an executive officer pursuant to such agreements will be limited if, in the event of a change of control of CSI, the accelerated vesting of the underlying Shares would result in an “excess parachute payment” (as defined in Section 280G of the Code) to the executive officer for purposes of Section 280G of the Code (taking into account all other rights, payments and benefits to which the executive officer is entitled under any other plan or agreement). Furthermore, while CSI may be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (as defined in Section 280G of the Code), as of the date of this proxy statement, none of CSI, the Board of Directors, or the Human Resources and Compensation Committee has approved any specific actions to mitigate the anticipated impact of Section 280G of the Code on CSI or any disqualified individuals.
CSI Equity Awards Held by CSI’s Executive Officers and Non-Employee Directors
As discussed above in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Officers in the Merger—Treatment of CSI Options, Restricted Shares, and CSI RSUs,” at the Effective Time, each CSI Option, Restricted Share, and CSI RSU will be accelerated (to the extent unvested) and (i) in the case of in-the-money CSI Options and CSI RSUs, will cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of Shares subject to such CSI equity award, and (B) the Merger Consideration (less, with respect to each CSI Option, the per Share exercise price) and (ii) in the case of the Restricted Shares, will be treated as a Share in the Merger.
Equity Interests of CSI’s Executive Officers and Non-Employee Directors
The following table sets forth the number of Shares and the number of Shares underlying outstanding CSI equity awards held by each of CSI’s executive officers, including our named executive officers and former executive officers who were employed by CSI during CSI’s fiscal year ended June 30, 2022, and non-employee directors, including a former director who sat on the Board of Directors during CSI’s fiscal year ended June 30, 2022 and the current fiscal year, as of March 14, 2023. The table also sets forth the values of these Shares and CSI equity awards, determined as the number of Shares (or Shares subject to the CSI equity awards) multiplied by the Merger Consideration. None of the executive officers, named executive officers, or non-employee directors hold any CSI Options, whether vested or unvested. Except for the interests described herein, no additional Shares or CSI equity awards have been or are expected to be issued or granted, as applicable, to any executive officer, named executive officer, or non-employee director in contemplation of the Merger.
Name	Shares #(1)	Shares $	Restricted Shares #(2)		Restricted Shares $(2)		CSI RSUs #(3)	CSI RSUs $	Total Payments ($)
			Time #	Perform. #	Time $	Perform. $
Executive Officers
Ryan Egeland(4)	—	—	—	10,767	—	215,340	—	—	215,340
John Hastings(5)	—	—	—	13,471	—	269,420	—	—	269,420
Jeff Points	34,051	681,020	34,484	104,473	689,680	2,089,460	—	—	3,460,160
Stephen Rempe	8,561	171,220	21,464	54,195	429,280	1,083,900			1,684,400
Rhonda Robb(6)	—	—	—	34,462	—	689,240	—	—	689,240
Alexander Rosenstein	40,973	819,460	28,084	79,616	561,680	1,592,320	—	—	2,973,460

Name	Shares #(1)	Shares $	Restricted Shares #(2)		Restricted Shares $(2)		CSI RSUs #(3)	CSI RSUs $	Total Payments ($)
			Time #	Perform. #	Time $	Perform. $
Sandra Sedo	32,503	650,060	22,677	59,204	453,540	1,184,080	—	—	2,287,680
Scott Ward	232,712	4,654,240	122,771	455,539	2,455,420	9,110,780	34,297	685,940	16,906,380
David Whitescarver(7)	—	—	—	13,472	—	269,440	—	—	269,440
Non-Employee Directors
Martha Aronson	12,411	248,220	—	—	—	—	29,816	596,320	844,540
William Cohn	9,449	188,980	—	—	—	—	40,553	811,060	1,000,040
Sachin Jain(8)	—	—	—	—	—	—	9,679	193,580	193,580
Augustine Lawlor	30,340	606,800	—	—	—	—	103,719	2,074,380	2,681,180
Erik Paulsen	700	14,000	—	—	—	—	20,627	412,540	426,540
Stephen Stenbeck	3,153	63,060	—	—	—	—	19,700	394,000	457,060
Kelvin Womack	—	—	—	—	—	—	16,734	334,680	334,680
(1)
Each of Messiers, Hastings and Whitescarver, Ms. Robb, and Drs. Egeland and Jain departed from their positions at CSI during 2022, and CSI does not have information regarding the number of Shares, if any, that they may hold as of the date of this proxy statement, other than Restricted Shares and CSI RSUs, as applicable.

(2)
This number reflects the estimated number of Shares subject to unvested Restricted Shares (whether subject to time-based vesting or performance-based vesting), as of March 14, 2023. For clarity, these represent the individual’s unvested Restricted Shares, all of which will be accelerated and vested and be treated as Shares in the Merger, subject to applicable tax withholding. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(3)
The number of Shares subject to CSI RSUs includes both vested and unvested CSI RSUs as of March 14, 2023. The value of the vested and unvested portions of the CSI RSUs are provided in the table below note (8). For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(4)
Dr. Egeland departed from his position at CSI on March 3, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares held by him at the time of his termination, which remain outstanding and eligible to vest pursuant to the terms of his separation agreement with CSI and the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Dr. Egeland will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by him in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(5)
Mr. Hastings departed from his position at CSI on August 16, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares held by him at the time of his resignation, which remain outstanding and eligible to vest pursuant to the terms of the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Mr. Hastings will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by him in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(6)
Ms. Robb departed from her position at CSI on June 6, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares still held by her at the time of her termination, which remain outstanding and eligible to vest pursuant to the terms of her separation agreement with CSI and the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Ms. Robb will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by her in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(7)
Mr. Whitescarver retired from his position at CSI on June 30, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the Restricted Shares held by him at the time of his retirement, which remain outstanding and eligible to vest pursuant to the terms of his separation agreement with CSI and the CSI equity awards for such Restricted Shares, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Mr. Whitescarver will receive Merger Consideration for the Shares, if any, and Restricted Shares (after taking into account the foregoing acceleration) held by him in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

(8)
Dr. Jain departed from his position as a director of CSI on November 8, 2022 and is not entitled to any compensatory payments or arrangements in connection with the Merger, except that a portion of the CSI RSUs held by him at the time of his departure, which remain outstanding and eligible to vest pursuant to the terms of the CSI equity awards for such CSI RSUs, will be accelerated (to the extent unvested) in connection with the Merger. Furthermore, Dr. Jain will receive Merger Consideration for the Shares, if any, and CSI RSUs (after taking into account the foregoing acceleration) held by him in connection with the Merger. For more information, please see the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger—Treatment of CSI Options, Restricted Shares and CSI RSUs.”

Name	Vested CSI RSUs		Unvested CSI RSUs		Total Payments ($)
	#	$	#	$	$
Martha Aronson	25,284	505,680	4,532	90,640	596,320
William Cohn	36,021	720,420	4,532	90,640	811,060
Ryan Egeland(1)	—	—	—	—	—
John Hastings(2)	—	—	—	—	—
Sachin Jain(3)	9,679	193,580	—	—	193,580
Augustine Lawlor	99,187	1,983,740	4,532	90,640	2,074,380
Erik Paulsen	16,095	321,900	4,532	90,640	412,540
Jeff Points	—	—	—	—	—
Stephen Rempe	—	—	—	—	—
Rhonda Robb(4)	—	—	—	—	—
Alexander Rosenstein	—	—	—	—	—
Sandra Sedo	—	—	—	—	—
Stephen Stenbeck	15,168	303,360	4,532	90,640	394,000
Scott Ward	34,297	685,940	—	—	685,940
David Whitescarver(5)	—	—	—	—	—
Kelvin Womack	12,202	244,040	4,532	90,640	334,680
(1)	Dr. Egeland departed from his position at CSI on March 3, 2022. Dr. Egeland does not hold any CSI RSUs (whether vested or unvested).
(2)	Mr. Hastings departed from his position at CSI on August 16, 2022. Mr. Hastings does not hold any CSI RSUs (whether vested or unvested).
(3)	Dr. Jain departed from his position as a director of CSI on November 8, 2022.
(4)	Ms. Robb departed from her position at CSI on June 6, 2022. Ms. Robb does not hold any CSI RSUs (whether vested or unvested).
(5)	Mr. Whitescarver departed from his position at CSI on June 30, 2022. Mr. Whitescarver does not hold any CSI RSUs (whether vested or unvested).
Appraisal Rights
If the Merger is consummated and certain conditions are met, stockholders (i) who continuously hold Shares through the Effective Time, (ii) who did not vote their Shares in favor of the adoption of the Merger Agreement, (iii) who are entitled to demand appraisal rights under Section 262 of the DGCL, (iv) who otherwise properly comply with the applicable requirements and procedures of Section 262 of the DGCL and (v) who do not thereafter withdraw their demand for appraisal of such Shares, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to demand appraisal of their Shares and receive, if the Merger is successful and the Merger is consummated, in lieu of the Merger Consideration, an amount in cash equal to the “fair value” of their Shares (as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any), as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. Stockholders should be aware that the fair value of their Shares could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.
The following is a summary of the procedures to be followed by stockholders who wish to exercise their appraisal rights under Section 262 of the DGCL. A copy of the full text of the version of Section 262 of the DGCL applicable to the Merger Agreement is attached to this proxy as Annex C. This summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of Shares as to which appraisal rights are asserted. A person holding a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the stockholder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Failure to timely and fully comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights under Section 262 of the DGCL. Stockholders should assume that CSI will take no action to perfect any appraisal rights of any stockholder.
Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that the stockholders exercise appraisal rights under Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of the stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of the stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available under Section 262 of the DGCL that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes the formal notice of appraisal rights under Section 262 of the DGCL, and the required copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.
If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
deliver to CSI a written demand for appraisal of your Shares prior to the taking of the vote to adopt the Merger Agreement, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•	not vote, or abstain from voting, his, her or its Shares in favor of the adoption of the Merger Agreement;
•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and
•
strictly comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter, including the requirement that the surviving corporation or a stockholder who has validly demanded appraisal of his, her or its Shares file a petition in the Delaware Court of Chancery requesting a determination of the fair value of all such stockholders’ Shares within 120 days after the effective date of the Merger.

Within 10 days after the effective date of the Merger, the surviving corporation will provide notice of the effective date of the Merger to those stockholders who have properly made a written demand for appraisal pursuant to the first bullet above, as required by Section 262 of the DGCL, has not voted in favor of the adoption of the Merger Agreement and has not withdrawn or otherwise lost the right to appraisal. If the Merger is consummated, a failure to make a written demand for appraisal in accordance with the time periods specified in the first bullet above (or to take any of the other steps specified in the above bullets) will be deemed to be a waiver or a termination of your appraisal rights. At any time within 60 days after the effective date of the Merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the Merger Consideration, specified by the Merger Agreement for his, her or its Shares. Any attempt to withdraw made more than 60 days after the effective date of the Merger will require the written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery. Such approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective date of the Merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.
Written Demand by the Stockholder
All written demands for appraisal should be addressed to Cardiovascular Systems, Inc., Attention: Secretary, 1225 Old Highway 8 NW, St. Paul, Minnesota 55112. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stockholder’s Shares (whether in book entry or on physical certificates). If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record, but such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such Shares.
A beneficial owner of Shares held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the stockholder of record. If Shares are held through a broker, bank or other nominee who in turn holds the Shares through a central securities depository nominee, a demand for appraisal of such Shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the stockholder of record. Any beneficial owner who wishes to exercise appraisal rights and holds Shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the stockholder of record. The beneficial holder of the Shares should instruct the nominee holder that the demand for appraisal should be made by the stockholder of record of the Shares, which may be a central securities depository nominee if the Shares have been so deposited.
A record stockholder, such as a broker, bank, fiduciary, depository or other nominee, who holds Shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of Shares covered by such demand. Unless a demand for appraisal specifies a number of Shares, such demand will be presumed to cover all Shares held in the name of such stockholder.
Filing a Petition for Appraisal
Within 120 days after the effective date of the Merger, the surviving corporation or any stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares held by all stockholders entitled to appraisal rights who did not vote their Shares in favor of the Merger and properly demanded appraisal of such Shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. None of Abbott, Merger Sub or CSI, as the surviving corporation, has any obligation to or has any present intention to file a petition and stockholders should not assume that any of the foregoing parties will file a petition or will initiate any negotiations with respect to the fair value of the Shares.
Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of the Shares within the period prescribed in Section 262 of the DGCL.
Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL and the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of Shares not voted in favor of the adoption of the Merger Agreement and with respect to which CSI has received demands for appraisal, and the aggregate number of stockholders of such Shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the Shares, a person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.
If a petition for appraisal is duly filed by any stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded an appraisal for their Shares (the “Dissenting Stockholders”) and with whom agreements as to the value of their Shares has not been reached. Upon the filing of a petition by a Dissenting Stockholder, the Delaware Court of Chancery may order a hearing and that notice of the time and place fixed for the hearing on the petition will be mailed to the surviving corporation and all the Dissenting Stockholders shown on the Verified List. Notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs relating to these notices will be borne by the surviving corporation.
If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their Shares. The Delaware Court of Chancery may require that Dissenting Stockholders submit their stock certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their stock certificates after the Effective Time and thereafter comply with all orders of the Delaware Court of Chancery in respect of such certificates. In addition, assuming the Shares remain listed on a national securities exchange immediately before the Effective Time, which we expect to be the case, the Delaware Court of Chancery is required to dismiss the appraisal proceedings as to all Dissenting Stockholders unless (i) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.
Determination of Fair Value
After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the surviving corporation and the fair value of the Shares as determined by the Delaware Court of Chancery, and (ii) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. You should be aware that the fair value of your Shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.
Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. When the fair value of the Shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled thereto, forthwith in the case of holders of uncertificated stock or upon surrender to the corporation of the certificates representing such Shares in the case of certificated stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced. The Delaware Court of Chancery may also (i) determine the costs of the proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and tax such costs upon the parties as the Delaware Court of Chancery deems equitable and (ii) upon application of a stockholder, order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all the Shares entitled to appraisal. In the absence of such an order, each party bears its own expenses. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Stockholders considering whether to seek appraisal should bear in mind that the fair value of their Shares determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger Consideration to be paid in the Merger. Although CSI believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Abbott nor CSI anticipates offering more than the Merger Consideration to any Dissenting Stockholder, and each of Abbott and CSI reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of the Shares is less than the Merger Consideration.
The process of exercising appraisal rights requires compliance with technical prerequisites. Stockholders wishing to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.
Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective date of the Merger, be entitled to vote his, her or its Shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to stockholders as of a date prior to the Effective Time.
If any stockholder who demands appraisal of Shares under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, such stockholder’s Shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. Inasmuch as CSI has no obligation to file such a petition and has no present intention to do so, any stockholder who desires such a petition is advised to file it on a timely basis. In addition, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the Merger Consideration by delivering to CSI a written withdrawal of such stockholder’s demand for appraisal and acceptance of the terms of the Merger either within 60 days after the effective date of the Merger or thereafter with the written approval of CSI. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger.
STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
The foregoing summary of the rights of the stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of the version of Section 262 of the DGCL applicable to the Merger Agreement is included as Annex C to this proxy statement.
Accounting Treatment
The Merger will be accounted for as a “business combination” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below). This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated under the Code (the “Treasury Regulations”), published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).
This discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this discussion does not address the tax consequences that may be relevant to stockholders who may be subject to special treatment under U.S. federal income tax laws, such as:
•	banks, mutual funds, insurance companies or other financial institutions;
•	tax-exempt organizations and governmental organizations;
•	tax-qualified retirement or other tax deferred accounts;
•
partnerships or any other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations, limited liability companies, or other pass-through entities, or investors therein;

•	dealers in stocks and securities;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	regulated investment companies or real estate investment trusts;
•	entities subject to the U.S. anti-inversion rules;
•	certain former citizens or long-term residents of the U.S.;
•	stockholders who own or have owned (directly, indirectly or constructively) 5% or more of our Shares (by vote or value);
•	stockholders holding Shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction or integrated investment;

•	stockholders whose Shares constitute qualified small business stock within the meaning of Section 1202 of the Code or as “Section 1244 stock”;
•	stockholders who acquired Shares in a transaction subject to the gain rollover provisions of the Code (including, but not limited to Section 1045 of the Code);
•	stockholders who received Shares pursuant to the exercise of compensatory options or in other compensatory transactions;
•	stockholders who received Shares pursuant to the exercise of warrants or conversion rights under convertible instruments;
•	U.S. Holders whose “functional currency” is not the U.S. dollar;
•	stockholders who hold Shares through a bank, financial institution or other entity or arrangement, or a branch thereof, located, organized or resident outside the U.S.;
•	stockholders who are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax; or
•	stockholders who do not vote in favor of the Merger and properly demand appraisal of their Shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) owns Shares, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Shares and partners therein should consult their tax advisors regarding the consequences of the Merger.
In addition, this summary does not address (i) the tax consequences associated with the Merger under any U.S. federal non-income tax laws, including estate, gift and other tax laws, (ii) the tax considerations associated with the Merger under any state, local or non-U.S. tax laws, (iii) the impact of the alternative minimum tax, the Medicare contribution tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code, (iv) the tax considerations associated with transactions effectuated before or subsequent to or concurrently with the Merger (whether or not any such transactions are consummated in connection with the Merger), including without limitation any transaction in which Shares are acquired, or (v) the tax consequences for holders of options, warrants or similar rights to acquire Shares.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY FOR INFORMATIONAL PURPOSES ONLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS, INCLUDING THE IMPACT OF ANY RECENT CHANGES IN U.S. TAX LAWS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the U.S.;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) that is subject to the primary supervision of a court within the U.S. and with respect to which one or more U.S. persons as defined in Section 7701(a)(30) of the Code control all of the substantial decisions; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.
U.S. Holders
The receipt of cash by a U.S. Holder in exchange for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such Shares is more than one year at the time of the completion of the Merger. Long-term capital gains of non-corporate taxpayers, including individuals, are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
Subject to the discussions below regarding backup withholding and FATCA (as defined below), any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides for different treatment), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Merger or the Non-U.S. Holder’s holding period in our common stock, and our common stock is not “regularly traded” on an established securities market (as defined by applicable Treasury Regulations), in which case such gain will be subject to tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding
Backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a stockholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that the taxpayer identification number provided is correct and that such stockholder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such stockholder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. If any amount is withheld under the backup withholding rules, stockholders should consult with their U.S. tax advisors regarding whether and how any refund, credit or other tax benefit might be received or recognized with respect to the amounts so withheld.

Withholding on Foreign Entities
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly known as “FATCA”), impose a U.S. federal withholding tax of thirty percent (30%) on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An applicable intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA withholding currently applies to payments of dividends and other U.S. source income considered to be fixed or determinable annual or periodic income. The Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% under FATCA applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Stockholders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.
Required Regulatory Approvals
The Merger is subject to the provisions of the HSR Act and cannot be completed until each of CSI and Abbott file a notification and report form with the DOJ and the FTC under the HSR Act and the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by the Merger Agreement (or any extension thereof including the expiration or termination of any timing agreement entered into with any governmental authority) has expired or been terminated. CSI and Abbott filed notification and report forms under the HSR Act with the DOJ and the FTC on March 13, 2023. Under the HSR Act, certain acquisitions may not be completed until information has been furnished to the DOJ and the FTC and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act applicable to the Merger is 30 calendar days, unless the waiting period is terminated earlier (provided, however, that the FTC has temporarily suspended granting early termination other than in narrow circumstances that do not apply during the initial 30 day waiting period), extended by a request for additional information and documentary materials (which we refer to as a “Second Request”), or restarted if Abbott voluntarily withdraws and refiles, which commences a new 30 calendar day waiting period. If the DOJ or FTC issues a Second Request, the parties must observe a separate 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree to extend the waiting period (or commit not to consummate the transaction for a specified period of time).
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, a governmental authority in any state or foreign jurisdiction could take such action under the antitrust laws or foreign investment laws as it deems necessary or desirable in the public interest. Such action may include seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. Private parties may also seek to take legal action under the antitrust laws or foreign investment laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. Any of the matters described in this paragraph could result in the imposition of a

Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”), which may cause one or more of the conditions to the closing of the Merger not to be satisfied or give Abbott the right to terminate the Merger Agreement.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements or limitations on the completion of the Merger, including the requirement to divest assets, license or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement, or that a challenge to the Merger on antitrust grounds or other regulatory grounds will not be made, or if such challenge is made, what the result will be. These conditions, changes or challenges could result in the imposition of a Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”), the conditions to the Merger not being satisfied or Abbott terminating the Merger Agreement. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval of the proposal to adopt the Merger Agreement by the stockholders and the completion of the Merger.
CSI and Abbott have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement, including the limitation that Abbott not be required to accept any Burdensome Condition (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Regulatory Filings”).
Delisting and Deregistration of CSI Common Stock
If the Merger is completed, the Shares will be delisted from Nasdaq and deregistered under the Exchange Act and Shares will no longer be publicly traded. As such, CSI will no longer file periodic reports under the Exchange Act with the SEC on account of CSI’s common stock.
Legal Proceedings Regarding the Merger
As of March 23, 2023, a complaint has been filed in federal court by a purported stockholder related to the Merger. The complaint was filed on March 17, 2023, in the United States District Court for the Southern District of New York and is captioned O’Dell v. Cardiovascular Systems, Inc., et al., Case No. 1:23-cv-02293 (the “Complaint”). The Complaint names as defendants CSI and each member of the Board of Directors, which collectively with CSI, we refer to as the “CSI Defendants” in this proxy statement. The Complaint alleges violations of Section 14(a) of the Exchange Act against all CSI Defendants and alleges violations of Section 20(a) of the Exchange Act against the members of the Board of Directors in connection with the disclosures made by the CSI Defendants related to the Merger. The Complaint alleges that CSI’s preliminary proxy statement on Schedule 14A filed with the SEC on March 13, 2023 omitted or misrepresented material information therein. The Complaint seeks (i) injunctive relief preventing the consummation of the Merger, unless and until certain information, as requested in the Complaint, is disclosed, (ii) rescission of the Merger Agreement, to the extent already implemented, or rescissory damages, (iii) direction of the CSI Defendants to account to the plaintiff for all damages purportedly suffered by plaintiff as a result of the CSI Defendants’ alleged wrongdoing, (iv) an award of plaintiff’s costs and disbursements of the action, including reasonable attorneys’ and expert fees and expenses, and (v) such other and further equitable relief as the court may deem just and proper.
In addition, as of March 23, 2023, CSI has received four demand letters (the “Demand Letters”) from counsel to purported stockholders, which generally seek to have certain information allegedly omitted from the preliminary proxy statement on Schedule 14A filed with the SEC on March 13, 2023 be disclosed.
The CSI Defendants believe the allegations and claims asserted in the Complaint and the Demand Letters are without merit and that the disclosures in the preliminary proxy statement on Schedule 14A filed with the SEC on March 13, 2023, and this proxy statement comply fully with applicable law. We cannot predict the outcome of, or estimate the possible loss or range of loss from, these matters. It is possible that additional or similar complaints or demand letters may be filed against, or received by, CSI, the Board of Directors, or Abbott. If such additional complaints are filed or demand letters received, absent new or different allegations that are material, we will not necessarily announce such additional complaints or demand letters.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by CSI, Abbott and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between CSI, Abbott and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. In general, stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of CSI, Abbott and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of CSI, Abbott and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding CSI, Abbott and Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone and you should read the information provided elsewhere in this document and in our filings with the SEC regarding CSI and its business.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into CSI. As a result of the Merger, (a) the separate corporate existence of Merger Sub will cease and CSI will continue as the surviving corporation of the Merger and (b) the Merger will have the effects set forth in the Merger Agreement and in the applicable provisions of the DGCL. At the Effective Time, all of the property, rights, privileges and powers of CSI and Merger Sub will vest in the surviving corporation, and all of the debts, liabilities and duties of CSI and Merger Sub will become the debts, liabilities and duties of the surviving corporation.
At the Effective Time, the certificate of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety as set forth in Exhibits A and B to the Merger Agreement and will remain the articles and bylaws of the surviving corporation until further amended as provided in the bylaws or by applicable law. The parties will take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation and officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation or as otherwise provided by applicable law.
Closing and Effective Time
Unless the Merger Agreement has been terminated in accordance with its terms, the Closing will take place by electronic exchange of deliverables at 10:00 a.m., Delaware time, on the third business day after the satisfaction or waiver (where permissible under the Merger Agreement or applicable law) of all of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or waiver (where permissible))), unless another time, date or place is agreed to in writing by Abbott and CSI.
On the Closing Date, or on such other date as Abbott and CSI may agree to in writing, CSI will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with the DGCL. The Merger will become effective at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or such other later date and time as is agreed upon by Abbott and CSI and specified in the certificate of merger, such date and time are referred to as the “Effective Time.”
Merger Consideration
Common Stock
Each Share issued and outstanding immediately prior to the Effective Time, other than (i) Excluded Shares or (ii) Dissenting Shares, will be converted automatically into the right to receive the Merger Consideration, equal to $20.00 per Share, in cash, without interest.
Treatment of CSI Options, Restricted Shares and CSI RSUs
The Merger Agreement provides that, at the Effective Time, subject to all applicable federal, state and local tax withholding requirements, each:
(i)	issued and outstanding CSI Option, to the extent unvested, will accelerate and become fully vested;
(ii)
outstanding and unexercised CSI Option with an exercise price per Share lower than the Merger Consideration will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (A) the number of Shares for which such CSI Option is exercisable and (B) the excess of the Merger Consideration over the per Share exercise price of such CSI Option, subject to applicable tax withholding;

(iii)	outstanding and unexercised CSI Option with an exercise price per Share that is equal to or greater than the Merger Consideration will be cancelled without the payment of consideration;
(iv)	issued and outstanding Restricted Share will accelerate, become immediately vested and will be treated as other Shares in the Merger, subject to applicable tax withholding; and
(v)
issued and outstanding CSI RSU, to the extent unvested, will accelerate and become fully vested, and each outstanding CSI RSU (after giving effect to the accelerated vesting) will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (A) the number of Shares subject to such CSI RSU and (B) the Merger Consideration, subject to applicable tax withholding.

Any amounts payable to each employee holder of CSI Options, Restricted Shares or CSI RSUs will be paid pursuant to standard payroll procedures as soon as administratively practicable following the Effective Time. Any amounts payable to each non-employee holder of CSI Options, Restricted Shares or CSI RSUs will be paid by the paying agent upon surrender of the holder’s award documentation or certificate(s) previously representing Restricted Shares, as applicable.
Prior to the Effective Time, the Board of Directors (or the Human Resources and Compensation Committee) will adopt such resolutions as are necessary to give effect to the transactions described above.
CSI Stock Plans; CSI Employee Stock Purchase Plan
The Board of Directors will adopt such resolutions and take any action reasonably necessary to terminate CSI’s stock plans, effective as of and contingent on the Effective Time. The Board of Directors will take any action necessary to ensure that after the Effective Time, Abbott and Merger Sub will not be required to issue any Shares or other stock pursuant to or in settlement of any CSI equity award.
As of the Signing Date, no new offering period will commence and no new employees are permitted to begin participating in the CSI Employee Stock Purchase Plan (“ESPP”). The Board of Directors will adopt such resolutions and take any action reasonably necessary to terminate, no later than five business days prior to the Effective Time, any offering period under the ESPP and any amounts credited to the accounts of participants will be used to purchase Shares in accordance with the ESPP. Such Shares will be treated in the same way as all other Shares.
Exchange and Payment Procedures
The Merger Agreement provides that at or prior to the Effective Time, Abbott will deposit with a bank or trust company reasonably acceptable to CSI, to act as paying agent for the benefit of the holders of the Shares and non-employee holders of CSI equity awards made under CSI’s stock plans, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement. The fund established for the payment of the Merger Consideration will not be used for any other purpose.
Promptly after the Effective Time, the surviving corporation will instruct the paying agent to mail to each holder of record of Shares: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the certificates previously representing certificated Shares (if any) (“Certificates”) will pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the paying agent, and will otherwise be in customary form and have such other provisions as are reasonably acceptable to Abbott and CSI; and (ii) instructions for effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof), or Shares in non-certificated book-entry form (“Book-Entry Shares”), in exchange for payment of the Merger Consideration. Promptly after the Effective Time, the surviving corporation will instruct the paying agent to mail to each non-employee holders of CSI equity awards made under CSI’s stock plans, instructions for use in effecting the surrender of such equity awards in exchange for payment. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the paying agent in accordance with the instructions in the letter of transmittal, as well as a duly completed and validly executed letter of transmittal the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates or Book-Entry Shares. In addition, with respect to non-employee holders of CSI equity awards made under CSI’s stock plans, upon completion of the surrender of the applicable awards, the holders shall be entitled to receive Merger Consideration as set forth in the Merger Agreement. Any Certificates, Book-Entry Shares and awards surrendered will then be cancelled.
If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate or Book-Entry Shares is registered, it will be a condition of such payment that the person requesting the payment will pay any transfer or other similar taxes requires by making cash payment to a person other than the registered holder of the surrendered Certificate or Book-Entry Shares or will establish to the satisfaction of the paying agent that such tax has been paid or is not applicable. If any portion of the Merger Consideration is to be registered in the name of a person other than the person whose name a surrendered Certificate or Book-Entry Share is registered, it is a condition to the registration that the surrendered Certificate and Book-Entry Share are properly endorsed or otherwise in proper form for transfer and that such person requesting the delivery of the Merger Consideration will pay the paying agent any transfer or similar taxes required as a result of such registration or establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.
From and after the Effective Time, there will be no further registration of the transfer of Shares immediately outstanding prior to the Effective Time and the stock transfer books for those Shares shall be closed. From and after the Effective Time, until surrendered as contemplated by the Merger Agreement, each Certificate or Book-Entry Share represents only the right to receive the Merger Consideration as contemplated by the Merger Agreement. The surviving corporation will, however, be required to pay dividends or make any other distributions with a record date prior to the Effective Time and subject to the applicable holder’s surrender of Certificates or Book-Entry Shares. No interest will be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the Merger Agreement. Abbott, Merger Sub, the surviving corporation and the paying agent are entitled to deduct and withhold from the Merger Consideration such amounts as they are required to deduct and withhold with respect to the Code or any provision of the tax law.
Representations and Warranties
The Merger Agreement contains representations and warranties of CSI, Abbott, and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by CSI are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse

Effect” means any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts that, individually or in the aggregate with any other change, circumstance, condition, development, effect, event, occurrence, fact or state of facts, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operation of CSI and its subsidiaries, taken as a whole. None of the following, either alone or in combination, will constitute a Material Adverse Effect, nor will any of the following be taken into account in determining whether there has been a Material Adverse Effect:
(i)
any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts resulting from the announcement of the Merger or performance under the Merger Agreement by CSI (other than any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts resulting from a breach by CSI of the Merger Agreement);

(ii)
any increase or decrease in the trading price or trading volume of Shares, provided that the underlying causes of such change may be considered when determining whether a Material Adverse Effect has or would be reasonably likely to occur;

(iii)	any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts in general economic conditions in the U.S. or any other jurisdiction;
(iv)
any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts generally affecting the financial, credit, securities, currency or other capital markets in the U.S. or any other jurisdiction;

(v)
any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts that is the result of conditions generally affecting the industry in which CSI and its subsidiaries operate;

(vi)
any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption, epidemic, pandemic (including the outbreak or renewed outbreak of COVID-19) or other natural disaster occurring after the date of the Merger Agreement;

(vii)	any acts of war, special military operation, sabotage or terrorism, or any escalation or worsening of any such acts occurring after the date of the Merger Agreement;
(viii)
any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts occurring after the date of the Merger Agreement in applicable law (including laws enacted in response to COVID-19) or GAAP; or

(ix)
any failure of CSI to meet any internal or published projections, estimates or expectations of CSI’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure of CSI to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has or would be reasonably likely to occur;

provided that, if the exceptions set forth in clauses (iii) through (viii) above are disproportionately adverse to the business, assets, liabilities, condition, and results of operation of CSI and its subsidiaries, taken as a whole, compared to other companies that operate in the industries in which CSI operates, then such changes, circumstances, conditions, developments, effects, events, occurrences, facts or states of facts may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur. Additionally, any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts that, individually or in the aggregate with any other change, circumstance, condition, development, effect, event, occurrence, fact or state of facts, prevents, materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the ability of CSI to perform its obligations under the Merger Agreement and consummate the Merger before the End Date will be considered a Material Adverse Effect.
In the Merger Agreement, CSI has made customary representations and warranties to Abbott and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and CSI’s confidential disclosure schedules. These representations and warranties relate to, among other things:

•
the due organization, valid existence, good standing, and authority and qualification to conduct business of CSI and its subsidiaries, CSI and its subsidiaries’ certificates of incorporation and bylaws;

•
CSI’s ownership of CSI subsidiaries, and the absence of any (i) outstanding obligations, (ii) limitations on the right to vote, sell, transfer or otherwise dispose of the securities in the CSI subsidiaries, (iii) violation of any preemptive or similar rights in relation to CSI’s ownership of the subsidiaries;

•
the absence of (i) any ownership in securities or other ownership interests of any person or indebtedness of any person or (ii) any obligation or commitment to acquire any securities or provide any funds for investment;

•	the ownership and capital structure of CSI, including awards made under CSI’s stock plans, and the absence of any outstanding indebtedness, the holders of which would have certain rights;
•	the absence of any contracts obligating CSI to take certain actions that would alter its ownership and capital structure;
•	CSI’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement against CSI;
•
the approval of the Merger Agreement and the Merger by the Board of Directors, the Board of Directors’ recommendation that the stockholders adopt the Merger Agreement, and the vote required by the stockholders to approve the Merger Agreement and consummate the transactions contemplated by the Merger Agreement;

•
the absence of, resulting from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement: (i) conflicts with CSI’s organizational documents, (ii) violations of applicable law, (iii) certain rights or breaches under CSI’s contracts and agreements, (iv) liens upon CSI’s properties or assets and (v) suspension or revocation of any permit;

•	required consents, regulatory filings and approvals in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;
•	the applicability of Section 203 of the DGCL and any other applicable takeover or anti-takeover laws;
•
(i) the preparation of CSI’s financial statements, including CSI’s maintenance of internal controls with respect to financial reporting and (ii) the preparation, compliance, accuracy and timely filing of or furnishing to the SEC all CSI SEC filings, including disclosure controls and procedures, and the absence of undisclosed liabilities;

•
since June 30, 2022: (i) the absence of any Material Adverse Effect; (ii) CSI’s operation in the ordinary course of business (except in connection with the transactions contemplated by the Merger Agreement and actions required to be taken under laws enacted in response to COVID-19); and (iii) actions that would breach the interim operating covenants under the Merger Agreement;

•	the absence of litigation since January 1, 2020;
•	compliance with applicable laws;
•	possession of all permits necessary to enable CSI and its subsidiaries to conduct its business;
•	trade laws, rules and regulations;
•	anti-corruption laws, sanctions and similar rules and regulation;
•	tax matters;
•	employee benefit plans;
•	labor and employment matters;
•	intellectual property and data privacy matters;
•	environmental matters;

•	the existence, enforceability and absence of material breach, material violation or default under specified categories of CSI’s material contracts;
•	CSI’s customers and suppliers;
•	real property and title to assets;
•	products and product liability matters;
•	healthcare regulatory matters;
•	insurance matters;
•	the proxy statement;
•	the receipt of J.P. Morgan’s opinion by CSI and the substance of such opinion;
•	payment of fees and expenses to any investment banker, broker or finder in connection with the Merger Agreement; and
•	solvency.
In the Merger Agreement, Abbott and Merger Sub have made customary representations and warranties to CSI that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	Abbott’s and Merger Sub’s due organization, valid existence, good standing, and authority and qualification to conduct business;
•
Abbott’s and Merger Sub’s corporate power and authority to execute and deliver their obligations under the Merger Agreement, and the enforceability of the Merger Agreement against Abbott and Merger Sub;

•	ownership and operations of Merger Sub;
•	the approval by unanimous written consent and board resolutions of the Merger Agreement and the Merger by the Board of Directors of Abbott and Merger Sub;
•
the absence of, resulting from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement: (i) conflicts with Abbott’s and Merger Sub’s organizational documents, (ii) violations of applicable law (iii) certain rights or breaches under Abbott or Merger Sub contracts and agreements, (iv) liens upon Abbott’s and Merger Sub’s properties or assets, and (v) suspension or revocation of any permit of Abbott or Merger Sub;

•	required consents, regulatory filings and approvals in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;
•	sufficiency of funds;
•	ownership of Shares;
•	the proxy statement; and
•	non-reliance on CSI estimates, projections, forecasts, forward-looking statements and business plans.
Conduct of Business Pending the Merger
The Merger Agreement provides that, between the Signing Date and the Effective Time, unless Abbott otherwise consents in writing, except (i) as set forth in CSI’s confidential disclosure schedule, (ii) as required under the Merger Agreement, or (iii) as required by applicable law (including laws enacted in response to COVID-19), CSI will, and will cause CSI’s subsidiaries to, use reasonable best efforts to: (A) conduct its business in the ordinary course of business in a commercially reasonable manner and consistent with its past practices; (B) preserve intact the business organization, assets, goodwill, and business relationships; (C) keep available the services of CSI’s officers and key employees; (D) maintain material rights and franchises; and (E) comply with all applicable laws, in each case, consistent with industry and past practices.

Between the Signing Date and the Effective Time, unless Abbott otherwise consents in writing, except (i) as set forth in CSI’s confidential disclosure schedule, (ii) as required under the Merger Agreement, or (iii) as required by applicable law (including laws enacted in response to COVID-19), neither CSI nor any CSI subsidiary will:
(i)	amend, modify or enter into any certificate of incorporation, bylaws or other similar organizational documents, or the terms of any security;
(ii)	declare, set aside, make or pay any dividend or other distribution on any security;
(iii)
adjust, split, combine, subdivide or reclassify any securities or issue, propose or authorize the issuance of any securities other than upon (i) exercise of CSI Options or settlement of CSI RSUs, or (ii) completion of the offering period in effect under the ESPP;

(iv)
repurchase, redeem, or otherwise acquire directly or indirectly, any securities or other equity interests or rights other than (i) in connection with the surrender of Shares by holders of CSI Options, (ii) the withholding of shares to satisfy tax obligations with respect to awards made under CSI’s stock plans, or (iii) in connection with the acquisition of CSI equity awards made under CSI’s stock plans in connection with the forfeiture of CSI equity awards;

(v)
(i) issue, grant, sell, dispose of, grant, pledge or otherwise encumber any securities (other than issuances of Shares upon (A) the exercise of CSI Options or settlement of CSI RSUs or (B) the completion of the offering period under ESPP), or (ii) enter into any contract with respect to the voting of securities;

(vi)
merge or consolidate CSI or any subsidiary, or acquire or purchase, directly or indirectly, Securities, assets or liabilities (i) constituting a business or (ii) with a value or purchase price in excess of $1,000,000;

(vii)
other than in the ordinary course of business or the sale of products, sell, transfer, assign, lease, grant any lien on, license, surrender, cancel, abandon, divest, allow to lapse, or otherwise dispose of any material asset, product line, line of business, right or property;

(viii)
make any loans, advances or capital contributions to, or investments, other than (i) by CSI or any subsidiary to or in CSI or any subsidiary, or (ii) pursuant to any contract or legal obligation set forth in CSI’s confidential disclosure schedules;

(ix)
create, incur, guarantee or assume any indebtedness, or issue or sell any debt securities, guarantees, loans or advances, except (i) indebtedness incurred in the ordinary course of business, not to exceed $500,000, (ii) indebtedness between CSI and its subsidiaries, or (iii) pursuant to contract set forth in CSI’s confidential disclosure schedules;

(x)	make or commit to make any capital expenditure, except for expenditures not in excess of the capital expenditure budget set forth in CSI’s confidential disclosure schedules;
(xi)	abandon, modify, waive or terminate any material permit;
(xii)
amend, modify, terminate, waive or release any right under certain contracts or leases, negotiate, renew or extend such contracts or leases, or enter into any contract or lease meeting certain criteria;

(xiii)
(i) sell, transfer, assign, lease, license or otherwise dispose of any rights to certain owned or licensed intellectual property (except for the non-exclusive licensing in connection with clinical research, sponsored research, clinical trials, or manufacturing), (ii) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine, or abandon certain owned or licensed intellectual property, (iii) fail to make any filing, pay any fee or take any other action in relation to certain owned intellectual property, (iv) make any change that could materially impair certain owned or licensed intellectual property or CSI’s rights in such intellectual property, (v) disclose any trade secrets, know-how or confidential or proprietary information other than in the ordinary course of business to a person subject to confidentiality obligations, or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of trade secrets included in owned intellectual property;

(xiv)	forgive, cancel, or compromise any debt or claim or release any right of material value, or fail to pay or satisfy any material liability or obligation;
(xv)
except as otherwise required under any CSI employee benefit plan, (A) increase the compensation payable or to become payable or the benefits provided to any current or former director, officer, employee or independent contractor of CSI and its subsidiaries (the “Individual Service Providers”), except in the ordinary course of business; (B) grant any severance, retention, change in control or termination payments or benefits or pay, loan or advance any amount to Individual Service Providers; (C) grant any equity or equity-based award to Individual Service Providers; (D) establish, adopt, enter into, terminate, or amend benefits under any CSI employee benefit plan; or (E) take any action to accelerate the vesting, lapsing of restrictions or timing of payment in respect to any award or benefit provided pursuant to any CSI employee benefit plan, other than as contemplated under the Merger Agreement;

(xvi)	hire any employee or contractor other than to fill vacancies due to termination or as set forth in CSI’s confidential disclosure schedules, each in the ordinary course of business;
(xvii)	terminate the employment of any executive officer other than for cause;
(xviii)	enter into, amend, or become bound by a collective bargaining agreement or similar labor contract;
(xix)	effect any “plant closing” or “mass layoff” as defined under the Worker Adjustment and Retraining Notification Act of 1988;
(xx)
settle or compromise any legal proceeding, other than settlement or compromises that only require payment of money, without ongoing liability, not to exceed $1,000,000 per proceeding or $5,000,000 in the aggregate, or enter into any consent, decree, injunction or similar order or form of equitable relief;

(xxi)
adopt or implement a plan of complete or partial liquidation or a resolution providing for such liquidation, or any dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of CSI or its subsidiaries;

(xxii)
(i) make, revoke or amend any material election relating to taxes; (ii) take any position on any tax return that is inconsistent with past practices or positions taken in prior tax periods; (iii) settle or compromise any tax proceeding; (iv) make a written request for a ruling or determination from a taxing authority; (v) file or re-file an amended tax return; (vi) surrender or waive any claim to a tax refund; (vii) enter into any closing agreement or similar contract with respect to taxes; (viii) extend or waive the statute of limitations with respect to any taxes; or (ix) change any tax accounting methods, policies and practices;

(xxiii)	make any material change with respect to accounting principles or procedures, internal accounting or disclosure controls and procedures, other than as required by GAAP; or
(xxiv)	propose, authorize, agree or commit to do any of the foregoing.
No Solicitation; Change in Recommendation
For purposes of this proxy statement and the Merger Agreement, subject to certain exceptions contained in the Merger Agreement:
“Acquisition Proposal” means, other than the transaction with Abbott contemplated by the Merger Agreement, any proposal or offer from, or any inquiry or indication of interest that would reasonably be expected to lead to the making of a proposal or offer by, any person, whether or not in writing, relating to any transaction, or series of transactions involving, alone or in combination, any direct or indirect:
(i)	merger, share exchange, joint venture, partnership, business combination, consolidation, recapitalization, reorganization, liquidation or dissolution involving CSI or any of its subsidiaries;
(ii)
sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or transaction, assumption or disposition of assets, including any securities of CSI’s subsidiaries, to which 15% or more of the revenues of CSI and its subsidiaries, taken as a whole, are attributable to; or

(iii)
purchase, share issuance, tender offer, exchange offer or other acquisition or transaction that, if consummated, would result, directly or indirectly, a person or group (as defined in the Exchange Act) beneficially owning 15% or more of the outstanding Share or any other class of voting securities of CSI or securities of any CSI subsidiary.

“Intervening Event” means any material positive change, circumstance, condition, development, effect, event, occurrence, fact or state of facts, with respect to CSI and its subsidiaries taken as a whole that (i) was unknown to the Board of Directors or executive management as of the Signing Date; (ii) first occurs or arises and becomes known after the Signing Date and prior to the Stockholder Approval; and (iii) was not reasonably foreseeable prior to the Signing Date; provided, however, that none of the following will be deemed to constitute or contribute to an Intervening Event: (A) the receipt by CSI of an Acquisition Proposal or Superior Proposal, (B) any action or inaction taken by any party pursuant to the terms of the Merger Agreement, (C) any change, circumstance, condition, development, effect, event, occurrence, fact or state of facts relating to Abbott, Merger Sub, or any of their respective affiliates, or (D) certain changes, circumstances, conditions, developments, effects, events, occurrences, facts or state of facts described under certain provisions of the definition of Material Adverse Effect.
“Superior Proposal” means any bona fide written Acquisition Proposal made by any person (other than Abbott or Merger Sub) after the date of the Merger Agreement that (A) has not been withdrawn and did not result from a material breach of the non-solicitation covenants; (B) if consummated would result in such person acquiring (i) more than 50% of the outstanding securities of CSI, or (ii) assets which generated more than 50% of the consolidated revenues of CSI and its subsidiaries, taken as a whole, during CSI’s last completed fiscal year; and (C) the Board of Directors determines, in good faith (after consultation with its outside legal counsel and its financial advisor), (i) is more favorable from a financial point of view to the stockholders (taking into account Abbott’s proposals to amend the Merger Agreement), and (ii) has a reasonable likelihood of being completed taking into account all legal, financial and regulatory aspects of such Acquisition Proposal, certainty of consummation of such Acquisition Proposal, the time likely to be required to consummate such Acquisition Proposal and any other aspects of such Acquisition Proposal.
No Solicitation of Other Offers
From and after the Signing Date, CSI will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause each if its representatives to (i) immediately cease and cause to be terminated any existing communications, discussions, negotiations or other activities with any person or its representatives (other than Abbott and Merger Sub and their representatives) with respect to any Acquisition Proposal, or inquiry, proposal, offer, or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (ii) immediately terminate and discontinue access of any person and its representatives (other than Abbott and Merger Sub and their representative and CSI and its representatives) to any data room; and (iii) immediately request, and use reasonable best efforts to cause, the prompt return or destruction of any confidential information previously furnished to such persons or their representatives in connection with a possible Acquisition Proposal.
Subject to certain exceptions contained in the Merger Agreement, from and after the Signing Date, CSI agrees that it will not, and will cause each CSI subsidiary not to, and will use its reasonable best efforts to cause representatives of CSI and any CSI subsidiary not to, directly or indirectly,
(i)
initiate, seek, solicit, knowingly facilitate or encourage, or knowingly induce or take any other action designed or intended to lead to, or that could reasonably be expected to lead to, any Acquisition Proposal;

(ii)
enter into, participate or engage in or continue any communications, discussions or negotiations regarding, furnish to any person (other than Abbott and Merger Sub and their representatives) any information or data with respect to, furnish to any person (other than Abbott and Merger Sub and their representatives) any access to CSI’s or any CSI subsidiary’s business, books, records, properties or assets with respect to, or otherwise cooperate with, or take any other action to knowingly facilitate, any Acquisition Proposal or, subject to certain fiduciary exceptions to allow a person to make a private Acquisition Proposal to the Board of Directors, grant any waiver, consent or release under (or terminate, amend or modify any provision of), or fail to enforce to the fullest extent permitted under applicable law, any confidentiality, nondisclosure, standstill or similar contract or any contract imposing any confidentiality, nondisclosure, standstill, or similar obligations;

(iii)
enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract relating to, or providing for or that could reasonably be expected to lead to an Acquisition Proposal;

(iv)
knowingly take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (including the approval of any person becoming an “interested stockholder” pursuant to Section 203 of the DGCL), or any protective provisions contained in the certificate of incorporation or bylaws of CSI or any CSI subsidiary, inapplicable to any transactions contemplated by an Acquisition Proposal;

(v)	submit to the stockholders of CSI for approval, adoption or consideration any Acquisition Proposal; or
(vi)	resolve, propose or agree to do or authorize any of the foregoing.
Fiduciary Exception
Notwithstanding the foregoing, at any time prior to the Stockholder Approval, CSI may, in response to a bona fide written Acquisition Proposal (i) furnish information and data to the person making the Acquisition Proposal and its representatives under a confidentiality agreement meeting criteria specified in the Merger Agreement, and (ii) participate and engage in discussions and negotiations of such Acquisition Proposal, if and only if a majority of the members of the Board of Directors have determined in good faith that (A) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) the failure to furnish such information and data or to participate in such discussions or negotiations would be inconsistent with the Board of Director’s fiduciary duties to the stockholders under applicable law.
Change in Recommendation
As described in this proxy statement, and subject to the provisions described below, the Board of Directors has made the recommendation that the stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Change in Recommendation (as defined below) except as described below.
Except as expressly set forth in the applicable non-solicitation provisions of the Merger Agreement, neither the Board of Directors nor any committee thereof will:
(i)	fail to include the recommendation that stockholders vote to adopt the Merger Agreement and the transactions contemplated thereby in the proxy statement;
(ii)
change, withhold, withdraw or qualify or modify in a manner adverse to Abbott, or propose publicly to change, withhold, withdraw or qualify or modify in a manner adverse to Abbott, the recommendation that the stockholders vote to adopt the Merger Agreement or its approval of the Merger Agreement or the Merger;

(iii)
with respect to the receipt by CSI of any Acquisition Proposal or public announcement of any Acquisition Proposal, fail to confirm publicly through a press release or similar means the recommendation stockholders vote to adopt the Merger Agreement within five business days after the date when requested to do so in writing by Abbott;

(iv)	approve, adopt, publicly declare advisable, publicly endorse or recommend, or publicly propose to approve, adopt, declare advisable, endorse or recommend, any Acquisition Proposal;
(v)
if a tender or exchange offer for Shares is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders no later than the earlier of (A) the tenth business day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the second business day prior to the Special Meeting; or

(vi)	authorize, resolve, propose or agree to do or authorize any of the foregoing
Any of the actions described in clauses (i) through (vi) in the preceding paragraph is referred to as a “Change in Recommendation.”
If, at any time prior to the Stockholder Approval, CSI has received an Acquisition Proposal that has not been withdrawn or modified in a manner materially adverse to CSI that the majority of the Board of Directors has, in good faith, determined constitutes a Superior Proposal or an Intervening Event has occurred and is continuing, then, in either case, the Board of Directors may effect a Change in Recommendation if and only if a majority of the members of the Board of Directors has determined in good faith that failure to do so would be inconsistent with its fiduciary duties to the stockholders under applicable law. In the case of Change in Recommendation resulting from a Superior Proposal, CSI may terminate the Merger Agreement pursuant to the terms therein and concurrently enter into a definitive agreement to consummate the Superior Proposal.
The Board of Directors may not effect a Change in Recommendation or terminate the Merger Agreement unless (i) CSI has provided at least five business days advance written notice to Abbott, (ii) during such five business days, CSI and its representatives have engaged in good faith discussions with Abbott and its representatives regarding proposed amendments, modifications or changes to the Merger Agreement, it being understood that (A) the Board of Directors will consider in good faith all proposals made by Abbott and (B) any material change to any Superior Proposal or Intervening Event shall require new notice and a new discussion period, and (iii) after the end of the discussion period, at least a majority of the Board of Directors determines in good faith that, (x) in the event of an Acquisition Proposal, it still constitutes a Superior Proposal and failure to effect a Change in Recommendation is inconsistent with the Board of Director’s fiduciary duties to the stockholders under applicable law, and (B) in the case of an Intervening Event, the failure to effect a Change in Recommendation would be inconsistent with the fiduciary duties of the Board of Directors to the stockholders under applicable law.
General
The rights of CSI described in the sections of this proxy statement titled “Fiduciary Exception” and “Change in Recommendation” above are subject generally to material compliance by CSI, its subsidiaries and representative with the non-solicitation covenant and having consulted with CSI’s outside legal counsel and financial advisor.
Within 24 hours of receipt of an Acquisition Proposal or request for non-public information or request to engage in negotiations or discussions of an Acquisition Proposal, CSI will provide oral and written notice to Abbott, identify the Person making such Acquisition Proposal, the terms of the Acquisition Proposal and provide a copy of the Acquisition Proposal. CSI will keep Abbott informed on a prompt basis of the status of the Acquisition Proposal and will promptly provide Abbott with all copies of drafts and final versions of the definitive or other agreements and all other material communications.
Nothing in the Merger Agreement will prohibit CSI from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal provided that (i) any “stop, look and listen” or similar communication will not be prohibited, (ii) any statement of position pursuant to Rule 14d-9(f) under the Exchange Act or similar communication to the stockholders, will be deemed a Change in Recommendation if it does not expressly affirm the recommendation of the Board of Directors that stockholder vote to adopt the Merger Agreement or otherwise qualifies as a Change in Recommendation, and (iii) neither CSI or the Board of Directors may effect a Change in Recommendation except in accordance with the Merger Agreement.
Force the Vote
Notwithstanding a Change in Recommendation, the Board of Directors will submit the Merger Agreement to the stockholders of CSI for the purpose of obtaining the Stockholder Approval unless the Merger Agreement has been terminated prior to the Special Meeting, or any recess, adjournment or postponement thereof.
Indemnification and Insurance
From and after the Effective Time, the surviving corporation will (A) indemnify and hold harmless against any costs or expenses, and any judgments, fines, losses, claims, damages, penalties, amounts or liabilities incurred or paid in connection with any threatened, pending, or completed proceeding relating to or in connection with the fact that the person was (1) a director or officer of CSI or a CSI subsidiary prior to the Effective Time, or (2) an employee of CSI or the subsidiary and with who CSI or a subsidiary entered into a written agreement to indemnify as of January 1, 2023 (collectively, the “Indemnified Persons”), arising or relating to acts that occurred prior to the Effective Time, (B) exculpate and release from liability each Indemnified Person, and (C) provide the advancement of expenses to such Indemnified Persons, to the extent such persons are entitled to advancement under the organizational documents of CSI or the CSI subsidiaries and indemnification contracts.

From and after the Effective Time, the surviving corporation will maintain for a period of six years, directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) covering Indemnified Persons. Such D&O Insurance shall provide for the same coverage and amounts and under terms and conditions no less favorable than, such D&O Insurance maintained by CSI and its subsidiaries. Such D&O Insurance shall cover all claims arising from events that occurred on or before the Effective Time. In no event shall the surviving corporation be required to expend, for any one coverage year, 250% of the annual premium as set forth on CSI’s confidential disclosure schedule (the “Maximum Annual Premium”). If the annual premium does exceed the Maximum Annual Premium, the surviving corporation shall obtain a policy with the greatest coverage available at a cost that does not exceed the Maximum Annual Premium. These rights of Indemnified Persons are in addition to, not in limitation or substitution of, any other rights such Indemnified Persons shall have under any of the organizational document of CSI or its subsidiaries or the surviving corporation, any other indemnification contract or the DGCL, or otherwise. Nothing in the Merger Agreement shall be construed to waive, release, or impair any rights to directors’ and officers’ insurance claims under any policy currently in existence or that has been in existence.
The indemnification and insurance provisions of the Merger Agreement will survive the Merger and intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs (each of whom will be third party beneficiaries of the indemnification and insurance provisions of the Merger Agreement). In the event the surviving corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision will be made so that the successors and assigns of the surviving corporation, as the case may be, will succeed to the obligations set forth in the indemnification and insurance provisions of the Merger Agreement.
Employee Benefits Matters
The Merger Agreement provides that Abbott will, or will cause the surviving corporation, for one year immediately following the Effective Time, provide all employees of CSI and of its subsidiaries as of the Effective Time (each, a “Continuing Employee”), to the extent such Continuing Employee remains employed by Abbott and its subsidiaries, with an annual base salary or base wage rate no less favorable than as is currently provided to such Continuing Employee immediately prior to the Effective Time. Any Continuing Employee who, as of January 1, 2023, is a participant of the Severance Plan or a written contract with CSI or its subsidiaries that provides for severance obligations and incurs a qualifying termination of employment under such severance plan or contract, shall be eligible for severance payments and benefits according to the terms of the agreement.
To the extent any Continuing Employee becomes eligible to participate in an “employee benefit plan” as defined under Section 3(3) of ERISA that is maintained by Abbott or its subsidiaries, for purposes of determining eligibility, service with CSI or its subsidiaries prior to the Effective Time shall be treated as service with Abbott or its subsidiaries to the extent recognized by CSI or its subsidiaries under any similar CSI employee benefit plan prior to the Effective Time; provided, however, that such service shall not be recognized if it would result in duplication of benefits. Abbott shall not be required to provide credit for any purpose under any Abbott benefit plan that is (i) a cash or equity incentive compensation plan, (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan, or (iv) an Abbott benefit plan under which similarly situated employees of Abbott and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen.
Abbott will, or will cause the surviving corporation to, use commercially reasonable efforts to (i) waive any pre-existing condition limitations and waiting periods with respect to participation and coverage under any Abbott benefit plan that is a welfare benefit plan, except to the extent that such conditions would not have been satisfied or waived under the comparable CSI benefit plan immediately prior to the Effective Time, and (ii) with respect to medical plans, provide credit to each Continuing Employee for any deductibles paid during the plan year in which the Effective Time occurs, to the extent such deductibles would have been satisfied under the comparable CSI benefit plan in which such Continuing Employee participated in immediately prior to the Effective Time.
CSI will terminate, or terminate any participation in, any 401(k) plan, prior to Closing, at the request of Abbott in writing, at least five business days prior to Closing.

Regulatory Filings
Subject to neither party having asserted certain rights to terminate the Merger Agreement, each of Abbott and CSI will, and will cause their respective subsidiaries and representatives to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the transactions contemplated by the Merger Agreement. Among other matters, each of Abbott and CSI will prepare and file all documents, forms, filings or submissions required under the HSR Act and any other applicable competition law and foreign investment law. Abbott and CSI will comply with any request for additional information, documents, or materials, received by such party from the FTC, the DOJ or any other governmental authority under any applicable competition law or foreign investment law. Abbott and CSI will act in good faith and reasonably cooperate with one another in connection with such filings and resolving any investigations or inquiries from the FTC, the DOJ or other governmental authority and shall not extend the waiting period under the HSR Act or any other applicable competition law or foreign investment law or enter into any contract with or order from any governmental authority to not consummate the transaction, without prior written consent.
Abbott will, on behalf of itself and CSI and subject to reasonable consideration with CSI and its representatives, control and lead all communications and strategy related to any filings, obtaining any necessary approvals, and resolving any investigations or inquiries from the FTC, the DOJ or other governmental authority. CSI will provide, and will cause its affiliate to provide, to Abbott full and effective support in all such communications, discussions and actions.
To the extent not prohibited by law, and subject to exceptions to protect sensitive business information and information subject to attorney-client privilege, each party shall use reasonable best efforts to furnish all information necessary for the application or filing to be made in connection with the Merger Agreement. Each party will give reasonable and prompt prior notice of any communication with or any proposed understanding, undertaking or contract with, any governmental authority with respect to the Merger Agreement and will keep each other informed as to the status of any inquiry or action by or before any governmental authority with respect to the Merger Agreement. CSI will not participate in any substantive meeting with a governmental authority in respect of a regulatory matter related the transactions contemplated by the Merger Agreement without using its reasonable best efforts to give Abbott prompt prior notice and, unless prohibited by a governmental authority, giving Abbott the opportunity to participate.
Neither Abbott nor the surviving corporation nor any of their respective affiliates are required to propose, agree to or take any action, or assist or cooperate in the doing of anything, that Abbott, in its reasonable discretion, determines would, or could reasonably be expected to, result in (i) any arrangement, condition, restriction, contract or order, that is not conditioned on the consummation of the Merger Agreement, or (ii) the execution, carrying out or termination of contracts or orders or submitting to laws or other legally binding requirements (A) providing for the license, sale, lease, transfer or other disposition of, any lien on, or holding separate of any assets, securities or rights of Abbott or CSI or any of their respective affiliates, (B) providing for the termination of existing relationships, contractual rights and obligations of Abbott or CSI or any of their respective affiliates, or (C) imposing or seeking to impose any limitation on the ability of Abbott, CSI or any of their respective affiliates to conduct their respective businesses or own any assets or to acquire, hold, or exercise full rights of ownership of the business of Abbott, CSI or their respective affiliates (each of the preceding (i) and (ii) a “Burdensome Condition”). Neither Abbott nor CSI is obligated to oppose, through any proceeding pursuant to a competition law or foreign investment law, any law, order or Burdensome Condition or any person seeking to impose any law, order or Burdensome Condition. Nothing in the Merger Agreement shall limit the right of a party to terminate the agreement in accordance with the termination sections or require Abbott to exercise its right to elect to extend the End Date. CSI will not, and will cause its affiliates not to, agree or commit to any Burdensome Condition without Abbott’s written consent.

Other Covenants
State Takeover Laws
If any “fair price,” “business combination,” or “control share acquisition” statute or other similar law is or becomes applicable to the Merger Agreement, CSI and its Board of Directors will grant such approvals and take all actions as necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and will otherwise take all action necessary to minimize the effects of any such provision.
Section 16 of the Exchange Act
Prior to the Closing, CSI will take all steps as are required or advisable to cause any disposition of CSI’s securities resulting from the transactions contemplated by the Merger Agreement and the Merger, by each individual who is subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Stockholder Litigation
CSI will promptly advise Abbott orally and in writing of any proceeding brought against CSI or its directors relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, and will keep Abbott informed on a prompt basis regarding any such proceeding, including discussions and developments in respect of settlement thereof. CSI will give Abbott the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of, any such proceeding or settlement thereof, will give due consideration to Abbott’s advice with respect to such proceeding or settlement thereof and will not settle or offer to settle any such proceeding without the prior written consent of Abbott.
Silicon Valley Bank (“SVB”) Debt Agreement Payoff
At least three business days prior to the Closing Date, CSI will deliver to Abbott an executed payoff letter from SVB under CSI’s credit agreement with SVB, in form and substance reasonably satisfactory to Abbott, relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all liens securing the obligations. CSI will deliver to Abbott, prior to Closing, all documents, filings and notices required for termination of the commitments under the credit agreement with SVB and the release of all liens thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral. Following the Effective Time, Abbott will pay in full all amounts outstanding, due and payable under the credit agreement with SVB in accordance with the payoff letter.
Deregistration and Delisting
CSI will cooperate with Abbott in taking or causing to be taken all actions necessary, proper and advisable to delist the Shares from Nasdaq and terminate the registration of any CSI securities under the Exchange Act, provided that such delisting shall not be effective until the Closing Date. If a quarterly or annual report filing deadline imposed by the Exchange Act falls on a date within 10 days following the Closing Date, CSI will deliver, at least five business days prior to the Closing, a substantially final draft of such report for Abbott’s review and comment. CSI will then file such annual or quarterly report prior to the Closing.
Notice of Certain Events
CSI and Abbott will promptly notify one another after receiving or becoming aware of (i) any written notice or other communication from any person that its consent or wavier is or may be required in connection with the transactions contemplated by the Merger Agreement if failure to obtain such consent could be material to CSI, the surviving corporation or Abbott, (ii) the occurrence, or non-occurrence of any event that could be reasonably likely to cause (A) any representation or warranty to be untrue or inaccurate, except as would not be material to the notifying party and its subsidiaries, taken as a whole, or (B) any closing conditions not met, and (iii) any proceeding commenced or threatened relating to or involving a party or its subsidiaries.

Control of Operations
The parties understand and agree that nothing contained in the Merger Agreement will give either party the right to control, direct or influence the other party’s operations prior to the Effective Time and prior to the Effective Time, each party will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its operations.
Conditions to the Closing of the Merger
The respective obligations of Abbott, Merger Sub and CSI to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) of the following conditions (the “Mutual Closing Conditions”):
•	the Stockholder Approval must have been obtained;
•
(i) the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by the Merger Agreement must have expired or been terminated and (ii) all consents, approvals or authorizations of, declarations or filings with or notices to any governmental authority pursuant to any other applicable competition law or foreign investment law in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement, as reasonably determined by Abbott to be applicable to the Merger and the other transactions contemplated by the Merger Agreement, must have been obtained and must be in full force and effect, in each case, without the imposition of any Burdensome Condition or any requirement to agree to any term, conditions, liabilities, obligations or commitments under any competition law or foreign investment law that, individually or in the aggregate, constitute a Burdensome Condition (except as consented to by Abbott in writing) (the “Regulatory Approval Closing Condition”); and

•
no laws must have been enacted, enforced, entered, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order must have been issued by a court or other governmental authority and remain in effect, having the effect of restraining, enjoining, making illegal or otherwise prohibiting consummation of the Merger or other transactions contemplated by Merger Agreement (such laws and orders, collectively, “Restraints”) (the “No Restraint Closing Condition”).

Additionally, the obligations of Abbott and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:
•
(i) each of the representations and warranties of CSI related to (A) the incorporation of CSI in Delaware, (B) the corporate power and authority of CSI to execute and deliver the Merger Agreement, perform its obligations under the Merger Agreement, and to consummate the Merger, (C) the Merger Agreement’s non-contravention, conflict with or breach of any provision of the constituent documents, (D) takeover provisions, rights plans, and protective provisions, (E) the absence of a Material Adverse Effect, (F) opinion of the financial advisers, and (G) brokers must be true in all material respects, except for the absence of any Material Adverse Effect, which must be true in all respects as of the Signing Date and immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent such representations and warranties expressly speak as of a another date, in which case their accuracy is to be assessed as of such other date); (ii) each of the representations and warranties of CSI related to capitalization must be true and correct in all respects (other than de minimis accuracies) as of the Signing Date and immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent such representations and warranties expressly speak as of a another date, in which case their accuracy is to be assessed as of such other date); and (iii) each of the other representations and warranties of CSI, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification, must be true and correct as of the Signing Date and immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent such representations and warranties expressly speak as of a another date, in which case their accuracy is to be assessed as of such other date), except where the failure of such representations and warranties to be true and correct as so made had not had and would not reasonably be expected to have a Material Adverse Effect;

•
CSI must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or compiled with by it under the Merger Agreement at or prior to the Effective Time;

•
there must not be pending or threatened in writing any proceeding with respect to which any governmental authority is or has threatened in writing to become a party (i) seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to obtain from CSI, Abbott, Merger Sub or any other affiliates of Abbott, any damages that are material in relation to CSI and the CSI subsidiaries, taken as a whole, or (iii) otherwise inquiring into the compliance of the Merger with applicable competition laws or foreign investment laws; provided, however, that receipt of a pre-consummation letter from FTC shall not constitute a pending or threatened proceeding;

•
no Material Adverse Effect must have occurred and no change, circumstance, condition, development, effect, event, occurrence, fact or state of facts must have occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

•	Abbott must have received a certificate of the chief executive officer or the chief financial officer of CSI certifying the matters set forth in the first, second and fourth bullets above are true.
The obligations of CSI to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions (the “CSI Closing Conditions”):
•
each of the representation and warranties of Abbott set forth in the Merger Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “material adverse effect” or similar qualification, must be true and correct as of Signing Date and as of immediately prior to the Effective Time as though made on such time (except to the extent such representations and warranties expressly speak as of a another date, in which case their accuracy is to be assessed as of such other date), except where failure of such representation and warranties to be true and correct would not prevent or materially impair or materially delay the ability of Merger Sub to consummate the Merger or Abbott to pay the Merger Consideration and amounts payable to holders of CSI equity awards made under CSI’s stock plans;

•
each of Abbott and Merger Sub must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under the Merger Agreement at or prior to the Effective Time;

•	CSI must have received a certificate of a duly authorized officer of Abbott certifying that the matters set forth in the two immediately preceding bullets above are true.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
•	by mutual written consent of Abbott and CSI;
•	by either Abbott or CSI, if:
•
the Merger has not been consummated by November 8, 2023 (the “End Date”); provided, that if, as of the date that is ten business days prior to the End Date, all of the Mutual Closing Conditions and all of CSI Closing Conditions have been satisfied or waived other than the Regulatory Approval Closing Condition, the No Restraint Closing Condition (as it relates to a restraint which is, or is imposed pursuant to, a competition law or foreign investment law) or conditions that by their nature are to be satisfied at the Effective Time, Abbott may elect to extend the then-applicable End Date to a date 90 days after the then-applicable End Date, with Abbott entitled to make a total of three such extensions so that the initial End Date will not in any event be extended more than 270 days in the aggregate; provided that the right of termination shall not be available to any party that has materially breached its representations, warranties, covenants, obligations or agreements under the Merger Agreement and such breach was the primary cause for the failure of the Merger to be consummated by the End Date;

•	any Restraint on the consummation of the Merger or making the Merger illegal is in effect and has become final and non-appealable; or
•	the Stockholder Approval is not obtained upon a vote taken on the adoption of the Merger Agreement at the Stockholders Meeting or any recess, adjournment or postponement thereof.
•	by Abbott, if:
•
CSI has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any of the representations or warranties have become inaccurate after the date of the Merger Agreement and such breach, failure or inaccuracy would give rise to the failure to be satisfied of either the conditions to the Merger related to the accuracy of CSI’s representations and warranties or CSI’s performance of covenants and agreements, as applicable, and such breach, failure or inaccuracy is incapable of being cured or is not cured 30 days after written notice is given thereof and the fifth business day prior to the End Date;

•	the Board of Directors of CSI has effected a Change in Recommendation or CSI, any of its subsidiaries or any representative of CSI, has materially breached the no-shop provision; or
•	on or after the date of the Merger Agreement, a Material Adverse Effect has occurred.
•	by CSI, if:
•
Abbott or Merger Sub has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any of the representations or warranties have become inaccurate after the date of the Merger Agreement and such breach, failure or inaccuracy would give rise to the failure to be satisfied of either the conditions to the Merger related to the accuracy of Abbott’s representations and warranties or Abbott’s performance of covenants and agreements, as applicable, and such breach, failure or inaccuracy is incapable of being cured or is not cured 30 days after written notice is given thereof and the fifth business day prior to the End Date; or

•
at any time prior to obtaining the Stockholder Approval, CSI has effected a Change in Recommendation in response to a Superior Proposal; provided, however, that simultaneously with the termination or as a condition to the effectiveness of the termination, CSI pays to Abbott the CSI Termination Fee as described below.

Termination Fees and Expenses
The Merger Agreement contains certain remedies in the event of a termination.
CSI Termination Fee
Upon the occurrence of any of the following events, CSI must pay to Abbott the CSI Termination Fee in the amount of $26,500,000, which payment must be made by wire transfer of immediately available funds:
•	If:
•
the Merger Agreement is terminated by (i) either Abbott or CSI because the Effective Time has not occurred on or before the End Date, or (ii) either Abbott or CSI because the Merger Agreement fails to receive the Stockholder Approval at the Special Meeting, or (iii) by Abbott because CSI has failed to comply with any of its representations, warranties, covenants or agreements or any such representations or warranties are inaccurate and would result in CSI failing to meet certain conditions to closing;

•
prior to or as of such termination described in the foregoing bullet point (1) an Acquisition Proposal has been publicly announced or disclosed, or become publicly known, or solely when either the Merger has not occurred by the End Date or the Stockholder Approval has not been obtained upon a vote, a non-public Acquisition Proposal has been made to the Board of Directors of CSI or (2) any person has publicly announced, disclosed or communicated an intention to make an Acquisition Proposal, and solely when either the Merger has not occurred by the End Date or the Stockholder Approval has not been obtained upon a vote, privately disclosed or communicated to the Board of Directors of CSI of the intention to make an Acquisition Proposal, wherein either case of the foregoing (1) and (2), an Acquisition Proposal has not been withdrawn at the time of such termination, or on a date three business days before a Stockholder Meeting in the case of termination pursuant to termination because the Stockholder Approval has not been obtained upon a vote; and
•
within twelve months after the date of such termination (1) the Board of Directors of CSI recommends that stockholders vote in favor or tender shares into any Acquisition Proposal or (2) CSI enters into a definite agreement with respect to an Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal, then CSI will pay the CSI Termination Fee at the earliest to occur between such recommendation to approve of an Acquisition Proposal, such entry into a definitive agreement, or such consummation of a transaction. For purposes of this section, all references to 15% included in the definition of Acquisition Proposal will be deemed to refer to 50%, and the termination fee does not apply to an Acquisition Proposal that was made in writing to the Board of Directors prior to the date of the Merger Agreement and for which there have been no subsequent announcement, disclosure or communication renewing such Acquisition Proposal after the date of the Merger Agreement.
•
If the Merger Agreement is terminated by Abbott following a Change in Recommendation or as a result of the material breach by CSI, any of its subsidiaries or representatives of the non-solicitation covenants, then CSI will pay the CSI Termination Fee by the second business day following the date of such termination;

•
If the Merger Agreement is terminated by CSI because, at any time prior to obtaining the Stockholder Approval, the Board of Directors has effected a Change in Recommendation in response to a Superior Proposal, then CSI will pay the CSI Termination Fee immediately prior to or simultaneously with, and as a condition to the effectiveness of, such termination; or

•
If the Merger Agreement is terminated by CSI because the Merger has not been consummated by the End Date or the Stockholder Approval has not been obtained upon a vote, and at such time Abbott is entitled to terminate the Merger Agreement because of a Change in Recommendation or as result of the material breach by CSI, any of its subsidiaries or representatives of the non-solicitation covenants, then CSI will pay the CSI Termination Fee by the second business day following the date of such termination.

Abbott Termination Fee
Upon the occurrence of any of the following events, Abbott must pay to CSI the Abbott Termination Fee in the amount of $26,500,000, which payment must be made by wire transfer of immediately available funds, no later than two business days after the date of termination of the Merger Agreement:
•
(A) If the Merger Agreement is terminated by Abbott or CSI pursuant to the Merger not being consummated by the End Date, solely as a result of the failure to satisfy or waive by the time of such termination either (i) the Regulatory Approval Closing Condition if such failure arises solely from applicable competition laws, (ii) the No Restraint Closing Condition if such failure arises solely from a Restraint that is, or is imposed pursuant to an applicable competition law, or (iii) a proceeding of the type included in the conditions to Abbott’s obligation to consummate the Merger is threatened or pending, if such proceeding arises solely from an applicable competition law, or (B) the Merger Agreement is terminated by Abbott or CSI because any Restraint has become final and non-appealable which makes the consummation of the Merger illegal, solely as a result of the Restraint imposed pursuant to an applicable competition law, and

•
in either case (A) or (B) of the foregoing, all other conditions to close have either been satisfied or waived as of the time of such termination (other than those conditions that by their nature are to be satisfied at the Effective Time, but which conditions would be satisfied if the Effective Time occurred at the time of such termination).

Fees and Expenses
Except as otherwise provided for in the Merger Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses. The CSI Termination Fee and the Abbott Termination Fee are not penalties but, rather, constitute liquidated damages in an amount reasonable to compensate the receiving party for the efforts and resources expended, and opportunities foregone, by the Merger Agreement. Each party agrees that, if the party fails to promptly pay all termination fees, the enforcing party will be entitled to interest on the termination fee.
Specific Performance
The parties acknowledge and agree that irreparable damage would occur in the event that any provision of the Merger Agreement was not performed in accordance with its specific terms or was otherwise breached and that monetary damages would not be an adequate remedy. The parties agree, therefore, that they are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions hereof in any court, without proof of actual damages. This is in addition to any remedy to which the parties are entitled to at law or in equity. The parties further agree to not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that money damages are an equitable remedy.
Amendment
The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or authorized by their respective Board of Directors, at any time before or after adoption and approval of the Merger Agreement by the stockholders of CSI or the sole stockholder of Merger Sub, but after such adoption and approval, no amendment will be made which by law or in accordance with the rules of Nasdaq requires further adoption or approval by any such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of any jurisdiction other than the State of Delaware to otherwise govern the Merger Agreement.
Vote Required for Approval
Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of all outstanding Shares on the Record Date. For more information, please see the section of this proxy statement titled “The Special Meeting of CSI’s Stockholders—Vote Required; Abstentions; Failure to Vote.”
Recommendation of CSI’s Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

PROPOSAL 2: THE COMPENSATION PROPOSAL
The information below regarding the Compensation Proposal should be read together with the rest of this proxy statement, particularly the section of this proxy statement titled “The Merger — Interests of CSI’s Directors and Executive Officers in the Merger.”
Vote on the Compensation Proposal
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, CSI is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to certain named executive officers of CSI that is based on or otherwise relates to the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section of this proxy statement titled “The Merger—Interests of CSI’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, CSI is asking you to approve the following resolution:
“RESOLVED, that the stockholders of CSI approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CSI’s named executive officers that is based on or otherwise relates to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement titled ‘The Merger—Interests of CSI’s Directors and Executive Officers in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Approval of the Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on CSI. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to CSI’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required for Approval
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. For more information, please see the section of this proxy statement titled “The Special Meeting of CSI’s Stockholders—Vote Required; Abstentions; Failure to Vote.”
Recommendation of CSI’s Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
The information below regarding the Adjournment Proposal should be read together with the rest of this proxy statement, particularly the section of this proxy statement titled “The Special Meeting of CSI’s Stockholders.”
Vote on Adjournment Proposal
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board of Directors determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If the Board of Directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the proposal to adopt the Merger Agreement or the approval, on an advisory (non-binding) basis, of the Compensation Proposal.
If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those Shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.
Vote Required for Approval
Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the Shares present in person or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the Shares represented at the Special Meeting. For more information, please see the section of this proxy statement titled “The Special Meeting of CSI’s Stockholders—Vote Required; Abstentions; Failure to Vote.”
Recommendation of CSI’s Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” the approval of this proposal.

MARKET PRICE AND DIVIDEND DATA
Our Shares are listed on Nasdaq under the symbol “CSII.” As of March 14, 2023, there were Shares outstanding held by approximately 672 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose Shares are held in “street name” by banks, brokers and other nominees.
On March 22, 2023, the latest practicable trading day before the printing of this proxy statement, the closing price for CSI’s common stock on Nasdaq was $19.74 per Share. You are encouraged to obtain current market quotations for the Shares.
Following the Merger, there will be no further market for the Shares, and the Shares will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger, we will no longer file periodic reports under the Exchange Act with the SEC.
We have never declared or paid any cash dividends on the Shares. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 14, 2023, certain information regarding beneficial ownership of our common stock by:
•	Each person known to us to beneficially own 5% or more of our common stock
•	Each of our named executive officers;
•	Each of our directors; and
•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.
We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the Shares set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 42,198,048 Shares outstanding on March 14, 2023. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.
Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Martha Aronson(1)	42,227	*
William Cohn(2)	50,002	*
Ryan Egeland(3)	10,767	*
John Hastings(4)	13,471	*
Augustine Lawlor(5)	134,059	*
Erik Paulsen(6)	21,327	*
Jeffrey Points(7)	173,008	*
Rhonda Robb(8)	34,462	*
Alexander Rosenstein(9)	148,673	*
Sandra Sedo(10)	114,384	*
Stephen Stenbeck(11)	22,853	*
Scott Ward(12)	845,319	2.0%
Kelvin Womack(13)	16,734	*
All directors and executive officers as a group (11 persons)(14)	1,652,806	3.9%
5% Stockholders
BlackRock, Inc.(15)	7,895,902	18.7%
Brown Capital Management, LLC(16)	2,904,759	6.9%
Champlain Investment Partners, LLC(17)	2,338,085	5.5%
The Vanguard Group(18)	2,845,055	6.7%
*	Represents beneficial ownership of less than one percent of the common stock.
(1)	Includes 29,816 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.
(2)	Includes 40,553 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.
(3)
Includes 10,767 Restricted Shares that are subject to a risk of forfeiture. Dr. Egeland departed from his position at CSI on March 3, 2022, and CSI does not have information regarding the number of Shares, if any, that Dr. Egeland may hold as of the date of this proxy statement, other than the Restricted Shares.

(4)
Includes 13,471 Restricted Shares that are subject to a risk of forfeiture. Mr. Hastings departed from his position at CSI on August 16, 2022, and CSI does not have information regarding the number of Shares, if any, that Mr. Hastings may hold as of the date of this proxy statement, other than the Restricted Shares.

(5)	Includes 103,719 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.

(6)	Includes 20,627 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.
(7)	Includes 138,957 Restricted Shares that are subject to a risk of forfeiture.
(8)
Includes 34,462 Restricted Shares that are subject to a risk of forfeiture. Ms. Robb departed from her position at CSI on June 6, 2022, and CSI does not have information regarding the number of Shares, if any, that Ms. Robb may hold as of the date of this proxy statement, other than the Restricted Shares.

(9)	Includes 107,700 Restricted Shares that are subject to a risk of forfeiture.
(10)	Includes 81,881 Restricted Shares that are subject to a risk of forfeiture.
(11)	Includes 19,700 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.
(12)
Includes 578,310 Restricted Shares that are subject to a risk of forfeiture. Includes 34,297 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.

(13)	Includes 16,734 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.
(14)
Includes 982,507 Restricted Shares that are subject to a risk of forfeiture. Includes 265,446 CSI RSUs, which assumes that the Merger will be consummated, and the CSI RSUs will be settled, within 60 days of the date of this proxy statement.

(15)
BlackRock, Inc. reported in a Schedule 13G/A filed with the SEC on January 26, 2023 that it held sole voting power with respect to 7,735,833 Shares and sole dispositive power with respect to 7,895,902 Shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(16)
Brown Capital Management, LLC reported in a Schedule 13G/A filed with the SEC on February 14, 2023 that it held sole voting power with respect to 1,400,496 Shares and sole dispositive power with respect to 2,904,759 Shares. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.

(17)
Champlain Investment Partners, LLC reported in a Schedule 13G/A filed with the SEC on February 13, 2023 that it held sole voting power with respect to 1,792,125 Shares and sole dispositive power with respect to 2,338,085 Shares. The address for Champlain Investment Partners, LLC is 180 Battery St., Burlington, VT 05401.

(18)
The Vanguard Group reported in a Schedule 13G/A filed with the SEC on February 9, 2023 that it held sole voting power with respect to 0 Shares, shared voting power with respect to 48,398 Shares, sole dispositive power with respect to 2,761,940 Shares, and shared dispositive power with respect to 83,115 Shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

STOCKHOLDER PROPOSALS FOR THE FISCAL 2023 ANNUAL MEETING
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. We will hold our fiscal 2023 Annual Meeting of stockholders only if the Merger has not already been completed.
Any appropriate proposal submitted by a stockholder and intended to be included in our proxy materials and presented at the fiscal 2023 Annual Meeting must be submitted in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, and received no later than May 29, 2023. A stockholder proposal to be included in our proxy materials will need to comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement a stockholder proposal that we are not required to include under the Exchange Act, including under Rule 14a-8.
Alternatively, pursuant to the advance notice provisions of our bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the fiscal 2023 Annual Meeting without including such proposals in our proxy materials, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on July 11, 2023, and no later than the close of business on August 10, 2023, and must be in a form that complies with the requirements set forth in the our bylaws. You are advised to review our bylaws for these requirements.
In addition to satisfying the foregoing requirements under the bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than CSI’s nominees at the fiscal 2023 Annual Meeting must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

LEGAL AND CAUTIONARY DISCLOSURES
Householding of Special Meeting Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A single copy of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of proxy materials, please notify your broker, bank or other nominee or CSI. Direct your written request to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their broker, bank or other nominee.
No Determination by Securities Regulators
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.
No Solicitation Where Prohibited
This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction.
Sources of Information
We have supplied all information relating to CSI. Abbott has supplied, and we have not independently verified, all of the information relating to Abbott and Merger Sub.
Other Information Not Authorized by CSI
We have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference is accurate as of any date other than the respective dates thereof.
For your convenience, we have included certain website addresses and other contact information in this proxy statement. However, information obtained from those websites or contacts is not part of this proxy statement (except for any particular documents specifically incorporated by reference into this proxy statement, as set forth in the section of this proxy statement titled “Where You Can Find More Information”).
Subsequent Developments
This proxy statement is dated March 23, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since those dates.
We may (and in certain limited circumstances may be legally required to) update this proxy statement prior to the Special Meeting, including by filing documents with the SEC for incorporation by reference into this proxy statement without delivering them to our stockholders. Therefore, you should monitor and review our SEC filings until the Special Meeting is completed. However, although we may update this proxy statement, we undertake no duty to do except as otherwise expressly required by law.
Context for Assertions Embodied in Agreements
The Merger Agreement and other agreements are being included or incorporated by reference into this proxy statement only to provide our stockholders with information regarding their respective terms, and not to provide investors with any other factual information regarding the parties, their affiliates, or their respective businesses. In particular, you should not rely on the assertions embodied in the representations, warranties, and covenants contained in these agreements, or any descriptions of them, as characterizations of any actual state of facts. The representations, warranties, and covenants in each of these agreements (a) were made only for purposes of that agreement and solely for the benefit of the parties to that agreement (and not for the benefit of our stockholders), (b) were made only as of specified dates and do not reflect subsequent information, (c) are subject to limitations agreed upon by the parties to such agreement, including in certain cases being subject to confidential disclosure schedules that modify, qualify, and create exceptions to such representations, warranties, and covenants, (d) may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws and (e) may have been made for the purposes of allocating risk between the parties to that agreement instead of establishing matters of fact.
Forward-Looking Statements
This proxy statement contains a variety of forward-looking statements, which are subject to a number of risks and uncertainties. We caution you not to place undue reliance on forward-looking statements. See the section of this proxy statement titled “Cautionary Statement Concerning Forward-Looking Information.”

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at investors.csi360.com. Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.
•	CSI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on August 18, 2022;
•
CSI’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 3, 2022, and the quarterly period ended December 31, 2022, filed with the SEC on February 9, 2023; and

•	CSI’s Current Reports on Form 8-K filed with the SEC on July 22, 2022, November 10, 2022, January 3, 2023 and February 9, 2023 (other than the portions of such documents not deemed to be filed).
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.
Notwithstanding the foregoing, we will not incorporate by reference into this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.
CSI’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.
Any person, including any beneficial owner of Shares, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to CSI’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
Cardiovascular Systems, Inc.
Attention: Investor Relations
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Toll-Free: (877) 274-0360
Please note that all of our documents that we file with the SEC are also promptly available through the “Investor Relations” section of our website at investors.csi360.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street - 22nd Floor
New York, New York 10005
Stockholders call toll-free: (866) 796-7184
Banks and brokers call collect: (212) 269-5550
Email: CSII@dfking.com

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
AMONG

ABBOTT LABORATORIES,

COBRA ACQUISITION CO.

AND

CARDIOVASCULAR SYSTEMS, INC.

DATED AS OF FEBRUARY 8, 2023

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER dated as of February 8, 2023 (this “Agreement”) is made and entered into among Abbott Laboratories, an Illinois corporation (“Parent”), Cobra Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Cardiovascular Systems, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement, the merger of Merger Sub with and into the Company, with the Company surviving the merger in accordance with the DGCL as a wholly-owned direct subsidiary of Parent upon the terms and subject to the conditions set forth in this Agreement (the foregoing merger, the “Merger”), and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by and on behalf of the Company, (c) resolved to recommend the adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and (d) directed that this Agreement be submitted to the stockholders of the Company for adoption.
WHEREAS, the Board of Directors of Merger Sub has unanimously (a) authorized and approved the execution, delivery and performance of this Agreement by and on behalf of Merger Sub and declared the advisability of the Merger and (b) directed that this Agreement be submitted to Parent as the sole stockholder of Merger Sub for its adoption and recommended that the sole stockholder of Merger Sub adopt this Agreement.
WHEREAS, the Board of Directors of Parent has unanimously (a) approved the Merger and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent.
WHEREAS, the Company, Parent and Merger Sub desire to make and enter into certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
AGREEMENT
ARTICLE I
DEFINED TERMS
Section 1.1  Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
“Acceptable Confidentiality Agreement” means a written confidentiality agreement between the Company and another Person that (a) contains confidentiality, non-use and other provisions applicable to such Person and its Affiliates and Representatives no less restrictive on the other party than the provisions contained in the Confidentiality Agreement and (b) does not contain any provision that could prevent the Company from performing and complying in all material respects with its obligations under this Agreement, including the Company’s obligations to provide any disclosure to Parent required pursuant to Section 6.5.
“Acquisition Proposal” means any proposal or offer from, or any inquiry or indication of interest that would reasonably be expected to lead to the making of a proposal or offer by, any Person, whether or not in writing or subject to conditions, relating to any transaction or series of transactions involving, alone or in combination, any direct or indirect (a) merger, share exchange, joint venture, partnership, business combination, consolidation, recapitalization, reorganization, liquidation or dissolution involving the Company or any of its Subsidiaries (or of the surviving entity in a merger involving any of the Company’s Subsidiaries or the resulting direct or indirect parent of such Subsidiary or such surviving entity), (b) sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or transaction, assumption or disposition of assets, including any Securities of the Company’s Subsidiaries, to which 15 percent or more of the revenues of the Company and its Subsidiaries, taken as a whole and on a consolidated basis, are attributable or (c) purchase, share issuance, tender offer, exchange offer or other acquisition or transaction (including by way of merger, share exchange, joint venture, partnership, business combination, consolidation or otherwise) that if consummated would result in the Beneficial Ownership by any Person or “group” (as defined under the Exchange Act), or any stockholders or equityholders of any Person or “group” (as defined under the Exchange Act), of Securities representing 15 percent or more (on a fully-diluted basis) of the outstanding Common Stock or any other class of voting Securities of the Company (or of the shares of any surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, in each case involving the Company or other class of capital stock of the Company) or of the outstanding securities of any class of Securities of any of the Company’s Subsidiaries (or of shares of any surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, in each case involving such Subsidiary) (other than to any Person or “group” that already has Beneficial Ownership of 15 percent or more of such securities as of the date hereof, in which case there shall not be an increase in Beneficial Ownership of such Person or “group” of more than 2 percent of such securities); provided that the term “Acquisition Proposal” will not include the Merger or the other transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise.
“Anti-Corruption Laws” means any Laws prohibiting bribery or corruption, including (a) the U.S. Foreign Corrupt Practices Act, (b) the U.S. Travel Act, 18 U.S.C. § 201, (c) the U.K. Bribery Act 2010 and (d) Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Beneficial Owner” means, with respect to a Security, any Person that, directly or indirectly, through any Contract, relationship or otherwise, is or would be considered the “beneficial owner” of such Security in accordance with Rule 13d-3 under the Exchange Act. The term “Beneficial Ownership” will be construed accordingly.
“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, commission or other incentive, stock option, stock purchase, stock appreciation, restricted stock, restricted stock unit, phantom equity or other equity-based, employment, retention, change in control, severance, termination, pension, retirement, profit-sharing, deferred compensation, vacation, health, welfare, fringe benefit, retiree medical or life insurance, or other benefit or compensation plan, program, policy, Contract or other arrangement, whether or not in writing and whether or not funded, in each case, entered into, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Individual Service Provider, or with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any liability, whether actual or contingent, but excluding workers’ compensation, unemployment compensation and other programs that are required under applicable Law and maintained by any Governmental Authority.
“Board of Directors” means the board of directors of a specified Person.
“Business Day” means any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in Chicago, Illinois, or St. Paul, Minnesota.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.
“Change” means a change, circumstance, condition, development, effect, event, occurrence, fact or state of facts.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Equity Awards” means, collectively, the Company Options, shares of Company Restricted Stock and Company Restricted Stock Units.

“Company ESPP” means the Cardiovascular Systems, Inc. 2015 Employee Stock Purchase Plan, as amended through the date of this Agreement.
“Company Option” means each outstanding option to purchase shares of Common Stock awarded under any Stock Plan.
“Company Product” means all “drugs,” “devices” and “combination products” (as those terms are defined in Section 201 of the FDCA) and other products, including the features and functionality offered by any such products, that are or could be subject to the FDCA or any similar Law in any jurisdiction that are being or have been researched, tested, developed, designed, commercialized, manufactured, sold, licensed, leased, delivered or distributed by or on behalf of the Company or any Company Subsidiary.
“Company Restricted Stock” means each share of Common Stock subject to vesting (whether time-based or performance-based), repurchase or other lapse restriction that is outstanding and awarded under any Stock Plan.
“Company Restricted Stock Unit” means each restricted stock unit representing the right to vest in and be issued shares of Common Stock or the cash equivalent thereof that is outstanding and awarded under any Stock Plan.
“Competition Law” means any Law, including the HSR Act, the Clayton Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, the Federal Trade Commission Act, as amended, and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, and other applicable Laws that are intended to prohibit, restrict or regulate actions having an anticompetitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.
“Constituent Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company agreement, (c) with respect to a partnership, its certificate of limited partnership (if a limited partnership) and partnership agreement and (d) with respect to any other entity, any similar organizational or governing documents of such entity, including any applicable jurisdictional equivalents.
“Continuing Employees” means each employee of the Company or a Company Subsidiary who continues as an employee of Parent, the Surviving Corporation, or one of its Affiliates immediately after the Effective Time.
“Contract” means any contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding instrument, in each case, whether written or oral and whether one or a series of related Contracts.
“Copyrights” means all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights.
“Covenant Contracts” means all Company Contracts other than (a) those Company Contracts described in Section 4.20(a)(i) or Section 4.20(a)(x) that, in either case, are Contracts with a customer that is a member of a group purchasing organization, but does not involve an amount in excess of $1,000,000 in the past 12 months or is not expected to involve more than $1,000,000 within 12 months of the execution of this Agreement; (b) those Company Contracts described in Section 4.20(a)(xi) that are Contracts with a customer that is a specific site or hospital affiliated with a Governmental Authority that is purchasing under the terms of an umbrella Contract with such Governmental Authority; (c) those Company Contracts set forth as items 1 – 10 under the heading “Contracts that are not Covenant Contracts” in Section 4.20(a)(ix) of the Company Disclosure Letter; and (d) those Company Contracts that qualify as a Company Contract as described in Section 4.20(a)(xiii) solely because such Company Contract includes a most favored nation or similar right, but which Company Contract is not otherwise described in any other subsection of Section 4.20(a), including Section 4.20(a)(i).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations, or variations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19 (including the CARES Act and the Families First Act or any change in applicable Laws related to, in connection with or arising out of COVID-19).

“COVID-19 Tax Measures” means any Law or guideline relating to Taxes enacted, issued, promulgated or adopted by any Governmental Authority in connection with, or in response to, COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Employee Company Equity Award Holder” means any holder of a Company Equity Award who was granted such Company Equity Award in his or her capacity as an employee for applicable employment Tax purposes.
“Environmental Law” means any Law relating to the pollution or protection of the environment, natural resources, or public or worker health and safety, and any Law pertaining to the exposure to, or the treatment, storage, handling, disposal, generation, manufacture, management, processing, use, registration, distribution, transportation, recycling, reuse, disposal, Release or threatened Release of, Hazardous Substances.
“Environmental Permit” means any Permit required pursuant to any Environmental Law.
“Equity Right” means, with respect to any Person, any Security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any option, call, restricted stock, deferred stock award, stock unit, “phantom” award, dividend equivalent or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings or business performance (whether financial or otherwise) of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Families First Act” means the Families First Coronavirus Response Act, as amended, and the rules and regulations promulgated thereunder.
“FDA” means U.S. Food and Drug Administration or any successor agency thereto.
“FDCA” means the Federal Food, Drug, and Cosmetic Act, including any regulations and guidance promulgated or published thereunder.
“Financial Statements” means the consolidated financial statements, whether audited or unaudited, of the Company and its Subsidiaries included or incorporated by reference in any SEC Documents, including, in the case of fiscal year-end statements, the reports thereon by PricewaterhouseCoopers LLP, the independent auditors of the Company for the periods included therein, and, in each case, a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of comprehensive income, a consolidated statement of changes in stockholders’ equity, a consolidated statement of cash flows and any accompanying notes.
“Foreign Investment Law” means any Law intended to prohibit, restrict or regulate acquisitions or investments in Persons organized, domiciled or operating in a jurisdiction by foreign Persons.
“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56, and 812 or any comparable Laws of other Healthcare Regulatory Authorities.
“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58 or any comparable Laws of other Healthcare Regulatory Authorities.
“Government Official” means (a) officers, employees or representatives of any Governmental Authority, (b) any individual who, although temporarily or without payment, holds a public position, employment, or function, (c) any private person acting in an official capacity for or on behalf of any Governmental Authority

(such as a consultant retained by a Governmental Authority), (d) candidates for political office at any level, (e) political parties and their officials, and (f) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction (or political subdivision thereof), (b) any court or other judicial entity, (c) federal, state, local, municipal, non-U.S. or other government, (d) department, agency or instrumentality of a non-U.S. or other government, including any state-owned or state controlled instrumentality of a non-U.S. or other government, (e) governmental entity of any nature (including any governmental agency, branch or department and any court or other tribunal), or other body (including any self-regulating body) exercising, or entitled to exercise, any legally binding administrative, executive, judicial, legislative, police, regulatory or arbitral authority or power of any nature (including, in any respect, Taxes), or (f) international or multinational organization formed by states, governments or other international organizations.
“Governmental Healthcare Programs” means any and all “federal healthcare programs” as defined by 42 U.S.C. § 1320a–7b(f), including Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant, and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Healthcare Regulatory Authority.
“Hazardous Substance” means any substance, material, product, or waste that is listed, defined, designated or classified as hazardous, radioactive, toxic, a contaminant, or a pollutant, or is otherwise regulated, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof, friable asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.
“Healthcare Laws” means all Laws applicable to the operation of the Company’s and any Company Subsidiaries’ businesses related to the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of any Company Products and services provided or rendered by the Company or any Company Subsidiary and all Laws related to the provision, administration, management or payment for healthcare or healthcare-related products, services or professionals, applicable to the Company’s and any Company Subsidiaries’ businesses, including all Laws relating to: (a) Governmental Healthcare Programs or Payors; (b) the coding, coverage, reimbursement billing, administration or submission of claims, benefits or refunds to patients or Payors; (c) insurance and managed care; (d) fraud and abuse, bribes, rebates, kickbacks, referrals, corporate practice of medicine, false claims, fee splitting or patient brokering, including the following Laws and all rules and regulations promulgated pursuant thereto: (i) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C. § 301 et seq.) and 21 C.F.R. Part 807); (ii) statutes governing all Governmental Healthcare Programs, including the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), and related state or local statutes; (iii) the Patient Protection and Affordable Care Act; (iv) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (v) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (vi) Stark Law (42 U.S.C. § 1395nn); (vii) False Claims Act (31 U.S.C. § 3729 et seq.); (viii) the Program Fraud Civil Penalties Act (31 U.S.C. §3801 et seq.); (ix) the Federal Healthcare Fraud law (18 U.S.C. § 1347); (x) the Federal Conspiracy to Defraud Statute (18 U.S.C. § 286); (xi) the Federal False Statements Statute (18 U.S.C. § 1001), and all applicable Laws analogous to the foregoing in states and all other jurisdictions in which the Company operates; (xii) medical records and patient privacy and security Laws including the Health Insurance Portability and Accountability Act (HIPAA) of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state or local Laws; (xiii) the rules and regulations promulgated and enforced by any Healthcare Regulatory Authority, including, as applicable, current Good Laboratory Practices, Good Clinical Practices, and Quality Systems Requirements; (xiv) federal, state or local device licensing, disclosure and reporting requirements; (xv) the Federal Trade Commission Act and (xvi) any comparable foreign Laws for any of the foregoing.
“Healthcare Permit” means any Permit required pursuant to any Healthcare Laws, including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE mark certifications, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent.

“Healthcare Regulatory Authority” means any Governmental Authority or Notified Body with jurisdiction over, or the authority to grant approvals, licenses, registrations, certifications or authorizations necessary for, (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any Company Product, (b) federal healthcare programs under which such products are purchased or (c) the protection of personal health information, including the FDA, the Centers for Medicare & Medicaid Services (CMS), the U.S. Department of Justice, the U.S. Department of Health and Human Services (HHS), the HHS Office of Inspector General (OIG), the Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any of the Company or its Subsidiaries, without duplication (a) all obligations for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all obligations under conditional sale or other title retention Contracts relating to any property purchased by the Company or any of its Subsidiaries, (d) all obligations issued or assumed as the deferred purchase price of property or services, (e) all lease obligations capitalized on the books and records of the Company or any of its Subsidiaries, (f) all obligations of others secured by a Lien on property or assets owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (g) all letters of credit or performance bonds issued for the account of the Company or any of its Subsidiaries, (h) all swap, derivative and hedging Contracts of the Company or any of its Subsidiaries and (i) all guaranties and Contracts having the economic effect of a guaranty by the Company or any of its Subsidiaries of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” will not include intercompany indebtedness, obligations or liabilities solely between or among the Company and any wholly owned Subsidiary of the Company or any liability related to any Leased Real Property pursuant to a Lease set forth in Section 4.22(b) of the Company Disclosure Letter and which is classified and disclosed as a financing obligation on the Financial Statements in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2022.
“Individual Service Provider” means any current or former director, officer, employee or individual consultant of the Company or any Company Subsidiary.
“Insured Person” means any person covered by the Company’s D&O Insurance as of January 1, 2023.
“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals, (a) Patents, (b) Copyrights, (c) Trademarks, (d) Software, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) Trade Secrets, (h) all databases and data collections, (i) all other proprietary rights (including moral rights, rights related to social media accounts or information (including likes, subscribers or members), rights of personality, identity or privacy), (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (k) rights to sue for past, present, and future infringement of the foregoing rights.
“Intellectual Property License Agreement” means a Contract granting or obtaining any right to use or practice any rights under any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (whether as grantor or grantee or recipient of such right or otherwise).
“Intervening Event” means a material positive Change with respect to the Company and its Subsidiaries, taken as a whole, that (a) is unknown by the Board of Directors or executive management of the Company as of the date of this Agreement, (b) first occurs or arises and becomes known to the Board of Directors of the Company, after the date of this Agreement and prior to the date of the Stockholder Approval and (c) was not reasonably foreseeable prior to or as of the date of this Agreement; provided that none of the following will be deemed, either alone or in combination, to constitute or be deemed to contribute to, and none of the following will be taken into account in determining whether there has been, an Intervening Event: (i) the receipt by the Company of an Acquisition Proposal or a Superior Proposal or any inquiry, offer, request or proposal that could be reasonably expected to lead to an Acquisition Proposal or a Superior Proposal or the existence or terms of an Acquisition Proposal or a Superior Proposal, (ii) any action or inaction taken by any Party pursuant to the terms of this Agreement, (iii) any Change relating to any of Parent, Merger Sub or any of their respective Affiliates or (iv) any Change of the nature described in clauses (i) through (viii) in the proviso to the definition of Material Adverse Effect, except for any such Change of the nature described in clauses (iii) through (viii) in the proviso to the definition of Material Adverse Effect which is disproportionately positive to the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in any industries, markets or locations similar to those in which the Company and its Subsidiaries operate or have operated.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means the hardware, Software, data communications lines, network and telecommunications equipment, internet-related information technology architecture, wide area network and other information technology equipment owned, leased, licensed or otherwise procured by the Company or any of its Subsidiaries.
“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry, of any of the individuals set forth in Section 1.1 of the Company Disclosure Letter.
“Law” means any federal, state, local, municipal, non-U.S., international, multinational or other law (whether statutory or common law), rule, regulation, statute, Order, ordinance, constitution, treaty, administrative policy or interpretation, Permit, directive or code issued, granted or promulgated by or enforceable by any Governmental Authority, including any binding case law.
“Lease” means any lease, sublease, license, occupancy agreement or similar Contract relating to real property.
“Leased Real Property” means real property interests of the Company or any of its Subsidiaries acquired pursuant to any Lease.
“Lien” means any mortgage, claim, pledge, hypothecation, assignment, deposit agreement, encumbrance, lien (statutory or other), servitude, easement, right of way, community or other material property interest, option, preference, priority, right of first offer or refusal or other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention Contract).
“Material Adverse Effect” means a Change that, individually or in the aggregate with any other Changes, (a) has, or would reasonably be expected to have, a materially adverse effect on the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents, materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the ability of the Company to perform its obligations under this Agreement and consummate the Merger, in each case, before the End Date; provided that, solely for purposes of clause (a), none of the following will be deemed, either alone or in combination, to constitute a Material Adverse Effect or be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any Change resulting from the announcement of the Merger or performance of this Agreement by the Company (other than any Change resulting from a breach of, or failure to comply with, this Agreement by the Company); (ii) any increase or decrease in the trading price or trading volume of the Common Stock, provided that, the underlying causes of any such change in price or volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; (iii) any Change in general economic conditions in the United States or any other jurisdiction; (iv) any Change generally affecting the financial, credit, securities, currency or other capital markets in the United States or any other jurisdiction; (v) any Change that is the result of conditions generally affecting the industry in which the Company and its Subsidiaries operate; (vi) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption, epidemic or pandemic (including the outbreak or renewed outbreak of COVID-19) or other natural disaster occurring after the date of this Agreement; (vii) any acts of war, special military operation, sabotage or terrorism, or any escalation or worsening of any such acts of war, special military operation, sabotage or terrorism occurring after the date of this Agreement; (viii) any Change occurring after the date of this Agreement in applicable Law (including any COVID-19 Measures) or GAAP; or (ix) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, except in the case of clauses (iii) through (viii) with respect to clause (a), if any Change relating to any of clauses (iii) through (viii) is disproportionately adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise), results of operations of the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in any industries, markets or locations in which the Company and its Subsidiaries operate or have operated.
“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396 et seq., and all Laws, Orders, manuals, guidelines and requirements pertaining to such program, including all applicable state statutes and plans for medical assistance enacted in connection with such program, all administrative, reimbursement, guidelines and requirements of all Healthcare Regulatory Authorities promulgated in connection with such program (whether or not having the force of law).
“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395 et seq., and all Laws, manuals, state plans, orders and guidelines pertaining to such program, including all applicable provisions of all Laws, manuals, orders and administrative, reimbursement, guidelines and requirements of all Healthcare Regulatory Authorities promulgated in connected with such program (whether or not having the force of law).
“Minnesota Leased Real Property” means the real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, located at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Non-Employee Company Equity Award Holder” means any holder of a Company Equity Award who is not an Employee Company Equity Award Holder.
“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of 5 April 2017 on medical devices and applicable harmonized standards.
“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
“Order” means any charge, order, decision, opinion, writ, injunction, judgment, decree, ruling, award or settlement, whether civil, criminal, administrative or arbitral.
“Owned Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.
“Owned Real Property” means real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, owned by the Company or any of its Subsidiaries, including all easements, licenses, rights and appurtenances relating to the foregoing.
“Patents” means all classes or types of patents including utility patents, utility models, design patents, invention certificates, reexaminations, reissues, extensions and renewals; and all applications (including provisional and nonprovisional applications), invention disclosures, originals, continuations, divisionals, continuations-in-part, and all rights or priority, anywhere in the world.
“Payor” means any governmental, commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, Governmental Healthcare Program or other third-party payor, federal, state or local healthcare reimbursement or governmental programs in which the Company or any of its Subsidiaries is enrolled or participates.

“Permit” means any permit, license, qualification, registration, franchise, filing, license, certificate, consent, Order, approval or authorization issued or granted by or filed or made with or enforceable by any Governmental Authority.
“Permitted Lien” means any (a) lien for Taxes not yet delinquent or which are being contested in good faith by appropriate pending proceedings and, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, as applicable, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien incurred in the ordinary course of business consistent with past practice and immaterial to Company and its Subsidiaries, taken as a whole, (c) pledge or deposit required under applicable Law in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) lien comprising a deposit required by the insurance regulatory authority of any applicable jurisdiction, which, in the aggregate, are not substantial in amount, (e) liens arising under original purchase price contracts, conditional sales contracts, or equipment leases with third parties entered into in the ordinary course of business but not arising from any breach or failure to comply with the terms of any such contracts or leases and (f) other liens, encumbrances and restrictions on real property (including, easements, rights-of-way, and similar restrictions) of record that do not in any case materially interfere with the use or materially detract from the value of the real property subject thereto.
“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).
“Personal Data” means information that identifies, relates to, describes, or can reasonably be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual, browser, device or household, and any other personal information that is subject to any applicable Laws or the Company’s or its Subsidiaries’ privacy policies, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Healthcare Regulatory Authority (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, Protected Health Information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.
“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
“Proceeding” means any action, demand, suit, claim, litigation, arbitration, investigation, audit, examination, charge, complaint, challenge, inquiry, review, controversy or other proceeding, whether civil or criminal, at Law or in equity, by or before any (a) Governmental Authority, including any Taxing Authority or Healthcare Regulatory Authority, (b) Notified Body or (c) arbitrator or dispute resolution panel.
“Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.
“Quality System Requirements” means the requirements related to the organizational structure, responsibilities, procedures, processes, and resources for implementing quality management for the manufacturing of medical devices, as set forth in 21 C.F.R. Part 820 and relevant international standards for quality management systems, including ISO 13485.
“Release” means any release, deposit, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, emitting, escaping, emptying, seeping, dispersal or migration of Hazardous Substances in, on, at or under any site or location or into the environment.
“Representative” means, with respect to any Person, any director, officer, employee, accountant, auditor, legal counsel, financial advisor, consultant, financing source or other advisor, agent or representative of such Person or any of its Affiliates or other Person acting on behalf of such Person or any of its Affiliates.
“Restricted Party” means any Person targeted by Sanctions, including any Person who is (a) owned or controlled by the government of Sanctioned Countries, (b) designated on any sanctions or export controls-related list under applicable export control and sanctions Laws, including the OFAC List of Specially Designated Nationals and Blocked Persons, the OFAC Consolidated Sanctions List, any other sanctions-related list maintained by OFAC or the U.S. Department of State, the U.S. Commerce Department’s Entity List, Denied Persons List, or Unverified List, the EU Consolidated Financial Sanctions List, the U.K. Office of Financial Sanctions Implementation sanctions list, or any other similar restricted party list maintained by relevant Governmental Authorities under applicable sanctions and export controls, (c) any Person located, organized, or resident in Cuba, Crimea, Iran, North Korea, Syria, or Venezuela, or (d) any Person 50 percent or more owned or otherwise controlled by any Person described in the preceding clauses (a) through (d).
“Sanctions” means economic, financial or trade sanctions, trade embargoes or export controls imposed, administered or enforced from time to time by (a) the U.S. government through OFAC or the U.S. Department of State, (b) the United Nations or the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom or (e) Switzerland.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest, equity interest, Equity Rights and any other equity securities or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any such class or series of common stock, preferred stock, membership interest, equity interest or any other equity securities or capital stock of such Person), however described and whether voting or non-voting.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals.
“Solvent” means, with respect to the Company and its Subsidiaries, that as of any date of determination, (a) the Present Fair Salable Value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds all of their liabilities as of such date, (b) the Company and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or intend to engage prior to the Effective Time and (c) the Company and its Subsidiaries, taken as a whole, will be able to pay their debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their Indebtedness. For purposes of the definition of “Solvent”, (i) “debt” means liability on a “claim”; (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (iii) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets, including goodwill, of the Company and its Subsidiaries are sold as an entirety with reasonable promptness in an arm’s length transaction under then-present conditions for the sale of comparable business enterprises.
“Specified FTC Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post, dated August 3, 2021, and posted at https://www.ftc.gov/enforcement/competition-matters/2021/08/adjusting-merger-review-deal-surge-merger-filings.
“Stock Plans” means, collectively, the Amended and Restated Cardiovascular Systems, Inc. 2017 Equity Incentive Plan and the Cardiovascular Systems, Inc. 2014 Equity Incentive Plan, in each case, as amended through the date of this Agreement.
“Subsidiary” of a Person means any other Person, whether incorporated or unincorporated, with respect to which the first Person (a) has Beneficial Ownership of at least 50 percent of the Securities of such other Person, (b) has Beneficial Ownership of Securities of such other Person having by their terms more than 50 percent of any voting power with respect to such other Person or (c) has the right to elect more than 50 percent of the members of the Board of Directors or others performing similar functions with respect to such other Person.

“Superior Proposal” means any bona fide written Acquisition Proposal made by any Person (other than Parent or Merger Sub) that (a) has not been withdrawn and did not result from a material breach of Section 6.3(b) or Section 6.5; (b) if consummated, would result in such Person acquiring (i) more than 50 percent of the outstanding Securities of the Company or (ii) assets of the Company and its Subsidiaries, taken as a whole, that generated more than 50 percent of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, in the last completed fiscal year of the Company; and (c) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor, (i) is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement, taking into account any proposals by Parent to amend the terms of this Agreement, and (ii) has a reasonable likelihood of being completed, taking into account, in the case of both of the preceding clause (i) and this clause (ii), all legal, financial and regulatory aspects of such Acquisition Proposal, certainty of consummation of such Acquisition Proposal, the time likely to be required to consummate such Acquisition Proposal and any other aspects of such Acquisition Proposal, including the financing terms thereof, the identity of the Person making such Acquisition Proposal, the nature of the consideration offered, any break-up or termination fees, any expense reimbursement provisions, any conditions to consummation and any risks of consummation.
“SVB” means Silicon Valley Bank, a California corporation.
“SVB Debt Agreement” means the Loan and Security Agreement by and between the Company and SVB, dated March 31, 2017, as amended by the first amendment thereto, dated March 26, 2020, and the second amendment thereto, dated March 29, 2022.
“Tax” means any (a) federal, state, local, non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charge based on escheat, abandoned or unclaimed property Laws) that is imposed by any Governmental Authority, (b) interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in clause (a), (c) liability for payment of any items described in clause (a) or (b) above that are attributable to another Person as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied Contract to indemnify any other Person, whether or not disputed and (d) liability for payment of amounts listed in clause (a) or (b) above as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period, or otherwise through operation of Law.
“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority having authority with respect to Taxes.
“Trade Laws” means any customs, export control, trade sanctions, anti-terrorism and anti-boycott or similar Laws, including (a) the United States export administration regulations, (b) Sanctions, (c) the EU Dual Use Regulation No. 428/2009, as amended, and (d) all EU sanctions laws and regulations as well as those of its member states.
“Trade Secrets” means trade secrets, confidential business information, manufacturing and production processes and techniques (including with respect to coating and drug application), algorithms, ratios, safety, pre-clinical and clinical data, product specifications, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, in each case, to the extent it is not in the public domain.

“Trademarks” means all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing.
“Treasury Regulations” means the United States Treasury Regulations.
“Virus” means any virus, Trojan horse, time bomb, key-lock, worm, malicious code or other Software, program or file designed to or able to, without the knowledge and authorization of the Company or any of its Affiliates, disrupt, disable, harm or interfere with the operation of any Software, computer data, network, memory or hardware.
Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement.
Defined Term	Section
Agreement	Preamble
Assets	Section 4.23
Book-Entry Shares	Section 2.6(f)
Burdensome Condition	Section 7.1(b)
Business Permits	Section 4.12(b)
Capitalization Date	Section 4.3(a)
Capitalization Representations	Section 8.2(a)(ii)
Certificate	Section 2.6(f)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 6.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Contracts	Section 4.20(b)
Company Disclosure Letter	Article IV
Company Financial Advisor	Section 4.28
Company Subsidiary	Section 4.2
Company Termination Fee	Section 9.3(a)
Confidentiality Agreement	Section 6.4(c)
D&O Insurance	Section 7.4(a)
Data Incidents	Section 4.18(i)
Dissenting Shares	Section 2.6(c)
DNR	Section 4.13(a)
DOJ	Section 7.1(a)(ii)
Effective Time	Section 2.3
End Date	Section 9.1(b)
Excluded Share	Section 2.6(b)
FTC	Section 7.1(a)(ii)
Fundamental Representations	Section 8.2(a)(i)
GAAP	Section 4.7(b)
Indemnified Persons	Section 7.4(a)
LNR	Section 4.13(a)
Maximum Annual Premium	Section 7.4(a)
Merger	Recitals
Merger Consideration	Section 2.6(a)
Merger Sub	Preamble
Parent	Preamble
Parent Benefit Plans	Section 7.2(a)

Defined Term	Section
Parent Termination Fee	Section 9.4(a)
Party	Preamble
Paying Agent	Section 3.1(a)
Payment Fund	Section 3.1(a)
Payoff Letter	Section 6.9(a)
Per Share Merger Consideration	Section 2.6(a)
Protective Provisions	Section 4.6(b)
Proxy Statement	Section 4.27
Qualifying SEC Documents	Article IV
Recommendation	Section 4.4(b)
Restraints	Section 8.1(c)
Sanctioned Countries	Section 4.13(a)
SEC Documents	Section 4.7(a)
Severance Plan	Section 7.2(a)
Stockholder Approval	Section 4.4(c)
Stockholders Meeting	Section 6.3(a)
Surviving Corporation	Section 2.1
Surviving Corporation Bylaws	Section 2.4
Surviving Corporation Certificate of Incorporation	Section 2.4
Third Party Intellectual Property	Section 4.18(b)
Section 1.3 Interpretation. The language in this Agreement is to be construed in all cases according to its fair meaning. Parent and the Company acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement, and all Article, Section, and Exhibit references are to those of this Agreement unless otherwise specified. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Company Disclosure Letter, as well as all other Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Whenever this Agreement provides that documents or information have been “made available” to Parent, Merger Sub or their Representatives, such documents or information will be deemed to include any documents or information (a) posted at least two Business Days prior to the execution of this Agreement in the electronic data room entitled “Project Lightning” maintained at Datasite to which Parent, Merger Sub and their Representatives have been granted access by the Company or (b) filed (including by incorporation by reference), in a complete and unredacted form, at least two Business Days prior to the date of this Agreement as exhibits to the Qualifying SEC Documents, notwithstanding the original date when such exhibits were filed with the SEC, and publicly available on the internet website of the SEC.

ARTICLE II
THE MERGER AND CERTAIN RELATED MATTERS
Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. From and after the Effective Time, the Company will continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place remotely via electronic exchange of required Closing documentation, in lieu of an in-person Closing, at 10:00 a.m., Delaware time, on the third Business Day after the satisfaction or waiver (to the extent permitted hereunder or by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted hereunder or by applicable Law) of those conditions) or at such other place, time and date as Parent and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause to be filed a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger will become effective at such time as the Certificate of Merger is filed with such Secretary of State of the State of Delaware on the Closing Date, or at such later time as Parent and the Company may agree and specify in the Certificate of Merger. As used in this Agreement, the “Effective Time” means the time at which the Merger becomes effective.
Section 2.4 Surviving Corporation Constituent Documents. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read in its entirety as set forth in Exhibit A (the “Surviving Corporation Certificate of Incorporation”), and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL and (b) the bylaws of the Surviving Corporation will be amended and restated to read in their entirety as set forth in Exhibit B (the “Surviving Corporation Bylaws”), and as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Certificate of Incorporation and the DGCL.
Section 2.5 Surviving Corporation Directors and Officers.
(a) The Parties will take all requisite action so that the directors of Merger Sub in office immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws or otherwise as provided by applicable Law.
(b) The Parties will take all requisite action so that the officers of Merger Sub in office immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws or otherwise as provided by applicable Law.
Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into and will thereafter represent the right to receive $20.00 in cash, without interest (as may be adjusted pursuant to Section 2.6(e), the “Per Share Merger Consideration” and in the aggregate for all such shares of Common Stock, the “Merger Consideration”).

(b) Each share of Common Stock owned by the Company, Parent or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time (each such share, an “Excluded Share”) will be canceled and will cease to exist and no consideration will be paid or delivered in exchange therefor.
(c) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.
(d) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and who have properly demanded appraisal in accordance with Section 262 of the DGCL (and who have not failed to perfect or otherwise effectively withdrawn or lost the right to appraisal) (such shares of Common Stock, “Dissenting Shares”) will not be converted into or represent the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled only to receive such consideration as may be determined pursuant to Section 262 of the DGCL, less any applicable withholding Taxes in accordance with Section 3.3. If any such holder fails to perfect or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Per Share Merger Consideration in accordance with this Agreement (less any payments made by Parent or the Surviving Corporation with respect to such Dissenting Share before entry of judgment in accordance with Section 262 of the DGCL), without interest thereon, and will not thereafter be deemed to be a Dissenting Share. The Company will give Parent (i) prompt written notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other demands, notices or instruments served pursuant to the DGCL that are received by the Company relating to such demands and (ii) the opportunity and right to direct all negotiations and proceedings with respect to such demands, notices or instruments. The Company will not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned, or delayed), make any payment with respect to any appraisal demand, notice or instrument or offer to settle or settle any such demand, notice or instrument or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL. Any portion of the Merger Consideration held in the Payment Fund in respect of payment made available to the Paying Agent pursuant to Section 3.1(a) to pay for Dissenting Shares shall be returned to Parent on demand.
(e) If after the date of this Agreement and prior to the Effective Time, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Common Stock (or undertakes any similar act), then the Per Share Merger Consideration will be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Per Share Merger Consideration, subject to further adjustment in accordance with this provision, provided that nothing in this Section 2.6(e) shall be construed to permit the Company to take any action with respect to any Securities that is prohibited by this Agreement.
(f) From and after the Effective Time, the shares of Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.6 and Dissenting Shares will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate (a “Certificate”) previously representing certificated shares of Common Stock or shares of Common Stock that are in non-certificated book-entry form (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such holder’s shares of Common Stock except the right to receive the Per Share Merger Consideration in accordance with this Agreement or, in the case of Dissenting Shares, such consideration as may be determined pursuant to Section 262 of the DGCL.
Section 2.7 Treatment of Company Equity Awards.
(a) Company Options. At the Effective Time, each Company Option, to the extent unvested, that is issued and outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is then outstanding and unexercised as of immediately prior to the Effective Time (after giving effect to such acceleration), shall be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (i) the number of shares of Common Stock for which such Company Option is exercisable and (ii) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option, subject to any applicable Tax withholding pursuant to Section 3.3. No holder of a Company Option that has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such Company Option before or after the Effective Time and such out-of-the-money Company Option shall be cancelled and no consideration shall be payable therefor.
(b) Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock that is issued and outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each share of Company Restricted Stock that becomes vested (after giving effect to such acceleration) and is outstanding as of immediately prior to the Effective Time shall be treated as other outstanding shares of Common Stock in accordance with Section 2.6(a), subject to any applicable Tax withholding pursuant to Section 3.3.
(c) Company Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit, to the extent unvested, that is issued and outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Restricted Stock Unit that is then outstanding as of immediately prior to the Effective Time (after giving effect to such acceleration), shall be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Restricted Stock Unit and (ii) the Per Share Merger Consideration, subject to any applicable Tax withholding pursuant to Section 3.3.
(d) Payout of Company Equity Awards. All cash amounts payable under Section 2.7(a), Section 2.7(b) or Section 2.7(c), as applicable, to any Employee Company Equity Award Holder shall be paid pursuant to the Company’s or the Surviving Corporation’s (as applicable) standard payroll procedures as soon as administratively practicable following the Effective Time (and in any case within the second regular payroll date after the Closing Date). Parent shall cause the Paying Agent to pay all cash amounts payable under Section 2.7(a), Section 2.7(b) or Section 2.7(c), as applicable, to each Non-Employee Company Equity Award Holder in accordance with Section 3.1. Any amounts described in Section 2.7(a), Section 2.7(b) or Section 2.7(c), as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to the underlying Company Equity Award.
(e) Company Actions. The Board of Directors of the Company or a duly authorized committee thereof shall adopt any resolutions and take any actions that are reasonably necessary to terminate the Stock Plans, effective as of, and contingent upon the occurrence of, the Effective Time. The Company shall take all actions necessary to ensure that, from and after the Effective Time, none of Parent or the Surviving Corporation will be required to issue shares of Common Stock or other share capital of the Company or the Surviving Corporation to any Person pursuant to or in settlement of any Company Equity Award or any other compensatory equity award. Without limiting the foregoing, the Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.7, including making any determinations or resolutions of the Board of Directors of the Company or a duly authorized committee thereof.
Section 2.8 Company Employee Stock Purchase Plan. With respect to the Company ESPP, (a) no new offering period will commence after the date of this Agreement and, to the extent not already provided for under the terms of the Company ESPP as of the date of this Agreement, no employees of the Company or any other Persons will be permitted to begin participating in the Company ESPP, and no participants will be permitted to increase elective deferrals in respect of the current offering period under the Company ESPP, in each case after the date of this Agreement, (b) any offering period under the Company ESPP that is in effect immediately prior to the date of this Agreement will terminate no later than five Business Days prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares of Common Stock in accordance with the terms of the Company ESPP, and (c) such shares of Common Stock will be treated as other outstanding shares of Common Stock in accordance with Section 2.6(a). The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.8, including making any determinations or resolutions of the Board of Directors of the Company or a duly authorized committee thereof.
Section 2.9 Further Assurances. After the Effective Time, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
PAYMENT FOR SHARES
Section 3.1 Surrender and Payment.
(a) At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company and appointed by Parent to act as a paying agent pursuant to this Agreement (the “Paying Agent”), in trust for the benefit of holders of shares of Common Stock and Non-Employee Company Equity Award Holders, cash in United States dollars sufficient to pay the Merger Consideration in exchange for all of the shares of Common Stock or Company Equity Awards held by Non-Employee Company Equity Award Holders, in each case, that are outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares), payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book- Entry Shares pursuant to the provisions of this Article III (such cash being referred to as the “Payment Fund”). If the Payment Fund is insufficient to make the payments contemplated by Section 2.6(a), Parent will, or will cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Payment Fund will not be used for any purpose other than as expressly provided for in this Agreement.
(b) Promptly after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of shares of Common Stock converted into the right to receive the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.6(a) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) to the Paying Agent or, for Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other instructions and provisions as are reasonably acceptable to Parent and the Company, including instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares in exchange for the portion of the Merger Consideration payable in respect thereof. In addition, promptly after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each Non-Employee Company Equity Award Holder in respect of the corresponding Company Equity Awards converted into the right to receive the consideration described in Section 2.7(a), Section 2.7(b) or Section 2.7(c), as applicable, instructions for use in effecting the surrender of the applicable Company Equity Awards, in exchange for payment therefor (as set forth in Section 2.7(a), Section 2.7(b) or Section 2.7(c), as applicable).
(c) Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares to the Paying Agent in accordance with the letter of transmittal described in Section 3.1(b), together with, if applicable, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares will be entitled to receive from the Payment Fund in exchange therefor an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares and (ii) the Per Share Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares. In addition, with respect to Non-Employee Company Equity Award Holders in respect of the corresponding Company Equity Awards, upon the completion of the surrender of the applicable Company Equity Awards, the Non-Employee Company Equity Award Holders shall be entitled to receive in exchange therefor (as promptly as practicable) the amount as set forth in Section 2.7(a), Section 2.7(b) or Section 2.7(c), as applicable, and such Company Equity Awards shall, upon surrender thereof, be cancelled.
(d) If any payment is to be made to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Shares or will establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition to the registration thereof that the surrendered Certificate or Book-Entry Shares will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration will pay to the Paying Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
(e) From and after the Effective Time, there will be no further registration of transfers of shares of Common Stock outstanding immediately prior to the Effective Time and the stock transfer books of the Company shall be closed with respect to all shares of Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation will be obligated to pay any dividends or make any other distributions (i) with a record date prior to the Effective Time which may have been declared or made by the Company with respect to shares of Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time and (ii) subject to the applicable holder’s surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares to the Paying Agent in accordance with the letter of transmittal described in Section 3.1(b), together with, if applicable, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, with a record date from and after the Effective Time (which dividend or distribution, subject to applicable Law, such holder shall be entitled to receive without interest), provided that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to any Securities that is prohibited by this Agreement.
(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Common Stock 48 months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s shares of Common Stock for the Per Share Merger Consideration in accordance with this Article III prior to that time will thereafter look only to Parent or the Surviving Corporation for delivery of the Per Share Merger Consideration in respect of such holder’s shares of Common Stock.
(g) Neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any former holder of Common Stock or any other Person for any portion of the Merger Consideration delivered to any Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificates or Book-Entry Shares have not been surrendered prior to the date as of which the Merger Consideration payable in respect of such Certificates or Book-Entry Shares would escheat to or otherwise become the property of any Governmental Authority, Parent, the Surviving Corporation and the Paying Agent will be permitted to comply with such Laws (including by, to the extent permitted by such Laws, treating such remaining payable Merger Consideration as property of the Surviving Corporation, free and clear of Liens of any Person previously entitled thereto) and the portion of the Merger Consideration otherwise payable upon the surrender of such Certificates or Book-Entry Shares will be treated for all purposes under this Agreement as having been paid to the holder of the shares of Common Stock represented by such Certificate or Book-Entry Shares.

Section 3.2 Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which such holder is entitled to be paid in respect of the shares of Common Stock represented by such Certificate as contemplated by Article II and this Article III.
Section 3.3 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Common Stock or Company Equity Awards pursuant to this Agreement and any other payments under this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of a Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or Taxing Authority, such deducted or withheld amounts will be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed in (a) the SEC Documents filed by the Company and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System on or after June 30, 2022, and at least two Business Days prior to the date of this Agreement (including any disclosure to the extent set forth in any exhibits filed (including by incorporation by reference) with such SEC Documents and other information incorporated by reference in accordance with SEC rules and regulations in such SEC Documents but excluding any redacted information, the “Risk Factors” or “Forward-Looking Statements” sections of such SEC Documents (including such exhibits) and any other disclosures in such SEC Documents (including such exhibits) that are non-specific, cautionary, predictive or forward-looking in nature), but in each case only to the extent that the relevance of such disclosure is reasonably apparent on its face (such SEC Documents, the “Qualifying SEC Documents”), except that no information set forth in the SEC Documents will qualify or apply to the Fundamental Representations or the Capitalization Representations, or (b) the letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (it being understood that any information or disclosure contained therein will qualify and apply to the representations and warranties in this Article IV to which the information or disclosure is specifically stated as referring to and will qualify and apply to all other sections of the Company Disclosure Letter to which such information’s or disclosure’s application or relevance is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except, with respect to this clause (b), where failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. The Company is not in violation in any material respect of any of the provisions of its Constituent Documents.
Section 4.2 Subsidiaries.
(a) Each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), all of which are listed in Section 4.2(a) of the Company Disclosure Letter, is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary (i) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except, with respect to this clause (ii), where failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have a Material Adverse Effect.
(b) The Company is, directly or indirectly, the ultimate Beneficial Owner, and, as set forth in Section 4.2(b) of the Company Disclosure Letter, the Company or another Company Subsidiary is the sole record holder, of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than as set forth in this Agreement. All of the Securities so owned by the Company or another Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and no such Securities have been issued in violation of any preemptive or similar rights. Except for the Securities of the Company Subsidiaries and short-term marketable Securities acquired in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary owns, directly or indirectly, any Securities or other ownership interests of any Person or any Indebtedness of any Person, nor does the Company or any Company Subsidiary have any obligation, or have made any commitment, to acquire any Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Company Subsidiary owns any Securities of the Company.
(c) The Company has made available to Parent accurate and complete copies of the Constituent Documents, as amended and in effect on the date of this Agreement, of each Company Subsidiary. No Company Subsidiary is in violation in any material respect of any of the provisions of its Constituent Documents.
Section 4.3 Capitalization.
(a) The entire authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.
(b) At the close of business on February 7, 2023 (the “Capitalization Date”), (i) 41,958,938 shares of Common Stock were issued and outstanding, including 2,163,873 shares of Company Restricted Stock, of which 1,055,875 shares were subject to time-based vesting and 1,107,998 shares were subject to performance-based vesting; (ii) 345,089 shares of Common Stock were reserved for issuance pursuant to outstanding Company Equity Awards under the Stock Plans, consisting of (A) 65,432 shares of Common Stock reserved for issuance pursuant to outstanding Company Options, with a weighted average exercise price of $36.75, and (B) 279,657 shares of Common Stock reserved for issuance pursuant to outstanding Company Restricted Stock Units; (iii) 1,127,514 shares of Common Stock were reserved for future issuance pursuant to equity awards not yet granted under the Stock Plans; (iv) 902,191 shares of Common Stock were reserved for issuance pursuant to the Company ESPP; and (v) no shares of Preferred Stock were issued and outstanding. Except as set forth in the preceding sentence, as of the close of business on the Capitalization Date, no other Securities of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been, and all shares of Common Stock that may be issued pursuant to the conversion, exercise or exchange of outstanding Securities or the exercise, vesting or settlement of any equity awards under any of the Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights. From the close of business on the Capitalization Date, through the date of this Agreement, there have been no issuances of (i) any Common Stock, Preferred Stock or any other Securities of the Company, other than issuances of shares of Common Stock pursuant to the exercise, vesting or settlement, as applicable, of any equity awards under any of the Stock Plans outstanding as of the close of business on the Capitalization Date in accordance with the terms of such award or (ii) any equity awards under any of the Stock Plans in effect as of the date of this Agreement and otherwise in accordance with this Agreement.
(c) The Company has made available to Parent accurate and complete copies of each of the Stock Plans and each form of award agreement utilized by the Company pursuant to which any Company Equity Award is outstanding (or if any individual agreements contain terms that materially deviate from such form, copies of such individual agreements). All Company Equity Awards have been duly and validly authorized by the Board of Directors of the Company or a duly authorized committee thereof as of the applicable date of grant. The exercise price per share of each Company Option is at least equal to the fair market value of a share of Common Stock on the date such Company Option was granted within the meaning of Section 409A of the Code and as determined in a manner consistent with the requirements of Section 409A of the Code, and the Company has not granted any stock options that are intended to comply with (rather than be exempt from) the provisions of Section 409A of the Code. No Company Equity Awards have been retroactively granted or the exercise price of any such Company Option determined retroactively in contravention of applicable Law. All Company Equity Awards were granted in compliance with all applicable Law and the terms of the applicable Stock Plan, and no compensatory equity awards have been granted by the Company outside of any of the Stock Plans. The Company has the requisite authority under the terms of the applicable Stock Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.7 and the treatment of the Company Equity Awards described in Section 2.7 shall, as of the Effective Time, be binding on the holders of such Company Equity Awards purported to be covered thereby. All of the outstanding Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.
(d) Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes, obligations or other Indebtedness the holders of which have the right to vote (or which are convertible into or exercisable for or exchangeable into Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders. Except pursuant to this Agreement or Company Equity Awards outstanding as of the Capitalization Date as described in Section 4.3(b), there are no options, warrants, calls, rights, Securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind, whether vested or unvested, to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem, convert, exchange, cancel or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed, converted, exchanged, cancelled or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Security convertible or exercisable for or exchangeable into any Securities of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, Security, “phantom” stock right, stock appreciation right, stock-based performance unit, Contract or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary. Except pursuant to this Agreement or Company Equity Awards outstanding as of the Capitalization Date as described in Section 4.3(b), there are no outstanding obligations of the Company or any Company Subsidiary under any Contract to repurchase, redeem, convert, exchange, cancel or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed, converted, exchanged, cancelled or otherwise acquired, any Securities of the Company or any Company Subsidiary, including any Securities that may be issued pursuant to any employee stock option or other compensation plan or arrangement. There are no proxies, voting trusts or other Contracts to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company or any Company Subsidiary or the registration of the Securities of the Company or any Company Subsidiaries under any United States or non-U.S. securities Law. None of the outstanding Securities of the Company or any Company Subsidiary are subject to any preemptive right, right of first offer, right of first refusal, co-sale or participation right or other similar rights, whether pursuant to the Constituent Documents of the Company or a Company Subsidiary or any Contract to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary, or the Company’s or a Company Subsidiary’s Securities, are otherwise bound or otherwise.
(e) All dividends or distributions on any Securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.
Section 4.4 Authorization; Board Approval; Voting Requirements.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) the Stockholder Approval and (ii) the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorizing and approving the execution, delivery and performance of this Agreement by and on behalf of the Company, (iii) resolving to recommend the adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company (the “Recommendation”) and (iv) directing that this Agreement be submitted to the stockholders of the Company for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.
(c) The adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock (the “Stockholder Approval”) at the Stockholders Meeting, or any recess, adjournment or postponement thereof, is the only vote or approval of the holders of any class or series of Securities of the Company necessary to adopt this Agreement.
Section 4.5 Consents and Approvals; No Violations.
(a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated by this Agreement will not (i) contravene, conflict with, or result in any violation or breach of any provisions of the Constituent Documents of the Company or any Company Subsidiary, (ii) contravene, conflict with, or result in any violation or breach of any Law or Order (assuming compliance with the matters set forth in Section 4.5(b) and that the Stockholder Approval is obtained), (iii) result, with or without the giving of notice or the lapse of time or both or otherwise, in any violation, default or loss under, or give rise to any right of acceleration, termination, amendment, cancellation or modification of any rights, benefits or obligations under, or require any consent under, any Company Contract or Lease, (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any Permit of the Company or any Company Subsidiary, except, in the case of clauses (ii), (iii), (iv) and (v), any matters that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(b) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) compliance by the Company with the HSR Act and any required filings or notifications under any other applicable Competition Laws or Foreign Investment Law, in each case as set forth in Section 4.5(b) of the Company Disclosure Letter, (ii) the matters set forth in Section 4.5(b) of the Company Disclosure Letter, (iii) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (v) such other matters that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.6 Takeover Provisions; Rights Plans and Protective Provisions.
(a) The Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price,” “moratorium,” “control share acquisition,” “business combination” (including Section 203 of the DGCL) or similar or related anti-takeover Law is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
(b) The Company is not a party to a stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan. The Company has taken or caused to be taken all necessary action in order to make this Agreement, the Merger and the other transactions contemplated by this Agreement comply with, and this Agreement, the Merger and the other transactions contemplated by this Agreement each comply with, the requirements in the Constituent Documents of the Company and the Company Subsidiaries concerning “business combinations,” “fair price,” “voting requirements” or other similar or related provisions (such provisions, collectively, the “Protective Provisions”).
Section 4.7 SEC Reports; Financial Statements.
(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2020 (collectively and together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference and amendments and supplements thereto, the “SEC Documents”). As of the date it was filed or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement), each SEC Document complied in all material respects with the applicable requirements of Nasdaq, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be. As of the date it was filed with or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date of this Agreement), each SEC Document did not and any SEC Document filed or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Document that is a registration statement or prospectus, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective on or prior to the date of this Agreement, did not, and if filed effective subsequent to the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or supplements to any SEC Documents that are required to be filed with or furnished to the SEC, but that have not yet been filed with or furnished to the SEC. None of the Company Subsidiaries is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC under the Exchange Act, the Securities Act or otherwise. The Company is, and since January 1, 2020 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in any SEC Documents (including all related notes and schedules thereto), including any Financial Statements, (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods shown (subject to normal and immaterial year-end adjustments in the case of any unaudited quarterly and other interim financial statements), (ii) comply in all material respects with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC or disclosed in the applicable SEC Document as of the date filed with the SEC). All of the Company Subsidiaries are consolidated for GAAP accounting purposes.

(c) The books and records of the Company and the Company Subsidiaries are accurate and complete in all material respects and have been maintained in all material respects in accordance with GAAP and applicable Law.
(d) The Company has not submitted any request for confidential treatment of documents filed as exhibits to any SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. The Company has timely responded to all comment letters of the staff of the SEC relating to any SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC documents.
Section 4.8 SEC Compliance Matters.
(a) The Company and the Company Subsidiaries have established and maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, to allow timely decisions regarding required disclosures and to make certifications of the “principal executive officer” and “principal financial officer”, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(b) The Company and the Company Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements, including the Financial Statements, for external purposes in accordance with GAAP, including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements, including the Financials Statements, in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with the authorizations of the Company’s management and directors, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company has evaluated the effectiveness of the Company’s internal controls over financial reporting and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.
(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules or regulations promulgated by the SEC or Nasdaq with respect to the SEC Documents, and the statements contained in such certifications are accurate and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and since January 1, 2020, has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(d) Since January 1, 2020, (i) none of the Company’s principal executive officer, principal financial officer, outside auditors or the audit committee of the Board of Directors of the Company has identified, been made aware of, or received any oral or written notification of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and (ii) there have been no internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer, or general counsel of the Company or any Company Subsidiary or the Board of Directors of the Company, any Board of Directors of any Company Subsidiary, or any committee of the Board of Directors of the Company or any Board of Directors of any Company Subsidiary. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Appendix A of Auditing Standard 2201 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement. The Company’s outside auditors have confirmed to the Company in writing that they are independent registered certified public accountants as required by the Exchange Act and the rules of the Public Company Accounting Oversight Board.
(e) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material concerns from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary relating to periods after January 1, 2020, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Board of Directors of the Company or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.
(f) The audit committee of the Board of Directors of the Company has established “whistleblower” procedures that meet the requirements of Rule 10A-3 under the Exchange Act, and has made available to Parent accurate and complete copies of such procedures. Except for matters that are not material, neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Rule 10A-3 under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters and, to the knowledge of the Company, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.
(g) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the SEC Documents (including in any financial statements of the Company).
Section 4.9 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be recorded or reflected in a balance sheet of the Company or any Company Subsidiary in accordance with GAAP, other than liabilities or obligations (a) to the extent reserved against in the Company’s consolidated balance sheet as of September 30, 2022 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2022 or specifically disclosed in the notes to such balance sheet, (b) that were incurred after September 30, 2022 in the ordinary course of business consistent with past practice or (c) which are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10 Absence of Certain Changes. Since June 30, 2022, (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice (other than as required by any COVID-19 Measures), (b) there has not been a Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if it had been taken after the date of this Agreement without the consent of Parent, would constitute a breach of Section 6.1.
Section 4.11 Litigation. There is no, and there has not been any since January 1, 2020, (a) Proceeding (whether at Law or in equity) pending against, affecting or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective directors, officers, employees, properties or assets, and to the knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Proceeding, or (b) Order outstanding against, or, to the knowledge of the Company, audit, examination or investigation pending or, to the knowledge of the Company, threatened by, any Governmental Authority involving, the Company or any Company Subsidiary or any of their respective directors, officers, employees, properties or assets, that, in the cases of each of the preceding clauses (a) and (b), (i) individually or in the aggregate, is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement.
Section 4.12 Compliance with Laws Generally; Permits.
(a) Except for matters that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or to otherwise impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, the Company and each of the Company Subsidiaries are and, since January 1, 2020, have been, in compliance with all applicable Laws. Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other written communication from any Governmental Authority, Notified Body or any other Person regarding any actual or possible noncompliance with any Law, except for matters that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Notwithstanding the foregoing, no representation or warranty shall be made, or deemed to be made, in this Section 4.12 in respect of any trade, anti-corruption, tax, employee benefits, labor, data privacy, environmental or healthcare Laws matters.
(b) Each of the Company and the Company Subsidiaries holds all material Permits required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (such Permits, collectively, “Business Permits”), except where failure to hold such Permits, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each of the Company and the Company Subsidiaries is in compliance with the terms of all Business Permits, except where such non-compliance, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each Business Permit held by the Company or any Company Subsidiary, as applicable, is valid, binding and in full force and effect in all material respects, and neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other written communication from any Governmental Authority or any other Person regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, except for matters that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.13 Compliance with Trade Laws.
(a) Neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, with respect to Company Products, any of their respective Representatives has engaged in the sale, purchase, import, export, re-export or transfer of products, or other dealings, either directly or indirectly, that would cause the Company or the Company Subsidiaries to be in violation of any applicable Trade Laws, including those to or from (i) Cuba, Iran, North Korea, Syria, Venezuela, or the Crimea region of Ukraine (collectively, the “Sanctioned Countries”) or any Restricted Parties, in each case under this clause (i), since January 1, 2020, or (ii) Russia, Belarus, the Luhansk People’s Republic (the “LNR”) or Donetsk People’s Republic (the “DNR”) regions of Ukraine, in each case under this clause (ii), since February 21, 2022. No Company or Company Subsidiary has been a party to or beneficiary of, or had any interest in, any Contract with any Person in a Sanctioned Country or with any Restricted Party since January 1, 2020, or with any Person in Russia, Belarus, the LNR, or the DNR since February 21, 2022, or been a party to any financial dealings, directly or indirectly, with any Person in a Sanctioned Country or with any Restricted Party since January 1, 2020, or with any Person in Russia, Belarus, the LNR or the DNR since February 21, 2022. None of the Company, any Company Subsidiaries, their directors, officers, employees, or, to the knowledge of the Company, their Representatives is or has been, a Restricted Party.
(b) Since January 1, 2020 all Company Products shipped by or on behalf of the Company or any Company Subsidiary have been accurately marked, labeled and transported in all material respects in accordance with applicable Trade Laws.
(c) Since January 1, 2020, none of the Company, any Company Subsidiaries or any of their respective Representatives has, directly or indirectly through a third-party intermediary, entered into Contracts or other commitments that contain provisions reflecting participation in or cooperation with the Arab League boycott of Israel.
(d) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Trade Laws and (ii) no Governmental Authority has initiated, or, to the knowledge of the Company, threatened to initiate, a proceeding against the Company or any Company Subsidiary or any of their respective Representatives asserting that the Company or any Company Subsidiary is not in compliance with any applicable Trade Laws.
Section 4.14 Compliance with Anti-Corruption Laws.
(a) Since January 1, 2020, none of the Company, any Company Subsidiary nor, to the knowledge of the Company, with respect to Company Products, any of their respective Representatives or distributors has (i) made, authorized, solicited, or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iii) used, or is using, any corporate funds for any illegal contributions, gifts, entertainment, travel, or other unlawful expenses, (iv) violated, or is violating, Anti-Corruption Laws applicable to the Company or any Company Subsidiaries, (v) directly or indirectly made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, rebate, kickback, or other financial advantage, or anything else of value, regardless of form or amount, to any (A) foreign or domestic health care professional, (B) foreign or domestic Government Official, (C) officer, director, employee, agent, or representative of another company, organization, or health care institution without that company’s, organization’s, or health care institution’s knowledge and consent, in each case for any improper purpose.
(b) Since January 1, 2020, none of the Company, any Company Subsidiary or, to the knowledge of the Company, with respect to Company Products, any of their respective Representatives or distributors (i) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, or debarment, by any party, in connection with any alleged or potential violation of Anti-Corruption Laws, (ii) has received any notice or other communication (in writing or otherwise) from, or made any voluntary disclosures to, any Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, any applicable Anti-Corruption Laws, or (iii) is the subject of any internal Company or Company Subsidiary complaint, audit, or review process regarding allegations of any potential violation of any applicable Anti-Corruption Laws.
(c) The Company and the Company Subsidiaries maintain, and have maintained since at least January 1, 2020, a compliance program and system of internal controls reasonably designed to (i) ensure compliance with applicable Anti-Corruption Laws, by the Company, the Company Subsidiaries, and their Representatives and distributors and (ii) prevent and detect violations of applicable Anti-Corruption Laws.

Section 4.15 Taxes.
(a) The Company and each Company Subsidiary have (i) duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were accurate and complete in all material respects, (ii) duly and timely paid in full all material Taxes including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, required to be paid by it (whether or not such Taxes were shown as due on any Tax Return), or such Taxes have been adequately reserved against in accordance with GAAP and (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable by the Company and each Company Subsidiary through the date of this Agreement.
(b) There is no Proceeding or request for information now pending, outstanding or, to the knowledge of the Company, threatened (in writing or otherwise) against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns. There is no material deficiency with respect to any Taxes that has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary.
(c) There are no Tax sharing agreements, Tax indemnity agreements or other similar Contracts with respect to or involving the Company or any Company Subsidiary.
(d) None of the Company or any Company Subsidiary has any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or non-U.S. Law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor or otherwise by operation of Law.
(e) None of the Company or any Company Subsidiary has (i) deferred any payment of Taxes otherwise due through any automatic extension or other grant of relief provided by a COVID-19 Tax Measure or (ii) otherwise sought or received any other benefit from any applicable Governmental Authority related to any COVID-19 Measure, including any benefit provided or authorized by a COVID-19 Tax Measure.
(f) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.
(g) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.
(h) None of the Company or any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law)
(i) No claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Company or any Company Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j) None of the Company or any Company Subsidiary is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 4.16 Employee Benefit Plans and Related Matters.
(a) Section 4.16(a) of the Company Disclosure Letter contains an accurate and complete list of each material Benefit Plan in effect as of the date of this Agreement (except offer letters for employment to the extent they may be considered employment Contracts, in which case a representative form of such offer letter has been made available to Parent). With respect to each of the material Benefit Plans, the Company has made available to Parent accurate and complete copies of each of the following documents, as applicable, (i) such Benefit Plan (including all amendments thereto), or if not written, a written description of the material terms thereof, if any, (ii) the most recent annual report if any, with accompanying schedules filed with the IRS or similar report required to be filed with any Governmental Authority, (iii) the most recent summary plan description, together with any summary of material modification thereto, if any, (iv) the trust, insurance policy or other funding Contract (including all amendments thereto), if any, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, if any, (vi) the most recent determination letter or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, if any, and (vii) all material or other non-routine correspondence, that is reasonably available to the Company, to or from any Governmental Authority relating to such Benefit Plan in the last three years, if any. The Company has not made any plan or commitment to create any additional material Benefit Plan or materially modify or change any existing material Benefit Plan, except as may be required to comply with applicable Law.
(b) No Benefit Plan is, and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has ever sponsored, contributed to, been required to contribute to or has or otherwise has had any obligations or incurred any liability, whether actual or contingent, with respect to (i) any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(c) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, on which it can currently rely, as to its qualification and, to the knowledge of the Company as of the date of this Agreement, no event has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.
(d) Except for matters that, individually and in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Benefit Plans has been maintained, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Benefit Plan, (iii) no breach of fiduciary duty has occurred in connection with the administration or investment of the assets of any Benefit Plan in connection with which the Company or, to the knowledge of the Company, a third-party plan fiduciary would reasonably be expected to incur any liability, (iv) with respect to any Benefit Plan, no excise Tax would reasonably be expected to be imposed upon the Company under Chapter 43 of the Code, (v) neither the Company nor any Company Subsidiary has any current or potential liability for any Taxes or penalties imposed under COBRA, Sections 4980H or 9815 of the Code or the Patient Protection and Affordable Care Act, as amended, and (vi) all contributions, premiums and expenses due to or in respect of any Benefit Plan as required by applicable Law and the terms of such Benefit Plan have been timely made or paid in full, or, to the extent unpaid, have been fully reflected in line items on the most recent Financial Statements.
(e) Neither the execution and delivery or performance of this Agreement nor the consummation of the Merger or other transactions contemplated by this Agreement (whether alone or together with any other event(s), including a termination of employment) will (i) entitle any Individual Service Provider to any payment of severance, termination or similar-type benefits, (ii) other than as specifically contemplated by Section 2.7, (A) obligate the Company or any Company Subsidiary to make any payment to such Individual Service Provider or provide or increase the amount of compensation or benefits payable to such Individual Service Provider under any Benefit Plan or otherwise, or (B), result in any acceleration of the time of payment or vesting, forgiveness of indebtedness or triggering of any funding of any compensation or benefits payable to such Individual Service Provider under any Benefit Plan or otherwise, or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Effective Time.

(f) Neither the execution and delivery or performance of this Agreement nor the consummation of the Merger or other transactions contemplated by this Agreement (whether alone or together with any other event(s)) will result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. The Company has made available to Parent accurate and complete copies of any Code Section 280G calculations, including supporting data.
(g) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder. No Benefit Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide, any gross-up or similar payment or reimbursement of Taxes under Section 4999 or 409A of the Code.
(h) No Benefit Plan provides, and neither the Company nor any Company Subsidiary has any current or projected liability for, any post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar applicable Law).
(i) Except for matters that, individually and in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there are no Proceedings pending or, to the knowledge of the Company, threatened, in each case, against any of the Benefit Plans or against the assets of any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits in the ordinary course of business).
(j) No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any Company Subsidiary who reside or work outside of the United States.
Section 4.17 Employees; Labor Matters.
(a) Except for matters that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary are in material compliance with all applicable Laws relating to employment and labor, including provisions thereof relating to wages, hours, employee and contractor classification, equal opportunity, employment discrimination, disability and other human rights, plant closure or mass layoff issues, hiring, affirmative action, fair labor standards, leaves of absence, occupational health and safety, workplace safety and insurance, immigration, termination and collective bargaining.
(b) Except for matters that, individually and in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement (i) there is no organizational effort currently being made or, to the knowledge of the Company, threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of the Company or any Company Subsidiary and (ii) to the knowledge of the Company, no petition has been filed, nor has any Proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining or similar representative in the past three years. There is no labor union, works council, employee committee or representative or other labor organization representing employees of the Company or any Company Subsidiary which, pursuant to applicable Law or any applicable collective bargaining agreement or other Contract, must be notified, consulted or with which negotiations are required to be conducted in connection with the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is party to or otherwise bound by any collective bargaining agreement or similar labor Contract with any labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any Company Subsidiary.
(c) Except for matters that, individually and in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, there has been no, nor, to the knowledge of the Company, has there been threatened, any (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, (ii) arbitration or grievance against the Company or any Company Subsidiary involving current or former employees of the Company or any Company Subsidiary or (iii) litigation, administrative charge, agency audit, investigation or similar Proceeding against the Company or any Company Subsidiary involving current or former employees of the Company or any Company Subsidiary.
(d) Since January 1, 2020, neither the Company nor any Company Subsidiary has taken any action that triggered Worker Adjustment and Retraining Notification Act of 1988, or any comparable Law.
Section 4.18 Intellectual Property.
(a) The Company and the Company Subsidiaries are the owners of, free and clear of all Liens (except Permitted Liens), and, to the knowledge of the Company, have the right to use in their business as currently conducted, all items of Owned Intellectual Property. Except in respects that, individually or in the aggregate, were not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, all Patents and registrations included in the Owned Intellectual Property are valid and subsisting under applicable Law.
(b) The Company and the Company Subsidiaries have the right to use in their business as currently conducted all items of Intellectual Property used in their business that are not Owned Intellectual Property (“Third Party Intellectual Property”). To the knowledge of the Company any Third Party Intellectual Property that is the subject of an Intellectual Property License Agreement has been used in accordance with the terms of the applicable Intellectual Property License Agreement, except where the failure to have the right to use such Third Party Intellectual Property, or a breach of such applicable Intellectual Property License Agreement, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(c) Neither the Company nor any Company Subsidiary has abandoned, forfeited, or otherwise relinquished any Owned Intellectual Property, except where such abandonment, forfeiture, or relinquishment, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has assigned or transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Owned Intellectual Property to any other Person, except where such assignment or exclusive license or right, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(d) To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property rights of any other Person, there are no active Proceedings regarding the same, and, since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice or assertion of any threatened Proceedings, infringement or misappropriation, except where such infringement or misappropriation, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(e) To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property or other Intellectual Property owned or used by the Company or any Company Subsidiaries, and, since January 1, 2020, no Proceedings or other adversarial claims have been brought or threatened against any third party by the Company, except for such misappropriation, infringement, dilution or violation or Proceeding or claim that, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(f) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets, including requiring employees and other parties having access thereto to execute written nondisclosure agreements, and ensure the acquisition of the ownership of Intellectual Property created by any employee or other party through written invention assignment agreements. To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, no employee is in breach of any employee nondisclosure or invention assignment agreement, and no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in breach, violation or default, except where such breach, violation or default, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(g) Neither the Company nor any Company Subsidiary has accepted or received any funding (including Tax incentives or relief), facilities or resources from any Governmental Authority used in the development of any Owned Intellectual Property, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has any claim or right (including license rights) to any Owned Intellectual Property.
(h) The Company and the Company Subsidiaries are and, since January 1, 2020, have been in compliance with all applicable federal, state, local and non-U.S. Laws, as well as their own policies, relating to privacy, data protection, breach notification, export and the collection and use of Personal Data and user information gathered or accessed in the course of the operations of its business, except where such noncompliance, individually or in the aggregate, has not been and would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries use commercially reasonable measures to protect against the unauthorized disclosure of Personal Data that they collect and maintain and to prevent unauthorized access to such Personal Data by any Person. Since January 1, 2020, (i) none of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any third Person working on behalf of any of them, has had a breach of security or an incident of unauthorized access, disclosure, use destruction or loss of any Personal Data processed by or on behalf of Company or Company Subsidiaries (“Data Incidents”); and (ii) with respect to any Data Incidents, the Company and the Company Subsidiaries have complied, in all material respects with all data breach notification and related obligations under all applicable Laws and has taken reasonable corrective action to prevent recurrence of the foregoing, except, with respect to any of the foregoing, to the extent any such Data Incident, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(i) All IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used with respect to the business as currently conducted, except as, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (ii) to the knowledge of the Company, conform in all material respects in accordance with their related documentation, and (iii) to the knowledge of the Company, do not contain any Viruses. The Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that all IT Systems are free from Viruses and any unauthorized access and interference (including hackers). The Company and the Company Subsidiaries in the operation of their respective businesses maintain and follow a commercially reasonable disaster recovery plan that is reasonably designed to enable the IT Systems to be replaced and substituted in the event of a disaster without material disruption to their business.
Section 4.19  Environmental Laws and Regulations.
(a) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole:
(i) the Company and the Company Subsidiaries are and, since January 1, 2020, have been in compliance with all applicable Environmental Laws and have obtained and are and, since January 1, 2020, have been in compliance with all Environmental Permits required for their respective business and operations;
(ii) neither the Company nor any Company Subsidiary has received any written notice alleging any violation by or liability of the Company or any the Company Subsidiaries pursuant to any Environmental Law. No remedial or corrective action by the Company or any Company Subsidiaries is being required or requested to be taken (or, to the knowledge of the Company, is being threatened) by any Governmental Authority or any other Person. No Proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or any other Person against the Company or any Company Subsidiary relating to or arising under any Environmental Law, the substance of which remains unresolved; and
(iii) neither the Company nor any Company Subsidiary have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to, or Released any Hazardous Substances, and, to the knowledge of the Company, there have been no Releases or disposal of Hazardous Substances by any third party, at, on or under the Leased Real Property, or any other property owned, operated or used by the Company or any Company Subsidiary, in each case, in a manner that has given rise to or would reasonably be expected to give rise to a material violation of or material liability of the Company or any Company Subsidiary under Environmental Law. To the knowledge of the Company, no Hazardous Substances are present at, on or under the Leased Real Property that have originated or migrated from offsite.
(b) Neither the Company nor any Company Subsidiary has agreed to indemnify, defend or hold harmless any Person against any material liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be recorded or reflected in a balance sheet of the Company and the Company Subsidiaries in accordance with GAAP, arising under any Environmental Law.
(c) The Company has provided to Parent accurate and complete copies of (i) all material Environmental Permits, final investigation reports, audit reports, assessments (including Phase I or II environmental site assessments) and studies issued since January 1, 2020 that are in the possession of, or are reasonably available, to the Company or any Company Subsidiary pertaining to the Company and the Company Subsidiaries’ operations under Environmental Laws, the Company and the Company Subsidiaries’ compliance with Environmental Laws, or the environmental conditions of the Leased Real Property, and any other property currently or formerly owned, operated or used by the Company or any Company Subsidiary and (ii) without limitation of clause (i), solely with respect to or related to environmental conditions that are at, on or under the Minnesota Leased Real Property, all final investigation reports, assessments (including Phase I or II environmental site assessments) and studies that are in the possession of, or are reasonably available, to the Company or any Company Subsidiary.
Section 4.20  Company Contracts.
(a) As of the date of this Agreement, except (i) as set forth in Section 4.20(a) of the Company Disclosure Letter and (ii) for the Contracts filed as unredacted exhibits to the Qualifying SEC Documents, notwithstanding the original date when such exhibits were filed with the SEC, neither the Company nor any Company Subsidiary is a party to or bound by, and neither any asset or property of the Company or any Company Subsidiary is bound by:
(i) any Contract (A) with a customer or supplier involving an amount in excess of $1,000,000 in the past twelve months or expected to involve more than $1,000,000 within 12 months of the execution of this Agreement or (B) with respect to a supplier, that is a “single source” supply Contract pursuant to which any Company Product(s) or any goods or materials used in manufacturing any Company Product(s) are supplied to the Company or any Company Subsidiary from an exclusive source;
(ii) any Contract relating to Indebtedness (other than Contracts among direct or indirect wholly-owned Company Subsidiaries) in excess of $1,000,000;
(iii) any Contract that obligates the Company or any Company Subsidiary to make any capital commitment, loan or capital expenditure in an amount in excess of $1,000,000 in the aggregate after the date of this Agreement;
(iv) any joint venture, partnership, limited liability company, strategic alliance, investment or other similar Contract relating to the formation, creation, operation, management, or sharing of profit or losses or control of, or any investment in, any joint venture, partnership, limited liability company, strategic alliance or other strategic relationship or other third Person;

(v) any Contract that is (A) an agency, sales, marketing, commission, international or domestic sales representative or similar Contract, involving an amount in excess of $1,000,000 in the past twelve months or expected to involve more than $1,000,000 within 12 months of the execution of this Agreement or (B) a distribution Contract;
(vi) any Contract that imposes any co-promotion, development or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and the Company Subsidiaries, taken as a whole;
(vii) any Contract that obligates the Company or any Company Subsidiary to conduct any business on an exclusive basis with any third Person, or upon consummation of the Merger, will obligate Parent or any of its Subsidiaries to conduct business with any third Person on an exclusive basis;
(viii) any Contract relating to the acquisition or disposition of any third Person, business or operations or assets or liabilities constituting a business, product line or product rights, or any other material assets, business or real property (whether by merger, sale of stock, sale of assets, consolidation or otherwise), including (A) any such Contract under which contemplated transactions were consummated but under which one or more of the parties thereto has executory indemnification, earn-out, milestone or other liabilities, whether contingent or otherwise, and (B) any Contract containing rights or obligations relating to any such acquisition or disposition, including purchase rights, puts, options, rights of first refusal or other similar rights or obligations;
(ix) any material Intellectual Property License Agreement;
(x) any Contract that provides for the purchase or sale of goods or services having a value of $1,000,000 or more per year that is not terminable by the Company or the Company Subsidiaries without penalty with 60 days or less notice;
(xi) any Contract with (A) a Governmental Authority or with any other Person that is a subcontract relating to a Contract between such Person and a Governmental Authority or (B) any other Payor;
(xii) any Contract that creates future payment obligations, including settlement agreements, in an amount in excess of $1,000,000, or creates or would create a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, or restricts the payment of dividends;
(xiii) any Contract that limits or restricts or purports to limit or restrict either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, including any covenant not to compete (geographically or otherwise), “most favored nations” or similar rights;
(xiv) any Contract entered into in connection with the settlement or resolution of any Proceeding or dispute, including any settlement agreement, corporate integrity agreements, consent decrees, deferred prosecution agreements, or similar Contracts that have existing or contingent future performance obligations or covenants (other than such Contracts that include only confidentiality obligations);
(xv) employment, severance, retention, consulting, change in control, termination or other similar Contract pursuant to which the Company or any Company Subsidiary is or may become obligated to make any payment to any Individual Service Provider in excess of $250,000 in any twelve-month period (except for payments constituting base salary or commissions paid in the ordinary course of business and severance, termination or similar payments required by applicable Law);
(xvi) any Contract that is material to the Company and its Subsidiaries, taken as a whole, which provides for termination, acceleration of payment or any other special rights or obligations upon the occurrence of a change of control in the Company or any Company Subsidiaries;
(xvii) any Contract that provides for indemnification, exculpation or advancement of expenses by the Company or any Company Subsidiary of any Indemnified Person;

(xviii) any Contract relating to any transaction involving a related Person disclosed or required to be disclosed by the Company in accordance with Item 404 of Regulation S-K under the Securities Act; or
(xix) any other Contract that would be required to be filed as an exhibit to any SEC Document as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act.
(b) The (i) Contracts listed or required to be listed in Section 4.20(a) of the Company Disclosure Letter and (ii) Contracts filed as unredacted exhibits to the Qualifying SEC Documents that, if not for clause (ii) of the first sentence of Section 4.20(a), would be required to be included in Section 4.20(a) of the Company Disclosure Letter are referred to herein as the “Company Contracts.” Each Company Contract is a valid and binding Contract of the Company or a Company Subsidiary, as the case may be, and to the knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach in any material respect under the terms of any such Company Contract.
Section 4.21 Customers and Suppliers. Since January 1, 2020, none of the ten largest customers (including distributors) (as measured by consolidated revenue received by the Company and the Company Subsidiaries for the year ended June 30, 2022) or ten largest suppliers (as measured by consolidated spend by the Company and the Company Subsidiaries for the year ended June 30, 2022) has canceled or otherwise terminated, or to the knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries, or has decreased materially, or to the knowledge of the Company, threatened to decrease materially, the quantity of products or services purchased from or sold to, as the case may be, the businesses of the Company or any Company Subsidiary.
Section 4.22 Real Property.
(a) Neither the Company nor any Company Subsidiary owns any Owned Real Property.
(b) Section 4.22(b) of the Company Disclosure Letter sets forth an accurate and complete list of all Leased Real Property and Leases.
(c) With respect to the Leased Real Property, all buildings, structures, fixtures and improvements are in all respects structurally sound, adequate and sufficient and in good operating condition, ordinary wear and tear excepted, free from latent and patent defect and otherwise able to support the operations of the Company and the Company Subsidiaries as presently conducted, except, in each case, in respects that, individually or in the aggregate, was not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(d) With respect to each Lease relating to a parcel of Leased Real Property, (i) the Company or the applicable Company Subsidiary that is party thereto has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens, other than Permitted Liens, (ii) each such Lease is the legal, valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary that is lessee thereunder and (iii) the Company or the applicable Company Subsidiary has complied with the material terms of such Lease in all material respects. To the knowledge of the Company, there are no pending or threatened condemnation or other Proceedings relating to the Leased Real Property. Since January 1, 2020, neither the Company nor any Company Subsidiary has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any Lease. Neither the Company nor any Company Subsidiary is in default in any material respect under any of the Leases. The rent set forth in each Lease is the actual rent being paid, and there are no separate agreements or understandings with respect to the same.
(e) In the ordinary course of business, neither the Company nor any Company Subsidiary uses or occupies any real property material to the business of the Company or any Company Subsidiary other than the Leased Real Property. The Company and each applicable Company Subsidiary is in peaceful and undisturbed possession of its applicable Leased Real Property, and there are no contractual or, to the knowledge of the Company, legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use such Leased Real Property for the purposes for which it is currently being used.
Section 4.23 Title to and Condition of Assets Except as is not and would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, the Company or a Subsidiary, as applicable, has good and valid title to, or a valid and enforceable right to use, all of the properties, assets and rights, whether real, or personal, tangible or intangible, used or held for use in connection with the businesses of the Company and the Company Subsidiaries (the “Assets”), free and clear of any Liens other than Permitted Liens. Except as was not and would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, the tangible Assets are in (i) good operating condition and repair (except for normal wear and tear) and (ii) compliance, in all material respects, with all applicable Quality System Requirements.
Section 4.24  Products and Product Liability.
(a) Each Company Product or service provided or rendered by the Company or any Company Subsidiary, since January 1, 2020, complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any Company Subsidiary and is not subject to any term, condition, guaranty, warranty or other indemnity that varies in any material respect from the applicable standard terms and conditions for such product or service.
(b) To the knowledge of the Company, there is no basis existing for any recall or market withdrawal of any Company Product. Since January 1, 2020, there have not been any material product liability, manufacturing or design defect, warranty, field repair or other product-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) services rendered by the Company or any Company Subsidiary or (ii) any Company Products.
Section 4.25 Healthcare Regulatory Matters.
(a) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole: (i) the businesses of each of the Company and the Company Subsidiaries are being, and since January 1, 2020 have been, conducted in compliance with all applicable Healthcare Laws and Healthcare Permits, (ii) the Company Products are, and since January 1, 2020 have been, in compliance with all applicable Healthcare Laws and Healthcare Permits and (iii) since January 1, 2020 neither the Company nor any Company Subsidiary has received any written notification or communication from any Healthcare Regulatory Authority of noncompliance by, or liability of such party under, any Healthcare Laws.
(b) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, all reports, documents, claims, permits, adverse event reports, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and any Company Subsidiary have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, notices, registrations and applications were accurate and complete on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2020, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any Company Subsidiary, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(c) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, since January 1, 2020, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary organized in the United States, (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Healthcare Program or has been the subject of any Final Adverse Action (as defined in 42 C.F.R. § 424.502); (ii) has violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Anti-Kickback Statute and related regulations, that is applicable to the Company or any of its Subsidiaries; (iii) has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a(m), 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or is the subject of such Proceeding that is likely to result in such debarment, exclusion, or suspension; (iv) has been excluded from participation in any Governmental Healthcare Program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Law; (v) has been assessed or threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 C.F.R. Part 1003; (vi) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (vii) to the knowledge of the Company, is the target or subject of any current or threatened investigation relating to any Governmental Healthcare Program-related offense or Final Adverse Action (as defined in 42 C.F.R. § 424.502).
(d) Except as available in the public databases of any Healthcare Regulatory Authority prior to the date hereof, since January 1, 2020, neither the Company nor any Company Subsidiary has initiated, conducted or issued, or caused to be initiated, conducted or issued any recall, correction, removal, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an actual or alleged lack of safety, efficacy or regulatory compliance of any Company Product or been required to do so, other than notices and actions that were not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (A) any recall, market withdrawal or replacement of any Company Product, (B) a change in the marketing status or classification, or a material change in the labelling of any such Company Products, (C) a negative change in reimbursement status of a Company Product or (D) any negative observations or findings relating to the Company’s or any Company Subsidiary’s manufacturing site, and (ii) to the knowledge of the Company, none of the matters set forth in clauses (A) through (D) are forthcoming.
(e) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all preclinical and clinical trials in respect of the Company Products being conducted by or on behalf of the Company or any Company Subsidiary that have been submitted to any Healthcare Regulatory Authority in connection with any Healthcare Permit, are being or have been conducted with the required experimental protocols, procedures and controls pursuant to applicable Healthcare Laws. Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has received any notices or correspondence from the FDA or any other Healthcare Regulatory Authority or any institutional review board or similar organization overseeing the conduct of any preclinical or clinical trial requiring or requesting the termination, suspension, or material modification of any such trial.
(f) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, to the knowledge of the Company, no person has filed or has threatened to file against the Company or any Company Subsidiary an action relating to any Healthcare Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(g) The Company and the Company Subsidiaries are qualified for participation in and have valid supplier contracts with the Veterans’ Administration Fee Supply Schedule, and are in compliance, in all material respects, with the requisite conditions of participation for such Governmental Healthcare Programs.
(h) Neither the Company nor any Company Subsidiary, nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or any Company Subsidiary, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority or Healthcare Regulatory Authority concerning compliance with Healthcare Laws.
(i) The Company and the Company Subsidiaries have adopted a code of ethics and have an operational healthcare compliance program, covering the seven elements of an effective compliance program described in Compliance Program Guidance published by the Office of Inspector General for HHS, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.
Section 4.26 Insurance Coverage. Section 4.26 of the Company Disclosure Letter lists all material insurance policies maintained by or on behalf of the Company or any of Company Subsidiary as of the date of this Agreement. All material insurance policies maintained by or on behalf of the Company or any Company Subsidiary are in full force and effect and neither the Company nor any Company Subsidiary is in material breach or material default under any such policy. There are no material claims by the Company or any Company Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which, to the knowledge of the Company, such underwriters have reserved their rights, other than as is usual and customary for underwriters in connection with submitted claims. The coverages provided by such insurance policies or fidelity or surety bonds are usual and customary in amount and scope for the Company and the Company Subsidiaries’ business and operations as currently conducted, and sufficient to comply with any insurance required to be maintained by Company Contracts or Leases, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole.
Section 4.27 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement, forms of proxy and related proxy materials of the Company relating to the matters to be submitted to the stockholders of the Company at the Stockholders Meeting (collectively, such materials as amended or supplemented from time to time, the “Proxy Statement”) will not, when filed with the SEC, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing by Parent, Merger Sub or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement.
Section 4.28 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of J.P. Morgan Securities LLC (the “Company Financial Advisor”), dated as of February 8, 2023, that, as of such date and subject to the limitations and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Common Stock, pursuant to this Agreement is fair, from a financial point of view, to such holders. An accurate and complete copy of such opinion has been provided to Parent. As of the date of this Agreement, such opinion has not been amended or withdrawn and remains in full force and effect.
Section 4.29 Brokers. No Person other than the Company Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent an accurate and complete copy of each Contract between the Company or any Company Subsidiary and the Company Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.30 Solvency. The Company and the Company Subsidiaries, taken as a whole, are Solvent. No transfer of Assets is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of the Company or the Company Subsidiaries.
Section 4.31 No Other Representations or Warranties. Except the for the representations and warranties made by the Company in this Article IV (as modified by the Company Disclosure Letter and the Qualifying SEC Documents), neither the Company, the Company Subsidiaries, their Representatives (including the Company Financial Advisor), nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects (financial or otherwise), notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Illinois. Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to have such power or authority, individually or in the aggregate, has not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement.
Section 5.2 Merger Sub.
(a) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to have such power or authority, individually or in the aggregate, has not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Merger Sub to consummate the Merger.
(b) Parent is the sole record holder and Beneficial Owner of all of the outstanding Securities of Merger Sub, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities. All of the Securities so owned by Parent have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights.
(c) Merger Sub has been formed solely for purposes of the transactions contemplated by this Agreement. Merger Sub has not conducted any business or activities other than in connection with this Agreement.
Section 5.3 Authorization; Board Approval.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, with respect to Merger Sub, to consummate the Merger. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Parent or Merger Sub are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) the adoption of this Agreement (after its execution) by Parent as the sole stockholder of Merger Sub and (ii) the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Board of Directors of Merger Sub, acting by unanimous written consent in lieu of special meeting, has duly adopted resolutions (i) approving this Agreement, (ii) declaring this Agreement advisable and (iii) recommending that Parent, as Merger Sub’s sole stockholder, adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.
(c) The Board of Directors of Parent has duly adopted resolutions approving this Agreement and approving the payment of the Merger Consideration upon the consummation of the Merger in accordance with this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.
Section 5.4 Consents and Approvals; No Violations.
(a) The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of Parent, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 5.4(b)) applicable to Parent, (iii) result, with or without the giving of notice or the lapse of time or both or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which Parent is a party, (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any material Subsidiary of Parent or (v) cause the suspension or revocation of any Permit of Parent, except, in the case of clauses (iii), (iv) and (v), any matters that, individually or in the aggregate, have not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement.
(b) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by Parent or any Subsidiary of Parent in connection with the execution or delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) compliance by Parent with the HSR Act and any required filings or notifications under any other applicable Competition Laws and Foreign Investment Laws, (ii) any approvals required pursuant to Section 7.1, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and regulations to permit the consummation of the Merger and (iv) such other matters that, individually or in the aggregate, have not prevented or materially impaired or materially delayed and would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement.
Section 5.5 Sufficient Funds. Parent has or will have, as of the Closing Date, sufficient cash to pay the Merger Consideration, including payments to be made to the holders of Company Equity Awards. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.
Section 5.6 Ownership of Common Stock. Neither Parent nor Merger Sub is, or has been at any time during the last three years preceding the date of this Agreement, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.
Section 5.7 Proxy Statement. Assuming the Company’s performance of and compliance with Section 6.2, none of the information supplied or to be supplied by Parent, Merger Sub or any of their Affiliates or their respective Representatives in writing for inclusion in the Proxy Statement will, when filed with the SEC, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.
Section 5.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub,

Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its businesses, operations, properties, assets, liabilities, condition and prospects. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company, the Company Subsidiaries, or any of their Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.
Section 5.9 No Other Representations or Warranties. Except the for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent, Merger Sub, any of their Representatives, nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects (financial or otherwise), notwithstanding the delivery or disclosure to the Company, any of the Company Subsidiaries, or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1 Operating Covenants. From the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as otherwise expressly required by this Agreement or (iii) as required by applicable Law (including as required by any COVID-19 Measures), the Company will, and will cause each of the Company Subsidiaries to use reasonable best efforts to (A) conduct its business in the ordinary course of business in a commercially reasonable manner and consistent with its past practice; (B) preserve intact its respective business organization, assets and goodwill and relationships with all Governmental Authorities, customers, employees, contractors, suppliers, distributors, licensors, licensees, collaborators, strategic and joint venture partners and others having material business dealings with the Company or any Company Subsidiary; (C) keep available the services of its and the Company Subsidiaries’ current officers and key employees; (D) maintain its and the Company Subsidiaries’ material rights and franchises; and (E) comply with all applicable Laws, in all material respects, in each case, consistent with industry and past practice. In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as otherwise expressly required by this Agreement or (iii) as required by applicable Law (including as required by any COVID-19 Measures), the Company will not, and will not permit any Company Subsidiary to:
(a) amend, modify or enter into any of the Constituent Documents, or the terms of any Security, of the Company or any Company Subsidiary or any Constituent Documents to which any such entities are a party;
(b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any Securities, other than cash dividends or distributions by wholly-owned Company Subsidiaries to the Company in ordinary course of business consistent with past practice;
(c) adjust, split, reverse split, combine, subdivide or reclassify any Securities or issue or propose or authorize the issuance of any other Securities in respect of, in lieu of, or in substitution for, any Securities, other than issuances of shares of Common Stock upon (i) the exercise of Company Options or settlement of Company Restricted Stock Units, in each case, outstanding on the Capitalization Date and in accordance with their respective terms and the terms of the applicable Stock Plan as in effect on the date of this Agreement, or (ii) the completion of the offering period in effect under the Company ESPP as of the date of this Agreement;

(d) repurchase, redeem or otherwise acquire, directly or indirectly, any Securities of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities, other than (i) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Options outstanding on the Capitalization Date in order to pay the exercise price thereof, (ii) the withholding of shares of Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Capitalization Date, or (iii) the acquisition by the Company of Company Equity Awards outstanding on the Capitalization Date in connection with the forfeiture thereof;
(e) (i) issue, sell, transfer, dispose of, grant, pledge or otherwise encumber any Securities of the Company or any Company Subsidiaries, other than issuances of Common Stock upon (A) the exercise of Company Options or settlement of Company Restricted Stock Units, in each case, outstanding on the Capitalization Date and in accordance with their respective terms and the terms of the applicable Stock Plan as in effect on the date of this Agreement or (B) the completion of the offering period in effect under the Company ESPP as of the date of this Agreement, or (ii) enter into any Contract with respect to the voting of any Securities;
(f) merge or consolidate the Company or any Company Subsidiary with any Person, or acquire or purchase (by merger; consolidation; acquisition of stock or assets; exercise of options to purchase, license, or otherwise acquire or obtain rights; or otherwise), directly or indirectly, Securities, assets or liabilities in any transaction or series of related transactions, (i) constituting a business or (ii) with a value or purchase price in the aggregate in excess of $1,000,000;
(g) transfer, sell, assign, lease, grant any Lien on, license, surrender, cancel, abandon, divest, allow to lapse or otherwise dispose of (including by merger, consolidation, sale of stock or assets or otherwise) any material asset, product line, line of business, right or property (including any interest in a partnership, joint venture or similar entity), other than the sale of Company Products to customers and distributors in the ordinary course of business consistent with past practice pursuant to applicable Company Contracts and other than the disposal of unused, excess or obsolete tangible assets in the ordinary course of business consistent with past practice;
(h) make any loans, advances or capital contributions to, or investments in, any other Person other than (i) by the Company or any wholly-owned Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary or (ii) pursuant to any Contract or other legal obligation existing at the date of this Agreement set forth in Section 6.1(h) of the Company Disclosure Letter;
(i) create, incur, guarantee or assume any Indebtedness, or issue or sell any debt Securities, guarantees, loans or advances, except (i) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate, (ii) Indebtedness between the Company and any Company Subsidiary or (iii) pursuant to any Contract existing at the date of this Agreement set forth in Section 6.1(i) of the Company Disclosure Letter;
(j) make or commit to make any capital expenditure, except for aggregate expenditures in an amount not in excess of (and for projects consistent with) the capital expenditure budget made available to Parent prior to the date of this Agreement and set forth in Section 6.1(j) of the Company Disclosure Letter;
(k) abandon, modify, waive or terminate any material Permit;
(l) amend or modify, terminate, or waive or release any right under, any Covenant Contract or Lease, negotiate, renew or extend any Covenant Contract or Lease or enter into any Contract that would have been a Covenant Contract or Lease if it had been entered into prior to the date of this Agreement;
(m) (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any rights to any Owned Intellectual Property or Third Party Intellectual Property (except for licensing non-exclusive rights for the primary purpose of (A) conducting clinical research, entered into with a clinical research organization; (B) material transfer, sponsored research or other similar matters; (C) conducting clinical trials; or (D) manufacturing, labeling, or selling the Company’s or any Company Subsidiaries’ products), (ii) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms) any Owned

Intellectual Property or Third Party Intellectual Property, (iii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any registered Owned Intellectual Property, (iv) make any change in Owned Intellectual Property or Third Party Intellectual Property that is or would reasonably be expected to materially impair such Intellectual Property or the Company’s or any Company Subsidiaries’ rights with respect thereto, (v) disclose to any Person (other than Representatives of Parent and Merger Sub), any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations, or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets included in any Owned Intellectual Property;
(n) forgive, cancel or compromise any debt or claim, or waive or release any right, of material value, or fail to pay or satisfy when due any material liability or obligation;
(o) other than as required by any Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation payable or to become payable or the benefits provided to any Individual Service Provider, except for any merit and cost-of-living increases in the level of annual base salary or hourly wage rate for non-executive employees in the ordinary course of business consistent with past practice; (ii) grant any severance, retention, change in control or termination payments or benefits (or provide for any increase thereof) to, or pay, loan or advance any amount to, any such Individual Service Provider; (iii) grant any equity or equity-based awards to any such Individual Service Provider; (iv) establish, adopt, enter into, terminate or amend or otherwise modify benefits under any Benefit Plan (or any plan, program, policy, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof); or (v) except as required by Section 2.7, take any action to accelerate the vesting, lapsing of restrictions or timing of payment, or fund or in any other way secure the payment, in respect of any award or benefit provided pursuant to any Benefit Plan;
(p) hire any employee or contractor (other than (i) to fill vacancies arising due to terminations of employment of non-executive officer employees or other contractor or (ii) as described in Section 6.1(p) of the Company Disclosure Letter, in each case in the ordinary course of business consistent with past practice) or terminate the employment of any executive officer other than for cause;
(q) enter into, amend or otherwise become bound by, or amend or modify, a collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any Company Subsidiary;
(r) effect any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable Law;
(s) settle or compromise any Proceeding, other than settlements or compromises that require only payments of money by the Company or the Company Subsidiaries without ongoing limits on the conduct or operation of the Company or the Company Subsidiaries, and after the Closing, Parent and its Affiliates, or other non-monetary relief, which payments of money will not exceed $1,000,000 per Proceeding or $5,000,000 in the aggregate for all such Proceedings, or enter into any consent, decree, injunction or similar restraint or Order or form of equitable relief;
(t) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of the Company or any Company Subsidiary;
(u) (i) make, revoke or amend any material election relating to Taxes, (ii) take any position on any Tax Return that is inconsistent with past practice or positions taken in preparing or filing similar Tax Returns in prior periods, (iii) settle or compromise any Proceeding relating to Taxes, (iv) make a written request for a ruling or determination of a Taxing Authority relating to Taxes, (v) file or re-file an amended Tax Return, (vi) surrender or waive any claim to a Tax refund of the Company or any Company Subsidiary, (vii) enter into any closing agreement or similar Contract with respect to Taxes, (viii) extend or waive any statute of limitations with respect to any Taxes of the Company or any Company Subsidiary or (ix) change any of its Tax accounting methods, policies or practices;

(v) make any material change with respect to accounting policies or procedures, except as may be required by changes in GAAP after the date of this Agreement, change its fiscal year or make any material change in internal accounting or disclosure controls and procedures; or
(w) propose, authorize, agree or commit to do any of the foregoing.
Section 6.2 Preparation and Mailing of Proxy Statement.
(a) As promptly as practicable following the date of this Agreement (and in any event within 20 Business Days of the date hereof, subject to receipt of Parent’s information required for the Proxy Statement and comments to the Proxy Statement and filing approval on a timely basis), the Company will prepare and file with the SEC the preliminary Proxy Statement. The Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act. Parent will furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company agrees as to itself and the Company Subsidiaries that none of the information supplied by it or its Affiliates for the inclusion or incorporation by reference in the Proxy Statement will, when filed with the SEC, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Parent agrees as to itself and Merger Sub that none of the information supplied by it or its Affiliates for the inclusion or incorporation by reference in the Proxy Statement will, when filed with the SEC, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
(b) The Company (i) will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement and any related communications (including any responses to any comments of the SEC) prior to filing such documents and communications with the staff of the SEC, (ii) will give due consideration to all comments to such documents and communications reasonably proposed by Parent, (iii) will not file such documents or communication with the SEC prior to receiving approval of Parent (which approval will not be unreasonably withheld, conditioned or delayed) and (iv) will promptly provide Parent with a copy of all such filings and communications made with the SEC. The Company will, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments or requests with respect to the Proxy Statement received from the staff of the SEC. The Company and its Representatives will not participate in any material or substantive meeting or conference (including by telephone) with the SEC unless the Company consults with Parent in advance, and to the extent not restricted by the SEC, will allow Parent and its Representatives to participate in any such discussions.
(c) The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing and will cause the definitive Proxy Statement to be filed with the SEC, with copies furnished to Nasdaq and mailed to its stockholders at the earliest practicable time after expiration of the applicable SEC review period. The Company will take all actions required to be taken under any applicable state securities Laws in connection with the Merger and (i) each Party will furnish all information concerning itself and (ii) the Company will furnish all information concerning the holders of its Securities, in each case of the preceding (i) and (ii), as may be reasonably requested in connection with any such action.
(d) If at any time prior to the Effective Time, (i) any Change occurs with respect to the Parties or any of their respective Affiliates, directors or officers, which should, in the reasonable judgment of Parent and the Company, be set forth in an amendment of, or supplement to, the Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any of the Parties which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not, at the time and in the light of the circumstances when it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, the Company will file as promptly as practicable with the SEC an amendment of, or supplement to, the Proxy Statement and will give due consideration to all comments to such amendment or supplement reasonably proposed by Parent and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.
Section 6.3 Stockholders Meeting; Recommendation.
(a) The Company will (i) set a record date reasonably satisfactory to Parent for determining the stockholders of the Company entitled to notice of and to vote at the Stockholders Meeting as soon as practicable after the date of this Agreement and (ii) duly take all action necessary under applicable Law and the Company’s Constituent Documents to call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders Meeting”) on a date as promptly as practicable after the mailing of the Proxy Statement for the purpose of obtaining the Stockholder Approval and will, subject to Section 6.5, use its reasonable best efforts to solicit and obtain the Stockholder Approval. Without limiting the generality of the foregoing, the Company will engage a proxy solicitation firm reasonably acceptable to Parent for purposes of assisting in the solicitation of proxies for the Stockholders Meeting and will use its reasonable best efforts to cause all proxies solicited in connection with the Stockholders Meeting to be solicited in compliance with all applicable Laws. The Stockholders Meeting will be held regardless of any Change in Recommendation unless this Agreement is terminated in accordance with Article IX. The Company will not postpone, recess or adjourn the Stockholders Meeting, except to the extent (i) Parent has consented to such postponement, recess or adjournment in writing (which consent will to be unreasonably withheld, conditioned or delayed) or (ii) the Board of Directors of the Company, acting in good faith after consulting with outside legal counsel, determines that (A) after consultation with Parent, such postponement, recess or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders Meeting, (B) it will not receive proxies sufficient to obtain the Stockholder Approval, whether or not a quorum is present, or it will not have a sufficient number of shares of Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (C) such postponement, recess or adjournment is required to comply with applicable Law; provided that in the case of a postponement, recess or adjournment in accordance with clause (ii) above, (1) the date of the Stockholders Meeting will not be postponed, recessed or adjourned by more than an aggregate of 15 days without Parent’s prior written approval (which will not be unreasonably withheld, conditioned or delayed) and (2) no postponement, recess or adjournment shall be permitted under clause (ii) if it would require a change in the record date for the Stockholders Meeting. Furthermore, the Company will postpone, recess or adjourn the Stockholders Meeting if reasonably requested to do so in writing by Parent, including for the Company to solicit additional proxies sufficient to obtain the Stockholder Approval, whether or not a quorum is present, or to constitute a quorum necessary to conduct the business of the Stockholders Meeting, provided, however, that the Company will not be obligated to postpone, recess or adjourn the Stockholders Meeting, at Parent’s request, more than two times unless any Acquisition Proposal becomes publicly known or the Board of Directors of the Company has effected a Change in Recommendation in accordance with Section 6.5(e).
(b) Except as expressly permitted by Section 6.5(d) and Section 6.5(e), neither the Board of Directors of the Company nor any committee thereof will (i) fail to include the Recommendation in the Proxy Statement, (ii) change, withhold, withdraw or qualify or modify in a manner adverse to Parent, or propose publicly to change, withhold, withdraw or qualify or modify in a manner adverse to Parent, the Recommendation or its approval of this Agreement or the Merger, (iii) with respect to the receipt by the Company of any Acquisition Proposal or public announcement of any Acquisition Proposal, fail to confirm publicly through a press release or similar means the Recommendation within five Business Days after the date when requested to do so in writing by Parent, (iv) approve, adopt, publicly declare advisable, publicly endorse or recommend, or publicly propose to approve, adopt, declare advisable, endorse or recommend, any Acquisition Proposal, (v) if a tender or exchange offer for shares of Common Stock is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders or the Company no later than the earlier of (A) the tenth Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the second Business Day prior to the Stockholders Meeting, or (vi) authorize, resolve or publicly propose to take any action described in clause (i) through (v) above (any of the foregoing actions in clause (i) through (vi), a “Change in Recommendation”).
(c) The notice for the Stockholders Meeting will also contain a proposal, which will be separate from the proposal relating to the Stockholder Approval, with respect to any non-binding advisory vote of the Company’s stockholders required pursuant to Rule 14a-21(c) under the Exchange Act. The approval of such proposal by the stockholders of the Company will not be a condition to the obligations of the Parties to effect the Merger in accordance with Article VIII, and the failure of the stockholders of the Company to approve such proposal at the Stockholders Meeting, or any recess, adjournment or postponement thereof, will not affect any of the rights or obligations of the Parties in connection with this Agreement.
Section 6.4 Access to Information; Confidentiality.
(a) Upon reasonable notice, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts, commitments and personnel of the Company and the Company Subsidiaries (including for purposes of performing any environmental investigations or testing or any audits for compliance with applicable Law, in each case, to the extent reasonably requested by Parent) and will furnish, and will cause to be furnished, as promptly as practicable to Parent and its Representatives (i) a copy of each material report, schedule and other document filed with, furnished to, published by, announced by or received by the Company from a Governmental Authority to the extent such reports, schedules or documents are in the possession of, or are reasonably available to, the Company or any Company Subsidiaries, (ii)(A) except as set forth in Section 6.4(a) of the Company Disclosure Letter, a copy of all draft Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q to be filed by the Company with the SEC after the date of this Agreement at least three Business Days before such filing and (B) a copy of all draft Current Reports on Form 8-K to be filed or furnished by the Company with the SEC after the date of this Agreement at least two Business Days before such report is filed or furnished, except for any materials filed or furnished to comply with the Company’s obligations pursuant to Regulation FD under the Exchange Act, and (iii) all other information with respect to the Company and the Company Subsidiaries, as applicable, as Parent or its Representatives may reasonably request.
(b) Notwithstanding Section 6.4(a), the Company will not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, with the advice of counsel, would (i) violate applicable Law or (ii) waive the protection of an attorney-client privilege or other legal privilege (subject to reasonable cooperation between the Parties with respect to entering into appropriate joint defense, common interest or similar agreements with respect to the preservation of such privileges). Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it will provide notice to Parent that it is withholding such access or information and will use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or risk waiver of such privilege. The Company will keep Parent reasonably informed as to status and developments regarding any material Proceeding and provide to Parent, as promptly as practicable after being made available to the Company, and in any case no less than five Business Days prior to filing, drafts of any income Tax Returns relating to the Company or any Company Subsidiary, as applicable.
(c) All information furnished pursuant to this Section 6.4 or otherwise pursuant to this Agreement will be subject to the confidentiality agreement dated as of December 28, 2022, between the Company and Parent (the “Confidentiality Agreement”). No investigation or access provided pursuant to this Section 6.4 will affect the representations, warranties or conditions to the obligations of the Parties contained in this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.
Section 6.5 Non-Solicitation; Acquisition Proposals; Intervening Events.
(a) From and after the date of this Agreement, the Company will, and will cause each Company Subsidiary to, and will use its reasonable best efforts to cause each Representative of the Company and any Company Subsidiary to, (i) immediately cease and cause to be terminated any existing communications, discussions, negotiations and other activities with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) with respect to any Acquisition Proposal, or any inquiry, proposal, offer or indication of interest that could reasonably be expected to lead to any Acquisition Proposal; (ii) immediately terminate and discontinue any access of any Person and its Representatives (other than Parent and Merger Sub and their Representatives and the Company and its Representatives) to any data room (virtual, physical or otherwise) or similar information-sharing platform containing any of the Company’s (or any Company Subsidiary’s) confidential information maintained in connection with a possible Acquisition Proposal; and (iii) immediately request, and use its reasonable best efforts to cause, the prompt return or destruction of any confidential information previously furnished or made available to such Persons and their Representatives through such platform or in connection with a possible Acquisition Proposal.
(b) Except as expressly permitted in accordance with Section 6.5(c) or Section 6.5(d), from and after the date of this Agreement, the Company will not, and will cause each Company Subsidiary to, and will use its reasonable best efforts to cause each Representative of the Company and any Company Subsidiary not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage, or knowingly induce or take any other action designed or intended to lead to, or that could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate or engage in or continue any communications, discussions or negotiations regarding, furnish to any Person (other than Parent and Merger Sub and their Representatives) any information or data with respect to, furnish to any Person (other than Parent and Merger Sub and their Representatives) any access to the Company’s or any Company Subsidiary’s business, books, records, properties or assets with respect to, or otherwise cooperate with, or take any other action to knowingly facilitate, any Acquisition Proposal or grant any waiver, consent or release under (or terminate, amend or modify any provision of), or fail to enforce to the fullest extent permitted under applicable Law, any confidentiality, nondisclosure, standstill or similar Contract or any Contract imposing any confidentiality, nondisclosure, standstill, or similar obligations, except that if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant any a waiver, consent or release with respect to such confidentiality, nondisclosure, standstill or similar obligations would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law, then the Company may grant a waiver, consent or release of such obligations solely to the extent necessary to allow a third Person to make a confidential Acquisition Proposal to the Board of Directors of the Company (or a committee thereof) that is not otherwise made in breach of this Section 6.5, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to, or providing for or that could reasonably be expected to lead to an Acquisition Proposal or, (iv) knowingly take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (including the approval of any Person becoming an “interested stockholder” pursuant to Section 203 of the DGCL), or any Protective Provisions, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company will promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent and Merger Sub under any such provisions), (v) submit to the stockholders of the Company for their approval, adoption or consideration any Acquisition Proposal, or (vi) resolve, propose or agree to do or authorize any of the foregoing.
(c) Notwithstanding Section 6.5(b), at any time prior to, but not after, the Company’s receipt of the Stockholder Approval, the Company may, in response to an bona fide written Acquisition Proposal made after the date of this Agreement and prior to the receipt of the Stockholder Approval that did not result from a material breach of Section 6.3(b) or this Section 6.5, (i) furnish information and data to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement and (ii) participate and engage in discussions or negotiations with the Person regarding such Acquisition Proposal, if and only if, in each case of the preceding clause (i) and this clause (ii), at least a majority of the members of the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that (A) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) the failure to furnish such information and data or to participate in such discussions or negotiations would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law. All information and data provided by the Company or any Company Subsidiary to any Person entering into or that has entered into an Acceptable Confidentiality Agreement pursuant to this Section 6.5(c) that has not been previously provided to Parent must be provided by the Company to Parent prior to or substantially concurrently with the time it is provided to such Person.
(d) Notwithstanding Section 6.3(b) but subject to Section 6.5(e), at any time prior to, but not after, the Company’s receipt of the Stockholder Approval, if (i) an Intervening Event has occurred and is continuing or (ii) the Company has received an Acquisition Proposal after date of this Agreement that has not been withdrawn or otherwise modified in a manner materially adverse to the Company and that did not result from a material breach of Section 6.3(b) or this Section 6.5 that at least a majority of the members of the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor, constitutes a Superior Proposal, then in either case of such Intervening Event or such Superior Proposal, the Board of Directors of the Company may effect a Change in Recommendation if and only if at least a majority of the members of the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law and, in the case of a Superior Proposal, the Company may terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently with such termination enter into a definitive agreement to consummate such Superior Proposal (subject to the satisfaction of the Company’s obligations under Section 9.3).
(e) Notwithstanding Section 6.5(d), the Board of Directors of the Company may not effect a Change in Recommendation or terminate this Agreement pursuant to Section 9.1(d)(ii) unless (i) the Company has first provided at least five Business Days’ advance written notice to Parent that it is prepared to effect a Change in Recommendation pursuant to Section 6.5(d), which notice will, in the case of an Intervening Event, include a written description in reasonable detail of such Intervening Event and, in the case of an Acquisition Proposal constituting a Superior Proposal, include the identity of any Person making such Superior Proposal and the most current version of the proposed agreement or agreements relating to such Superior Proposal (or if there is no such proposed agreement or agreements, a description in reasonable detail of the material terms and conditions of such Superior Proposal, including the terms and conditions of any financing related to such Superior Proposal), (ii) during such five Business Day period, the Company and its Representatives has engaged (and the Company has caused its Representatives to have engaged) in good faith discussions and negotiations with Parent and its Representatives (to the extent Parent desires to discuss or negotiate) regarding any proposed amendments, modifications or changes to the terms and conditions of this Agreement and the transactions contemplated thereby, it being understood and agreed that (A) the Board of Directors of the Company will consider in good faith all proposals made by Parent and (B) any material Change to any Superior Proposal or any Intervening Event shall require a new notice under clause (i) of this Section 6.5(e) and a new discussion and negotiation period under this clause (ii) of this Section 6.5(e) (but the five Business Day period shall instead be the longer of (1) four days and (2) the amount of time remaining on the initial five Business Day period), and (iii) no earlier than after the end of the applicable discussion and negotiation period, at least a majority of the members of the Board of Directors of the Company determines in good faith (taking into account and assuming implementation of any amendments, modifications or changes to the terms and conditions of this Agreement and the transactions contemplated thereby proposed by Parent as provided in this Section 6.5(e)), after consultation with outside legal counsel and its financial advisor, (A) in the case of an Acquisition Proposal constituting a Superior Proposal, (1) such Acquisition Proposal still constitutes a Superior Proposal and (2) the failure to effect a Change of Recommendation pursuant to Section 6.5(d) would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law and (B) in case of an Intervening Event, the failure to effect a Change of Recommendation pursuant to Section 6.5(d) would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under Delaware Law.
(f) Notwithstanding any Change in Recommendation, the Board of Directors of the Company will continue to comply with its obligations under this Agreement, including Section 6.2 and Section 6.3, and will submit this Agreement to the stockholders of the Company for the purpose of obtaining the Stockholder Approval unless this Agreement has been terminated prior to the date of the Stockholders Meeting, or any recess, adjournment or postponement thereof, in accordance with Article IX.
(g) As promptly as practicable after the receipt by the Company or any Representative of the Company and, in any case within 24 hours after the receipt thereof, of (i) any Acquisition Proposal, whether orally or in writing, or (ii) any request for nonpublic information relating to the Company or any of Company Subsidiaries or any request to engage in communications, discussions or negotiations with respect to an Acquisition Proposal, the Company will provide oral and written notice to Parent of such Acquisition Proposal or request, the identity of the Person making any such Acquisition Proposal or request and the material terms and conditions of such Acquisition Proposal or request, including a copy of any such written Acquisition Proposal (and any amendments or modifications thereto), or written request, as applicable. The Company will keep Parent informed on a prompt basis of the status of any such Acquisition Proposal or request and any modifications or proposed modifications thereto. The Company will, promptly upon receipt or delivery thereof, provide Parent with copies of all drafts and final versions of definitive or other agreements (including schedules and exhibits thereto), and all other material communications, relating to such Acquisition Proposal exchanged between the Company, any Company Subsidiary or any Representative of the Company, on the one hand, and the Person making such Acquisition Proposal, its Affiliates or any of its Representatives, on the other hand.
(h) Nothing contained in Section 6.3(b) or this Section 6.5 will prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided that (i) any “stop, look and listen” or similar communication pending disclosure of the Company’s position thereunder will not be prohibited, (ii) any statement of position pursuant to Rule 14d-9(f) under the Exchange Act, or any similar communication to the stockholders of the Company, will be deemed to be a Change in Recommendation if it does not expressly affirm the Recommendation or otherwise qualifies as a Change in Recommendation and (iii) neither the Company or the Board of Directors of the Company may effect a Change in Recommendation except in accordance with Section 6.5(d) and Section 6.5(e). The Company shall provide Parent with a copy of the text of any disclosure proposed to be made pursuant to this Section 6.5(h) at the earliest practicable time in advance of such disclosure.
(i) The Company will promptly inform its Representatives of the restrictions set forth in this Section 6.5. Any breach or violation of the restrictions set forth in this Section 6.5 by any Company Subsidiary or by any Representative of the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, will be deemed to be a breach or violation of this Section 6.5 by the Company.
Section 6.6 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar Law is or becomes applicable to, or restricts or limits in any manner, any of this Agreement or the transactions contemplated by this Agreement, including the Merger, the Company and its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to minimize the effects of any such provision, statute, regulation or Law on the transactions contemplated by this Agreement, including the Merger.
Section 6.7 Section 16 of the Exchange Act. Prior to the Closing, the Company will take all such steps as may be required or advisable to cause any dispositions of the Company’s Securities (including derivative Securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement, including the Merger, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.8 Stockholder Litigation. The Company will promptly advise Parent orally and in writing of any Proceeding, whether commenced prior to or after the date of this Agreement, brought against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement, including the Merger, and will keep Parent informed on a prompt basis regarding any such Proceeding, including discussions and developments in respect of settlement thereof. The Company will give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of, any such Proceeding or the settlement thereof, will give due consideration to Parent’s advice with respect to such Proceeding or the settlement thereof and will not settle or offer to settle any such Proceeding without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).
Section 6.9 SVB Debt Agreement Payoff.
(a) At least three Business Days prior to the Closing Date, the Company shall deliver to Parent an executed copy of a customary payoff letter from SVB under the SVB Debt Agreement in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter”).
(b) The Company shall, and shall cause its Subsidiaries to, deliver to Parent (or to SVB, in the case of prepayment and termination notices) prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the SVB Debt Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the repayment in full of all obligations then outstanding under the SVB Debt Agreement.
(c) Following the Effective Time, Parent shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the SVB Debt Agreement in accordance with the Payoff Letter.
Section 6.10 Deregistration and Delisting. The Company will cooperate with Parent in taking or causing to be taken all actions necessary, proper or advisable to delist the Common Stock from Nasdaq and terminate the registration of any of the Company’s Securities under the Exchange Act; provided that, such delisting and termination will not be effective until the Closing Date. If the Surviving Corporation is or is reasonably likely to be required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the 10 days following the Closing Date, the Company will deliver to Parent at least five Business Days prior to the Closing a substantially final draft of any such annual or quarterly report, and, subject to Parent’s prior review and comment, which comments, if any, the Company shall consider in good faith, the Company will file, or cause to be filed, such annual or quarterly report, as applicable, prior to the Closing.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1 Efforts; Consents and Approvals.
(a) Subject to the terms and conditions of this Agreement and provided that such Party has not then asserted a right to terminate this Agreement under Section 9.1(b), Section 9.1(c) or Section 9.1(d), each of Parent and the Company will, and will cause their respective Subsidiaries and Representatives to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (x) determining all necessary or, in the reasonable judgment of Parent, proper or advisable filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents for consummating the Merger and the other transactions contemplated by this Agreement (including from or to Governmental Authorities or third parties), (y) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (z) obtaining all approvals, consents, registrations, waivers, permits, authorizations, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including any such approvals, consents, registrations, waivers, permits, authorizations, clearances, orders and other confirmations required under the HSR Act and any other applicable Competition Laws or Foreign Investment Laws. Subject to and in furtherance of the foregoing sentence:
(i) The Company will, and will cause the Company Subsidiaries to, contact in writing, any counterparty to a Company Contract or Lease provided on Section 7.1(a)(i) of the Company Disclosure Letter (and any other counterparty to a Company Contract or Lease mutually agreed by Parent and the Company) to provide notice of, or to seek a consent or waiver, as applicable, in respect of the transactions contemplated by this Agreement, and the Company will, and will cause the Company Subsidiaries to, provide such notices and use reasonable best efforts to secure such consents and waivers; provided that neither the Company nor any Company Subsidiary may agree to any payment, obligation or undertaking, or any limitation on any rights of the Company or any Company Subsidiary, or any obligation or limitation of rights of Parent or its Affiliates, in connection with obtaining such consent or waiver without the prior written consent of Parent. Notwithstanding the foregoing, the failure to obtain any such consent or waiver shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX;
(ii) Each of Parent and the Company will (A) make or prepare, or cause to be made or prepared, the documents, forms, filings or submissions required of such Party (or, in the reasonable judgment of Parent, filings that are advisable to be made by such Party) under the HSR Act and any other applicable Competition Laws and Foreign Investment Laws with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable, (B) comply with any request for additional information, documents or other materials (including a “second request” under the HSR Act) received by such Party from the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Authority under any applicable Competition Laws or Foreign Investment Laws with respect to such filings or such transactions as promptly as practicable and advisable, (C) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other applicable Competition Laws and Foreign Investment Laws with respect to any such filing or any such transaction and (D) not extend any waiting period under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws or enter into any Contract with or Order of any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of Parent;
(iii) Parent will, on behalf of Parent and the Company, subject to reasonable consultation with the Company and its Representatives, control and lead all communications and strategy related to any filings, obtaining any necessary (or, in the reasonable judgment of Parent, proper or advisable) approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws. The Company will provide, and will cause its Affiliates to provide, prompt, full and effective support to Parent in all such communications and other discussions or actions to the extent requested by Parent; and
(iv) To the extent not prohibited by applicable Law, each of Parent and the Company will use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement or any other written materials made to or received from any applicable Governmental Authority; provided that materials may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries and (B) as necessary to address reasonable privilege or confidentiality concerns. Each of Parent and the Company will give the other Party reasonable and prompt prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Authority regarding any such filings or any such transaction, and keep the other party informed as to the status of any request, inquiry, objection, charge or other action, by or before any Governmental Authority with respect to the transactions contemplated by this Agreement. The Company will not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without using reasonable best efforts to give Parent prompt prior notice of the meeting or conversation and, unless prohibited by any such Governmental Authority, the opportunity to attend or participate in such meeting or conversation.
(b) Notwithstanding the foregoing provisions of Section 7.1(a) or any other provision of this Agreement to the contrary, nothing in this Agreement will (i) be deemed to require Parent or the Surviving Corporation or any of their respective Affiliates to propose, agree to or take any action, or cause to be done, or assist or cooperate in the doing of anything, that Parent, in its reasonable discretion, determines would result in, or could reasonably be expected to result in, (A) any arrangement, condition, restriction, Contract or Order that is not conditioned on the consummation of the transactions contemplated by this Agreement or (B) the execution, carrying out or termination of Contracts or Orders or submitting to Laws or other legally binding requirements (1) providing for the license, sale, lease, transfer or other disposition of, any Lien on, or holding separate (through the establishment of trust or otherwise) of, any assets, Securities, or rights of Parent or the Company or any of their respective Affiliates, (2) providing for the termination of existing relationships, contractual rights or obligations of Parent or the Company or any of their respective Affiliates, or (3) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Affiliates to conduct their respective businesses (including with respect to market practices and structure) or own any assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their respective Affiliates (each of the preceding (A) or (B), a “Burdensome Condition”), (ii) obligate Parent or the Company to oppose through any Proceeding pursuant to any Competition Laws or Foreign Investment Laws any Restraint or Burdensome Condition or any Person (including any Governmental Authority) seeking to impose any Restraint or any Burdensome Condition, or (iii) limit the right of a Party to terminate this Agreement in accordance with Section 9.1 or require Parent to exercise its right to elect to extend the End Date pursuant to Section 9.1(b)(i). The Company will not, and will cause its Affiliates not to, agree or commit to any Burdensome Condition without the written consent of Parent.
Section 7.2 Employee Matters.
(a) Parent shall, or shall cause the Surviving Corporation to, for a period beginning at the Effective Time and ending on the first anniversary of the Effective Time, provide the Continuing Employees with an annual base salary or base wage rate (as applicable) that is no less favorable than as is provided to such Continuing Employee immediately prior to the Effective Time, except to the extent such Continuing Employee’s employment with the Surviving Corporation, Parent or its Affiliates is terminated before the first anniversary of the Effective Time. Any Continuing Employee who, as of January 1, 2023, (i) is a participant in the Cardiovascular Systems, Inc. Executive Officer Severance Plan, as may be amended from time to time (the “Severance Plan”) and incurs a qualifying termination of employment at any time during the 24 month period immediately following the Effective Time or (ii) is party to a written Contract with the Company or its Subsidiaries that provides for severance obligations and incurs a qualifying termination of employment under the terms of such Contract, shall be eligible to receive severance payments and benefits subject to, and in accordance with, the terms of the Severance Plan or such Contract, as applicable, without duplication of benefits.
(b) To the extent that any Continuing Employee becomes eligible to participate in an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “Parent Benefit Plans”), then, for purposes of determining eligibility to participate and vesting, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries under any similar Benefit Plan prior to the Effective Time; provided, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Parent shall not be required to provide credit for any purpose under any Parent Benefit Plan that is (i) a cash or equity incentive compensation plan, (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan or (iv) a Parent Benefit Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.
(c) In addition, subject to applicable Law, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to: (i) waive, or cause to be waived, any pre-existing condition limitations and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees (and their eligible dependents) under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, except to the extent that such pre-existing condition limitations and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Effective Time, and (ii) solely with respect to any medical plan, provide each Continuing Employee with credit for any deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time, in each case, to the extent such deductibles would have been satisfied under the comparable Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.
(d) The Company shall terminate, or terminate participation in, as applicable, effective as of immediately prior to the Closing, any Benefit Plan that constitutes a 401(k) plan, if requested by Parent in writing at least five Business Days prior to the Closing. If any such termination requires approval of the Board of Directors of the Company so as to effect such termination, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Board of Directors of the Company has validly adopted resolutions to terminate, or terminate participation in, as applicable, and make any necessary amendments to, such Benefit Plan pursuant to this Section 7.2(d) (the form and substance of which resolutions and any necessary amendments shall be subject to advance review and approval of Parent).
(e) The Parties acknowledge and agree that all provisions contained in this Section 7.2 are included for the sole benefit of the Parties, and that nothing in this Section 7.2, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company or any Company Subsidiary, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Benefit Plan or Parent Benefit Plan, or (iii) shall limit the right of Parent or its Affiliates (including, after the Closing, the Surviving Corporation) to amend, terminate or otherwise modify any Benefit Plan or Parent Benefit Plan.
Section 7.3 Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such fees and expenses.
Section 7.4 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation will (i)(A) indemnify and hold harmless against any costs or expenses (including reasonable attorneys’ fees), and any judgments, fines, losses, claims, damages, penalties, amounts, or liabilities incurred or paid in connection with any threatened, pending or completed investigation, claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was (1) a director or officer of the Company or any Company Subsidiary prior to the Effective Time, or (2) an employee of the Company or any Company Subsidiary and who the Company or any Company Subsidiary had a written obligation to indemnify as of January 1, 2023 (the preceding (1) and (2) collectively, the “Indemnified Persons”) and arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby), (B) exculpate and release from any liability each Indemnified Person, and (C) provide the advancement of expenses to each Indemnified Person, in each case of the preceding clauses (A) and (B) and this clause (C), to the same extent such Indemnified Persons are so indemnified and held harmless, or exculpated and released, or have the right to advancement of expenses as of the date of this Agreement pursuant to the Company’s or Company Subsidiary’s, as applicable, Constituent Documents and indemnification contracts, in existence on January 1, 2023 with the Indemnified Persons as set forth in Section 4.20(a)(xvii) of the Company Disclosure Letter and (ii) maintain for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) covering each Insured Person, providing for at least the same coverage and amounts as, and containing terms and conditions which are no less favorable to the insured than, such current D&O Insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time, including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event will the Surviving Corporation be required to expend for any one coverage year more than 250 percent of the current annual premium expended by the Company and the Company Subsidiaries as set forth in Section 7.4(a) of the Company Disclosure Letter to maintain or procure such D&O Insurance (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual

Premium, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In lieu of the foregoing insurance coverage, Parent may direct the Company or the Surviving Corporation to purchase, at Parent’s expense, “tail” insurance coverage, at a cost no greater than the Maximum Annual Premium, that provides coverage no less favorable than the coverage described above.
(b) Parent and Merger Sub agree that the rights of each Indemnified Person hereunder will be in addition to, and not in limitation or substitution of, any other rights such Indemnified Person may have under the Constituent Documents of the Company or any Company Subsidiary or the Surviving Corporation, any other indemnification contract, the DGCL or otherwise. Nothing in this Agreement, including this Section 7.4 is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or the Indemnified Persons, it being understood and agreed that the indemnification provided for in this Section 7.4 is not prior to, or in limitation of or substitution for, any such claims under any such policies.
(c) The provisions of this Section 7.4 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons and his or her heirs, executors, administrators and personal representatives, each of whom will be third party beneficiaries of this Section 7.4. In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys 50 percent or more of its properties and assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in either such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will expressly assume, and comply with, the obligations set forth in this Section 7.4.
Section 7.5 Public Announcements. Parent and the Company agree that no public release or announcement concerning this Agreement, the Merger or the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as such public release or announcement may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the Party required to make the public release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such public release or announcement in advance of such issuance (including by providing the contents of such public release or announcement), it being understood that the final form and content of any such public release or announcement, to the extent required, shall be at the final discretion of the disclosing Party or (b) for such public release or announcement that relates to any dispute among the Parties or their Affiliates regarding this Agreement, the Merger or the transactions contemplated hereby or any Change in Recommendation pursuant to Section 6.5, except that in the case of a public release or announcement relating to such Change in Recommendation, the Company shall provide Parent reasonable time to review such public release or announcement in advance of such issuance. Notwithstanding the foregoing, this Section 7.5 will not apply to any public release or announcement made by the Company or Parent the text of which has been previously reviewed and consented to in writing in accordance with this Section 7.5. The Company and Parent agree that any press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of, Parent and the Company.
Section 7.6 Notice of Certain Events. The Company will promptly notify Parent in writing, and Parent will promptly notify the Company in writing, as applicable, after receiving or becoming aware of (a) any written notice or other communication from any Person alleging that the consent or waiver of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, as the case may be (and the response thereto from Parent or the Company, as the case may be), (b) the occurrence, or non-occurrence, of any event which could be reasonably likely to cause (i) any representation or warranty of the notifying Party contained in this Agreement to be untrue or inaccurate, except as would not and would not reasonably be expected to be, individually or in the aggregate, material to the notifying Party and the Party’s Subsidiaries, taken as a whole or (ii) any condition set forth Section 8.2 (in the case of the Company as the notifying Party) or

Section 8.3 (in the case of Parent as the notifying Party) to not be met and (c) any Proceeding commenced or, to its knowledge, threatened against, relating to or otherwise involving Parent or any of the Subsidiaries of Parent (if Parent is the notifying Party) or the Company or any Company Subsidiary (if the Company is the notifying Party) that relates to the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 7.6 will not (i) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (ii) limit or otherwise affect the rights or remedies of Parent or the Company, (iii) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or the Company’s reliance on the representations, warranties, covenants, and agreements made by Parent and Merger Sub in this Agreement or (iv) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company, Parent, or Merger Sub. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX solely if such failure was due to a Party’s failure to recognize that the underlying event required notice hereunder and such Party acted promptly to cure such failure upon awareness of such failure.
Section 7.7 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement will give either Party, directly or indirectly, the right to control, direct or influence the other Party’s operations prior to the Effective Time, and (b) prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver (if permissible under applicable Law) on or prior to the Effective Time of the following conditions:
(a) the Company must have obtained the Stockholder Approval;
(b) the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by this Agreement (or any extension thereof including the expiration or termination of any timing agreement entered into with any Governmental Authority) must have expired or been terminated and all consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Authority pursuant to any other applicable Competition Law or Foreign Investment Law in connection with the consummation of the Merger and the transactions contemplated by this Agreement that are set forth in Section 4.5(b) of the Company Disclosure Letter or otherwise reasonably determined by Parent to be applicable to the Merger and the other transactions contemplated by this Agreement must have been obtained and made and must be in full force and effect, in each case without the imposition of any Burdensome Condition or any requirement to agree to any terms, conditions, liabilities, obligations or commitments that, individually or in the aggregate, with any other terms, conditions, liabilities, obligations or commitments under any Competition Law or Foreign Investment Law, constitute a Burdensome Condition (except, in each case, as may be consented to in writing by Parent in its sole and absolute discretion); and
(c) no Laws (whether temporary, preliminary or permanent) must have been enacted, enforced, entered, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order must have been issued by a court or other Governmental Authority and remain in effect, having the effect of restraining, enjoining, making illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement (such Laws and Orders, collectively, “Restraints”).
Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law), by Parent, at or prior to the Effective Time of the following additional conditions:
(a) (i) each of the representations and warranties of the Company set forth in the first sentence of Section 4.1 and in Section 4.4, Section 4.5(a)(i), Section 4.6, Section 4.10(b), Section 4.28, and Section 4.29 (collectively, the “Fundamental Representations”) must be true and correct in all material respects (except for the representation and warranty in Section 4.10(b), which must be true and correct in all respects) as of the date of this Agreement and as of immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date), (ii) each of the representations and warranties of the Company set forth in Section 4.3 (the “Capitalization Representations”) must be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct in all respects (other than de minimis inaccuracies) as of such other date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification, must be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time as though made on and as of such time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct as so made had not had and would not reasonably be expected to have a Material Adverse Effect;
(b) the Company must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time;
(c) there must not be pending or threatened in writing any Proceeding with respect to which any Governmental Authority is or has threatened in writing to become a party (i) seeking to restrain or prohibit the consummation of the Merger, or seeking to obtain from the Company, Parent, Merger Sub or any other Affiliate of Parent any damages that are material in relation to the Company and the Company Subsidiaries, taken as a whole, (ii) seeking to impose any Burdensome Condition, or (iii) otherwise inquiring into the compliance of the Merger with applicable Competition Laws or Foreign Investment Laws; provided, that the Parties acknowledge and agree that a Party’s receipt of a Specified FTC Letter shall not constitute a pending or threatened Proceeding for purposes of this Section 8.2(c);
(d) no Material Adverse Effect must have occurred and no Changes must have occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(e) Parent must have received a certificate of the chief executive officer or the chief financial officer of the Company certifying the matters set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(d).
Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law), by the Company, at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of Parent set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “material adverse effect” or similar qualification, must be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time as though made on and as of such time (except to the extent in either case that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be trust and correct as of such other date), except where the failure of such representations and warranties to be true and correct as so made would not prevent or materially impair or materially delay the ability of Merger Sub to consummate the Merger or Parent to pay the Merger Consideration and amounts payable to holders of Company Equity Awards;
(b) each of Parent and Merger Sub must have performed or complied in all material respects with all covenants, obligations and agreements required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time; and
(c) the Company must have received a certificate of a duly authorized officer of Parent certifying the matters set forth in Section 8.3(a) and Section 8.3(b).

ARTICLE IX
TERMINATION
Section 9.1 Termination. Subject to Section 9.2, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
(a) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, if:
(i) the Merger has not been consummated by November 8, 2023 (the “End Date”), whether the End Date is before or after the date of the Stockholder Approval; provided that if, as of the date 10 Business Days prior to the End Date, all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than (A) the condition set forth in Section 8.1(b), (B) the condition set forth in Section 8.1(c) as it relates to a Restraint which is, or is imposed pursuant to, a Competition Law or Foreign Investment Law, or (C) those conditions that by their nature are to be satisfied at the Effective Time), Parent, in its sole and unlimited discretion for any reason or no reason at all, has the right, but not the obligation, by delivery of written notice to the Company, to elect to extend the then-applicable End Date to a date 90 days after the then-applicable End Date (with all references in this Agreement to the End Date thereafter being deemed to be references to the End Date as so extended), with Parent entitled to a total of three such extensions so that the initial End Date will not in any event be extended more than 270 days in the aggregate; provided that Parent’s declining to so extend the End Date as permitted under this Section 9.1(b)(i) shall not be deemed a violation of any covenant, obligation or agreement of Parent under this Agreement or otherwise; provided further that the right of termination pursuant to this Section 9.1(b)(i) shall not be available to any Party that has materially breached its representations, warranties, covenants, obligations or agreements under this Agreement and such breach was the primary cause for the failure of the Merger to be consummated by the End Date;
(ii) any Restraint on the consummation of the Merger or making the Merger illegal is in effect and has become final and non-appealable; or
(iii) the Stockholder Approval is not obtained upon a vote taken on the adoption of this Agreement at the Stockholders Meeting or any recess, adjournment or postponement thereof;
(c) by Parent, if:
(i) the Company has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representations or warranties have become inaccurate after the date of this Agreement, and such breach, failure or inaccuracy would result in a failure of any condition set forth in Section 8.2(a) or Section 8.2(b) and such breach, failure or inaccuracy is incapable of being cured by the Company or, if capable of being cured, is not cured prior to the earlier of (A) 30 days after the date written notice thereof is given by Parent to the Company and (B) the fifth Business Day prior to the End Date;
(ii) (A) the Board of Directors of the Company has effected a Change in Recommendation or (B) the Company (including the Board of Directors of the Company), any Company Subsidiary or any Representative of the Company has materially breached Section 6.3(b) or Section 6.5; or
(iii) on or after the date of this Agreement, a Material Adverse Effect has occurred;
(d) by the Company, if:
(i) Parent or Merger Sub has breached or failed to perform or comply with any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty has become inaccurate after the date of this Agreement, and such breach, failure or inaccuracy would result in a failure of any condition set forth in Section 8.3(a) or Section 8.3(b) and such breach, failure or inaccuracy is incapable of being cured by Parent or Merger Sub or, if capable of being cured, is not cured prior to the earlier of (i) 30 days after the date written notice thereof is given by the Company to Parent and (ii) the fifth Business Day prior to the End Date; or

(ii) at any time prior to obtaining the Stockholder Approval, the Company has effected a Change in Recommendation in response to a Superior Proposal in order for the Company to concurrently enter into a definitive agreement to consummate such Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.5(d) and Section 6.5(e), provided, however, that immediately prior to or simultaneously with such termination, and as a condition to the effectiveness of such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 9.3(a)(iii).
Section 9.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1, the obligations of the Parties under this Agreement will terminate and there will be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of this Section 9.2, Section 9.3, Section 9.4 and Article X, each of which will remain in full force and effect; provided that no Party will be relieved or released from any liability or damages arising or resulting from any fraud. Without limiting the generality of the foregoing, (i) the Company acknowledges and agrees that the payment of the Company Termination Fee pursuant to Section 9.3 will not preclude Parent in the case of any fraud from seeking any additional damages or other remedies available at Law or in equity from any Person on account of such fraud and (ii) Parent acknowledges and agrees that the payment of the Parent Termination Fee pursuant to Section 9.4 will not preclude the Company in the case of any fraud from seeking any additional damages or other remedies available at Law or in equity from any Person on account of such fraud.
Section 9.3 Company Termination Fee.
(a) The Company will pay to Parent, by wire transfer of cash in immediately available funds, $26,500,000 (the “Company Termination Fee”) if this Agreement is terminated under the following circumstances:
(i) if (A) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 9.1(b)(i), (2) by either Parent or the Company pursuant to Section 9.1(b)(iii) or (3) by Parent pursuant to Section 9.1(c)(i), and prior to or as of such termination described in the foregoing clause (1) through (3), (x) an Acquisition Proposal has been publicly announced or disclosed or has otherwise become publicly known or, solely in the cases of clauses (A)(1) and (A)(2), a non-public Acquisition Proposal has been made to the Board of Directors of the Company or (y) any Person has publicly announced, disclosed or communicated an intention to make, whether or not conditionally, an Acquisition Proposal or, solely in the cases of clauses (A)(1) and (A)(2), privately disclosed or communicated to the Board of Directors of the Company an intention to make, whether or not conditionally, an Acquisition Proposal which, in case of either of the foregoing clause (x) or (y), has not been withdrawn (publicly, if public) at the time of such termination, in the case of a termination pursuant to Section 9.1(b)(i) or Section 9.1(c)(i) or, on the date that is three Business Days before Stockholders Meeting, in the case of a termination pursuant to Section 9.1(b)(iii), and (B) within twelve months after the date of such termination pursuant to Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(c)(i), (1) the Board of Directors of the Company recommends that stockholders vote in favor of, or tender their shares into, any Acquisition Proposal (including any Acquisition Proposal made after the date of termination of this Agreement) or (2) the Company (x) enters into a definitive agreement with respect to any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement), or (y) consummates the transaction contemplated by any Acquisition Proposal (including any Acquisition Proposal made after the date of termination of this Agreement), then in case of the foregoing clauses (A) and (B), the Company will pay the Company Termination Fee concurrently with the earliest to occur of such recommendation, such entry into such definitive agreement or such consummation of such transaction; provided that, for purposes of this Section 9.3(a)(i), all references to 15 percent included in the definition of the term “Acquisition Proposal” will be deemed to refer to 50 percent; provided further, that Section 9.3(a)(i)(A) will not apply to any Acquisition Proposal which was made in writing to the Board of Directors of the Company prior to the date of this Agreement and for which there has been no subsequent announcement, disclosure or communication renewing such Acquisition Proposal after the date of this Agreement.

(ii) if this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii), then the Company will pay the Company Termination Fee by the second Business Day following the date of such termination;
(iii) if this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then the Company will pay the Company Termination Fee immediately prior to or simultaneously with, and as a condition to the effectiveness of, such termination; or
(iv) if this Agreement is terminated by the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and, at the time of such termination, Parent is entitled to terminate this Agreement pursuant to Section 9.1(c)(ii), then the Company will pay the Company Termination Fee by the second Business Day following the date of such termination.
(b) Each of the Parties acknowledges that any amounts payable by the Company to Parent pursuant to this Section 9.3 are not a penalty, but rather, subject to Section 9.2, constitutes liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while proposing and negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
(c) The Company acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the transaction contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, Parent commences any Proceeding that results in a judgment against the Company for such amounts, the Company will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate as published by Bloomberg in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with such Proceeding.
Section 9.4 Parent Termination Fee.
(a) Parent will pay to the Company, by wire transfer of cash in immediately available funds, $26,500,000 (the “Parent Termination Fee”), no later than two Business Days after the date of termination of this Agreement, if:
(i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) solely as a result of the failure to satisfy or waive by the time of such termination either (1) the condition set forth in Section 8.1(b) (if such failure arises solely from applicable Competition Laws), (2) the condition set forth in Section 8.1(c) (if such failure arises solely from a Restraint which is, or is imposed pursuant to, an applicable Competition Law) or (3) the condition set forth in Section 8.2(c) (if such failure arises solely from a Proceeding pursuant to an applicable Competition Law), or (B) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(ii) solely as a result of a Restraint which is, or is imposed pursuant, to an applicable Competition Law, and
(ii) in either case of the foregoing clauses (i)(A) or (i)(B), all other conditions set forth in Article VIII are satisfied or waived as of the time of such termination (other than those conditions that by their nature are to be satisfied at the Effective Time, but which conditions would be satisfied if the Effective Time were to occur at the time of such termination).
(b) Each of the Parties acknowledges that any amounts payable by Parent to the Company pursuant to this Section 9.4 are not a penalty, but rather, subject to Section 9.2, constitute liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while proposing and negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
(c) Parent acknowledges and agrees that the agreements contained in this Section 9.4 are an integral part of the transaction contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails promptly to pay any amounts due under this Section 9.4 and, in order to obtain such payment, the Company commences any Proceeding that results in a judgment against Parent for such amounts, Parent will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate as published by Bloomberg in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with such Proceeding.
ARTICLE X
GENERAL PROVISIONS
Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.
Section 10.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt by or on behalf of the addressee, (b) on the third Business Day following the date of dispatch if delivered by a recognized international express courier service or (c) when sent by email, with no “bounceback” or notice of non-delivery generated to sender, if sent before 6:00 p.m. addressee’s local time on a Business Day, or on the next Business Day if sent after 6:00 p.m. addressee’s local time (or, the first Business Day following such sending if the sending date is not a Business Day). All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Parent or Merger Sub, to:

Abbott Laboratories
100 Abbott Park Road, D-364
Abbott Park, IL 60064-3500
Attention: Executive Vice President, General Counsel and Secretary
Email: *****

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
300 E Randolph St, Suite 5000
Chicago, IL 60601
Attention: Olivia Tyrrell; Derek Liu; Piotr Korzynski
Email: *****

If to the Company, to:

Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
Saint Paul, MN 55112
Attention: Scott Ward and Alexander Rosenstein
Email: *****

with a copy (which will not constitute notice) to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402-1498
Attention: Robert Rosenbaum and Jonathan Van Horn
Email: *****

Section 10.3 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to their subject matter. The Parties have not made any other agreements or binding statements, oral or otherwise, express or implied, pertaining to this Agreement (including the Exhibits and the Company Disclosure Letter) and the Confidentiality Agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever; provided that from and after the Effective Time, (a) the obligations set forth in Section 7.4 may be enforced by the Indemnified Persons and (b) subject to the terms and conditions in Article II and Article III, the right of the Company’s stockholders to receive the Merger Consideration or payment under Section 2.7 may be enforced by such stockholders. Parent’s obligations under the Confidentiality Agreement will terminate as of the Closing.
Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law (including as a matter of public policy), all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void; provided that prior to the Effective Time, Parent may assign and transfer the Securities of Merger Sub held by Parent to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 10.6 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption and approval of this Agreement by the stockholders of the Company or by the sole stockholder of Merger Sub, but after such adoption and approval, no amendment will be made which by Law or in accordance with the rules of Nasdaq requires further adoption or approval by any such stockholders without such further adoption and approval, as applicable. In any event, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 10.7 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may to the extent legally permitted (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. No extension or waiver will be made which by Law or in accordance with the rules of Nasdaq requires further approval by the stockholders of the Company without such further approval. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.
Section 10.8 Governing Law and Venue: Waiver of Jury Trial.
(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action, suit or proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Law will be valid and sufficient service. The Parties agree that a final judgment in any such action, suit or proceeding will be conclusive and maybe enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing will restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.8(c).
(d) The provisions of this Section 10.8 are not intended and will not be deemed to constitute a submission by Parent to the jurisdiction of any United States federal or state court or any other United States Governmental Authority, other than solely for purposes of any Proceeding initiated by the Company or any express third party beneficiary as provided in Section 10.3 arising out of or relating to this Agreement and the transactions contemplated hereby as provided in this Section 10.8.
Section 10.9 Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 10.8, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.
Section 10.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument. This Agreement will become effective when each Party has received counterparts executed and delivered by the other Parties. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and Adobe Sign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.
[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.
ABBOTT LABORATORIES
By:	/s/ Robert E. Funck, Jr.
Name:	Robert E. Funck, Jr.
Title:	Executive Vice President, Finance and Chief Financial Officer

COBRA ACQUISITION CO.
By:	/s/ Robert E. Funck, Jr.
Name:	Robert E. Funck, Jr.
Title:	President

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Scott Ward
Name:	Scott Ward
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B

February 8, 2023
The Board of Directors
Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
Saint Paul, MN 55112
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Cardiovascular Systems, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Abbott Laboratories (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of February 8, 2023 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Cobra Acquisition Co. (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than Excluded Shares and Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive consideration of $20 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
B-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC
B-2

Annex C
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
Sec. 262. Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to Sec. 251 (other than a merger effected pursuant to Sec. 251(g) of this title), Sec. 252, Sec. 254, Sec. 255, Sec. 256, Sec. 257, Sec. 258, Sec. 263, Sec. 264 or Sec. 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of Sec. 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to Sec. 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to Sec. 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in Sec. 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to Sec. 251, Sec. 252, Sec. 254, Sec. 255, Sec. 256, Sec. 257, Sec. 258, Sec. 263, Sec. 264 or Sec. 266 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 or Sec. 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to Sec. 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with Sec. 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of Sec. 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, Sec. 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation or conversion was approved pursuant to Sec. 228, Sec. 251(h), Sec. 253, or Sec. 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of Sec. 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and Sec. 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to Sec. 251(h) of this title, within the later of the consummation of the offer contemplated by Sec. 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to Sec. 251(h) of this title, later than the later of the consummation of the offer contemplated by Sec. 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)
Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to Sec. 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in Sec. 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in Sec. 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to Sec. 253 or Sec. 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

CARDIOVASCULAR SYSTEMS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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V05195-S63072

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CARDIOVASCULAR SYSTEMS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V05196-S63072

CARDIOVASCULAR SYSTEMS, INC.
Special Meeting of Stockholders
April 27, 2023 at 12:00 P.M. Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Scott R. Ward and Jeffrey S. Points, and each of them individually, as attorneys-in-fact and proxies of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorize(s) them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Special Meeting of Stockholders, and any postponement or adjournment thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side. The undersigned stockholder hereby revokes any proxy or proxies heretofore given. The Special Meeting of Stockholders will be held on April 27, 2023, at 12:00 P.M., Central Time, via Webcast at www.virtualshareholdermeeting.com/CSII2023SM.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side